Exhibit (a)(1)(A)
Offer to Purchase for Cash
by
Good Falkirk (MI) Limited,
an indirect wholly-owned subsidiary of Taylor Maritime Investments Limited, of
all of the issued ordinary shares, other than shares held by
Good Falkirk (MI) Limited and shares held in treasury,
in the capital of
GRINDROD SHIPPING HOLDINGS LTD.
at
$21.00 Per share
to be paid in conjunction with a Special Dividend from such Company of $5.00 per share representing an aggregate Transaction Value to Company shareholders of $26.00 per share
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK TIME ON
NOVEMBER 28, 2022, UNLESS THE OFFER IS EXTENDED.
Good Falkirk (MI) Limited (“Offeror”), a Republic of Marshall Islands company and indirect wholly owned subsidiary of Taylor Maritime Investments Limited, a Guernsey company limited by shares with a listing on the premium segment of the Official List of the London Stock Exchange (“TMI”), is offering to purchase all of the issued ordinary shares (the “Shares”), other than Shares held by Offeror and Shares held in treasury, in the capital of Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”), at a price of $21.00 per Share (the “Offer Price”), payable to the holder thereof in cash, without interest thereon, to be paid in conjunction with a special dividend from the Company of $5.00 per Share (the “Special Dividend”), representing an aggregate transaction value to Company shareholders of $26.00 per Share (the “Transaction Value”), less any required withholding tax, all upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, as they may be amended from time to time (the “Offer”).
The Offer is being made pursuant to the Implementation Agreement. There is no financing condition to the Offer. However, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 2 through 10 of this Offer to Purchase. You should read this entire Offer to Purchase carefully before deciding whether to accept and tender in the Offer.
On August 26, 2022, the last full trading day before the public announcement of the Offer, the closing price of the Company’s Shares reported on the Nasdaq Global Select Market (“NASDAQ”) was $20.50 per Share and ZAR331.03 on the Main Board of the Johannesburg Stock Exchange (the “JSE”). On October 27, 2022, the last full trading day before the commencement of the Offer, the closing price of the Company’s Shares reported on the NASDAQ was $25.88 per Share and ZAR462.00 on the JSE. You should obtain a recent quotation for your Shares and seek independent financial advice prior to deciding whether or not to accept and tender in the Offer.
If you are in doubt about this offer you should consult your stockbroker, bank manager, solicitor or other professional advisor.
The Offer under this Offer to Purchase is part of a single offer that is being made on the same terms in the United States, Singapore, South Africa and other jurisdictions where the Offer may be legally extended. The Offer is being made in accordance with Regulations 14D and 14E under the U.S. Securities Exchange Act of 1934 and the Singapore Code on Take-overs and Mergers (the “Singapore Code”), subject to certain exemptions granted by the U.S. Securities and Exchange Commission (the “SEC”) and the Securities Industry Council of Singapore (the “SIC”).
None of the SEC, the SIC or any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
Questions and requests for assistance with regard to the Offer may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

IMPORTANT
If you wish to accept and tender in the Offer with respect to all or any portion of your Shares before the Offer expires, you should follow the instructions below:
•	If you are a record holder of Shares (i.e., a share certificate representing Shares has been issued to you or you hold Shares directly in your name) you must:
○
complete and sign the enclosed Letter of Transmittal to Tender Shares (the “Letter of Transmittal”) in accordance with its instructions and deliver it, with any required signature guarantees and the documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (the “Depositary”) at one of the addresses set forth on the back cover page of this Offer to Purchase, or

○	follow the procedures for book-entry transfer set forth in “THE OFFER – Section 3. Tender Procedures.” of this Offer to Purchase.
These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in “THE OFFER – Section 3. Tender Procedures.” of this Offer to Purchase.
•
If you hold your Shares listed on NASDAQ through a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), bank or other nominee, contact your broker, dealer, trust company, DTCP, bank or other nominee and give instructions for your Shares to be tendered. Please note that the relevant intermediary may set an earlier deadline for communication by Company shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a broker, dealer, trust company, DTCP, bank or other nominee, you should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer to Purchase. See “THE OFFER – Section 3. Tender Procedures.”

•
If you hold your Shares listed on the JSE through a Central Securities Depository Participant (“CSDP”), broker or other agent, contact your CSDP, broker or other agent and give instructions for your Shares to be tendered. Please note that the relevant intermediary may set an earlier deadline for communication by Company shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a CSDP, broker or other agent, you should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer to Purchase. See “THE OFFER – Section 3. Tender Procedures.”

i

SUMMARY TERM SHEET
This summary term sheet highlights important information contained in this Offer to Purchase (as it may be amended and supplemented from time to time), but it is intended to be an overview only and may not contain all the information that is important to you. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, all references to “we,” “our” and “us” refer to Good Falkirk (MI) Limited, the Offeror; all references to “U.S.” or “United States” refer to the United States of America, its territories, possessions and all areas subject to its jurisdiction; all references to “South Africa” refer to the Republic of South Africa; all references to “$” or “USD” refer to U.S. dollars and to “ZAR” refer to South African Rand; and a “Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable law to close.
What securities are we offering to purchase?
•
We are offering to purchase all of the issued ordinary shares in the capital of Grindrod Shipping Holdings Ltd., a Singapore public company, other than Shares held by us and Shares held by the Company in treasury. The Shares are listed on NASDAQ under the symbol “GRIN” and secondarily listed on the Main Board of the JSE in South Africa under the symbol “GSH”. See “INTRODUCTION” and “THE OFFER – Section 1. Terms of the Offer.”

Who is offering to purchase your Shares?
•
The Offer is being made by Good Falkirk (MI) Limited, a Republic of Marshall Islands company and indirect wholly owned subsidiary of Taylor Maritime Investments Limited, a Guernsey company limited by shares with a listing on the premium segment of the Official List of the London Stock Exchange. See “THE OFFER – Section 9. Certain Information Concerning Offeror and TMI.”

What price are we offering to pay for your Shares and what is the form of payment?
•
We are offering to pay, in consideration for each Share, an amount equal to $21.00 per Share, in cash, without interest and less any applicable withholding taxes, to be paid in conjunction with a Special Dividend, payable by the Company, of $5.00 per Share, representing an aggregate Transaction Value to Company shareholders of $26.00 per Share. If you tender your Shares into the Offer, you will receive such amount per Share, on the terms and subject to the conditions and restrictions contained in this Offer to Purchase and the related Letter of Transmittal.

•
This Transaction Value represents a 26.8% premium to the last traded price per Share of $20.50 as quoted on NASDAQ on August 26, 2022, which was the last full trading day before Offeror, TMI and the Company publicly announced their entry into a letter of intent with respect to the Offer. It represents a premium of (i) 36.8% to the volume-weighted average price (“VWAP”) for the 30-day period prior to such announcement date, (ii) 30.8% to the VWAP for the 60-day period prior to such date, (iii) 14.7% to the VWAP for the 90-day period prior to such date, and (iv) 19.4% to the VWAP for the 180-day period prior to such date.

•
South African exchange control permissions were granted to the Company in respect of the listing of the Company, outside of South Africa, on NASDAQ and a further approval was received by the Company from the South African Reserve Bank in respect of such exchange control permissions in the context of the Offer. In accordance with such approval, Company shareholders holding their Shares on the JSE will receive the Offer Price of $21.00 per Share, and the Special Dividend of $5.00 per Share, in the equivalent amount of South African Rand.

○
The Offer Price of $21.00 per Share will be converted into South Africa Rand at 9:00 a.m. London time (the “Relevant Time”) on the South African Business Day following the date upon which the expiration time of the Offer occurs (the “Relevant Date”) by applying the BFIX Fix Bid Rate at the Relevant Time. The BFIX Fix Bid Rate shall be the USD-ZAR Bloomberg FX Fixing data published by Bloomberg at the Relevant Time on the Relevant Date (as reasonably adjusted for any liquidity premium necessary to enable the achievability of the conversion of US$ into ZAR on the Relevant Date).

○
Based on information provided to us by the Company, we expect that the Special Dividend of $5.00 per Share due to Company shareholders will be converted into South African Rand on the date that is three South African Business Days prior to the record date for the Special Dividend, set by the Company as November 25, 2022 (such record date, the “Dividend Record Date”). “South African Business Day” means any day other than a Saturday, Sunday or other day on which the JSE is closed. We expect that the USD-ZAR exchange rate for such conversion will be announced, on such date, by the Company via the Stock Exchange News Service (SENS) electronic platform of the JSE.

See “INTRODUCTION” and “THE OFFER – Section 1. Terms of the Offer”’; “THE OFFER – Section 3. Tender Procedures — Settlement of the Consideration”; “THE OFFER – Section 7. Price Range of Shares; Dividends.”
Will I need to pay any fees or commissions?
•
If you are the record holder of your Shares (i.e., a share certificate representing Shares has been issued to you or you hold Shares directly in your name) and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions, or similar expenses.

•
If you own or hold your Shares through a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank or other nominee, and such intermediary accepts the Offer on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, trust company, DTCP, CSDP, bank or nominee.

See “INTRODUCTION” and “THE OFFER – Section 14. Fees and Expenses.”
Why are we making the Offer?
•
The Offer represents the logical next move to consolidate our existing circa 26% minority stake in the Company into a positive controlling stake, creating a significant player and owner of mid-sized dry-bulk ships benefiting from a larger commercial footprint in the market and from economies of scale achievable in the management of a larger fleet of vessels. See “SPECIAL FACTORS – Section 2. Purpose and Reasons for the Offer; Plans for the Company after the Offer.”

Is there an agreement governing the Offer?
•
Yes, TMI, Offeror and the Company have entered into a Transaction Implementation Agreement, dated as of October 11, 2022 (as the same may be amended, the “Implementation Agreement”). The Implementation Agreement provides, among other things, for the terms and conditions of the Offer. See “THE OFFER – Section 12. The Implementation Agreement; the Other Agreements.”

How long do I have to tender my Shares into the Offer?
•	The Offer is scheduled to expire on November 28, 2022 at 11:59 p.m., New York time unless we extend the Offer.
•	If, as of the expiration time, all Offer conditions have been satisfied, we shall irrevocably accept for payment all Shares that have been validly tendered and not withdrawn.
•
Immediately following such acceptance time, we will provide for a subsequent offering period during which Company shareholders who have not previously validly tendered their Shares may do so. The subsequent offering period will last at least fifteen (15) Business Days. No withdrawal rights shall apply during the subsequent offering period.

See “INTRODUCTION” and “THE OFFER – Section 1. Terms of the Offer”; “THE OFFER – Section 2. Acceptance for Payment and Payment for Shares.”

Can the Offer be extended and under what circumstances can or will the Offer be extended?
•
We may extend the Offer beyond the initial expiration time, but in no event will we be required to extend the Offer beyond 11:59 p.m. New York time on January 13, 2023. We have agreed in the Implementation Agreement that we will extend the Offer on one or more occasions:

○
for the minimum period required by any rule and regulation of the SEC, the staff thereof, NASDAQ or the JSE, or by the Singapore Code on Take-overs and Mergers, subject to any relevant exemptive and no-action relief from the SEC and any relevant rulings from the SIC set forth in “RULINGS AND RELIEF GRANTED BY THE SEC AND THE SIC”, and

○
if, at the then-scheduled expiration time, any of the Offer conditions has not been satisfied (or, to the extent permitted, waived), in increments of at least 5 and up to 10 Business Days (or such other duration as may be agreed by TMI and the Company) per extension in order to permit the satisfaction (or, to the extent permitted, waiver) of all of the Offer conditions, provided that the Offer shall not be extended beyond December 27, 2022 unless otherwise agreed by TMI and the Company with the prior written consent of the SIC. Each such extension period shall end at 11:59 p.m., New York time, on a Business Day, other than a Business Day that immediately precedes a Business Day on which commercial banks in any of (a) Norway, (b) Singapore or (c) South Africa are authorized or required by applicable law to close.

See “THE OFFER — Section 1. Terms of the Offer”; and “THE OFFER – Section 12. The Implementation Agreement; the Other Agreements — Extension of the Offer.”
How will I be notified if the Offer is extended?
•
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than at the earlier of the opening of NASDAQ or 9:00 a.m., New York time, on the next Business Day after the previously scheduled expiration time. See “THE OFFER – Section 1 Terms of the Offer.”

How many Shares are we seeking in the Offer?
•	We are offering to purchase all of the issued Shares other than shares held by us and shares held by the Company in treasury. See “INTRODUCTION”.
How will we pay for the tendered Shares?
•
The offer consideration consists solely of cash, and we and TMI will finance the acquisition through cash on hand and existing debt facilities. Evercore Asia (Singapore) Pte. Ltd., as financial advisor to us in connection with the Offer, confirms that sufficient financial resources are available to us to satisfy in full all tenders of Shares in cash on the basis of the Offer Price of $21.00 per Share. See “INTRODUCTION” and “THE OFFER – Section 10. Source and Amount of Funds.”

Is the financial condition of Offeror or TMI material or relevant to a decision to tender Shares in the Offer?
No, we do not believe the financial condition of us, TMI or our affiliates is material or relevant to your decision regarding whether to tender Shares in the Offer because:
•	the Offer is being made for all of the Shares, other than Shares held by us and Shares held by the Company in treasury, solely for cash;
•	the consummation of the Offer is not subject to any financing condition; and
•	we have all of the financial resources, including committed debt financing, sufficient to finance the Offer.
See “THE OFFER – Section 10. Source and Amount of Funds.”

What are the conditions to the Offer?
We are not obligated to buy any Shares in our Offer unless certain conditions have been satisfied or waived. The Offer is conditional upon, amongst other things:
•
a minimum number of Shares being tendered, which condition would be satisfied by us owning, as a result of the Offer, more than 50.0% of the Shares carrying voting rights of the Company in issue and the number of Shares that would result from the valid vesting and settlement in full of Company Forfeitable Shares granted pursuant to the Company’s 2018 Forfeitable Share Plan;

•
the Company having taken, on or prior to the time at which all of the Offer conditions are reasonably likely to be satisfied (or, if permitted, waived), the following actions relating to the declaration and payment of the Special Dividend:

○	the Company having remitted sufficient funds to the applicable transfer agents for payment in full of the Special Dividend; and
○
the Company having irrevocably instructed the applicable transfer agents to pay and distribute the funds for the Special Dividend to the holders of record of outstanding Shares as of the dividend record date as soon as possible after the expiration of the Offer; and

•	the other conditions which are set forth in “THE OFFER – Section 11. Conditions of the Offer.” of this Offer to Purchase.
The following conditions of the Offer have been satisfied:
•
the Company’s board of directors (the “Company Board”) has declared the Special Dividend of $5.00 per Share and fixed a record date for it that is prior to the expiration of the Offer (which record date is November 25, 2022);

•
TMI has obtained the approval of an amendment to its investment policy, by a simple majority of 50% plus one vote of every shareholder present and voting in person or by proxy at the TMI shareholder meeting held on October 28, 2022;

•	the South African Competition Commission’s unconditional approval relating to the Offer has been received.
What is the position of the Company’s board of directors with respect to the Offer?
•	At a meeting of the Company Board held on October 9, 2022, the Company Board, except for the recused director Paul Charles Over, unanimously:
○
determined that the Offer, the Implementation Agreement and the transactions contemplated thereby, including the Special Dividend, are fair (both substantively and procedurally) to, advisable and in the best interests of the Company and its shareholders (other than TMI, us and the other affiliates of the Company);

○
approved the execution and delivery by the Company of the Implementation Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the other transactions contemplated by it upon the terms and subject to the conditions set forth therein; and

○
resolved, subject to the terms and conditions set forth in the Implementation Agreement, to recommend that the holders of Shares (other than TMI and us) tender their Shares to us pursuant to the Offer. See “SPECIAL FACTORS – Section 3. Recommendation by the Board of Directors of the Company.”

I hold Shares directly in my name, evidenced by share certificates or a book-entry in my name in the U.S. or South African clearing systems. What is the procedure for tendering my Shares into the Offer?
•	If you are a record holder of Shares (i.e., a share certificate representing Shares has been issued to you or you hold Shares directly in your name) you must:
○
complete and sign the enclosed Letter of Transmittal to Tender Shares in accordance with its instructions and deliver it, with any required signature guarantees and the documents required by the Letter of Transmittal to Computershare Trust Company, N.A. as Depositary, at one of the addresses set forth on the back cover page of this Offer to Purchase,

○	or follow the procedures for book-entry transfer set forth in “THE OFFER – Section 3. Tender Procedures.” of this Offer to Purchase.
These materials must reach the Depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in “THE OFFER – Section 3. Tender Procedures.” of this Offer to Purchase.
I hold Shares listed on NASDAQ and held through an intermediary. What is the procedure for tendering my Shares into the Offer?
•
If you hold your Shares listed on NASDAQ through a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), bank or other nominee, contact your broker, dealer, trust company, DTCP, bank or other nominee and give instructions for your Shares to be tendered. Please note that the relevant intermediary may set an earlier deadline for communication by shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a broker, dealer, trust company, DTCP, bank or other nominee, you should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer. See “THE OFFER – Section 3. Tender Procedures.”

I hold Shares listed on JSE and held through an intermediary. What is the procedure for tendering Shares into the Offer?
•
If you hold your Shares listed on JSE through a Central Securities Depository Participant (“CSDP”), broker or other agent, contact your CSDP, broker or other agent and give instructions for your Shares to be tendered. Please note that the relevant intermediary may set an earlier deadline for communication by shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a CSDP, broker or other agent, you should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer. See “THE OFFER – Section 3. Tender Procedures.”

If I tender my Shares into the Offer, when will I get paid and how much will I get paid?
•
If the conditions to the Offer are satisfied (or to the extent permitted, waived) and we consummate the Offer and accept tendered Shares for payment, we expect to pay for such tendered Shares at the Offer Price of $21.00 per Share as promptly as practicable following the acceptance time, but in any event within three (3) Business Days after the acceptance time.

•
Based on information provided to us by the Company, we expect that the Company will pay the Special Dividend of $5.00 on or around the sixth (6th) South African Business Day after the record date for the Special Dividend.

•
With respect to any Shares that are validly tendered during any subsequent offering period, immediately thereafter, Offeror will irrevocably accept such Shares for payment, and pay for such Shares as promptly as practicable after the acceptance of such Shares, but in any event within three (3) Business Days thereof (in respect of Shares held on NASDAQ) or six (6) South African Business Days thereof (in respect of Shares held on the JSE).

See “THE OFFER – Section 3. Tender Procedures – Settlement of the Consideration.”

Until what time can I withdraw my tendered shares?
•	You may withdraw tendered Shares at any time prior to the initial expiration time of 11:59 p.m. New York time on November 28, 2022.
•
We may extend the expiration of the Offer, and, if we do so, you will be able to continue to tender your Shares and to withdraw such tendered Shares during such extension. However, prior to the new expiration date, the new initial offer period to such date, and your withdrawal rights, will terminate immediately when all conditions to the Offer are satisfied, as further described in “THE OFFER – Section 4. Withdrawal Rights.” and “RULINGS AND RELIEF GRANTED BY THE SEC AND THE SIC.” In the case of any such early termination, we will make an announcement through a press release, a filing on EDGAR and an announcement on the SENS electronic platform of the JSE.

How do I withdraw tendered shares?
•
For tendered Shares to be validly withdrawn, an executed written notice of withdrawal with the required information must be delivered to the Depositary at one of its relevant addresses set forth on the back cover page of this Offer to Purchase while the right to withdraw the tendered Shares is still available. Some additional requirements may apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “THE OFFER – Section 4. Withdrawal Rights.”

What are the recent trading prices for the shares?
•
On August 26, 2022, the last full trading day before the public announcement of the Offer, the closing price of the Shares reported on NASDAQ was $20.50 per Share and ZAR331.03 on the JSE. On October 27, 2022, the last full trading day before the commencement of the Offer, the closing price of the Shares reported on NASDAQ was $25.88 per Share and ZAR462.00 on the JSE. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender Shares into the Offer. See “THE OFFER – Section 7. Price Range of Shares; Dividends.”

Will the Company remain a listed company after the completion of this Offer?
•
Depending upon the number of Shares purchased by us pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ or the JSE for continued listing and may be delisted from NASDAQ or the JSE.

•
In addition, following the consummation of the Offer, if NASDAQ or the JSE, or both, do not initiate delisting procedures on their own, we may decide to cause the Company to voluntarily delist the Shares from NASDAQ or the Main Board of the JSE, or both, depending upon the number of Shares purchased by us pursuant to the Offer and the number of residual holders of the Shares and subject to satisfying applicable regulatory requirements and obtaining necessary approvals at the time.

•
Delisting of the Shares from NASDAQ would significantly reduce the liquidity and marketability of the Shares. Delisting of the Shares from the JSE would significantly reduce the liquidity and marketability of the Shares held on the South African register.

•
Delisting of the Shares from NASDAQ would result in distributions on the Shares no longer being eligible to be treated as “qualified dividend income” that is taxable to certain non-corporate U.S. Holders (as defined in “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer”) of the Shares at the preferential U.S. federal income tax rates applicable to long-term capital gain. Additional U.S. federal income tax consequences may apply if the Shares are delisted from NASDAQ, and would apply if the Shares are delisted from both NASDAQ and JSE, including that: (i) U.S. Holders of the Shares would not be permitted to make a “mark-to-market” election with respect to the Shares in the event that the Company were to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes and (ii) the eligibility of the Company for the exemption from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “IRS Code”) would be determined, in whole or in part, by reference to the status of TMI, which would be outside of the Company’s control.

See “THE OFFER – Section 5. Effect of the Offer on the Market for the Shares; Nasdaq and JSE Listings; Exchange Act Registration; and Margin Regulations”; and “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer”.
Will the Offer be followed by a merger or compulsory acquisition if all the Shares of the Company are not tendered in the Offer? If I do not tender my shares but the Offer is completed and followed by a compulsory acquisition, what will happen to my Shares?
•
If we acquire not less than 90% of the total issued shares of the Company (other than those already held by us, our related corporations (as defined in the Companies Act 1967 of Singapore (the “Companies Act”)) or the respective nominees of us or our related corporations, as at the date of the Offer and which, for the avoidance of doubt, excludes any Shares held by the Company in treasury) (the “Compulsory Acquisition Threshold”), then, within four months after the date of the Offer, we will be entitled to exercise rights under Section 215(1) of the Companies Act to compulsorily acquire all the Shares of Company shareholders who have not tendered into the Offer, at the Offer Price.

•	Under the terms of the Implementation Agreement, we are required to exercise such compulsory acquisition rights in circumstances where the Compulsory Acquisition Threshold is reached.
•
Upon completion of such compulsory acquisition, we would own all of the Shares of the Company, would delist the Shares from NASDAQ and the Main Board of the JSE and terminate the Company’s reporting obligations under the U.S. federal securities laws, subject to applicable law. As a result, the Company would cease making filings with the SEC and otherwise would not be required to comply with SEC rules relating to publicly-held companies.

See “SPECIAL FACTORS – Section 6. Effects of the Offer”; “THE OFFER – Section 12. The Implementation Agreement; the Other Agreements— Compulsory Acquisition”; and “THE OFFER – Section 5. Effect of the Offer on the Market for the Shares; Nasdaq and JSE Listings; Exchange Act Registration; and Margin Regulations.”
Will I have the right to have my Shares appraised?
•	Appraisal rights are not available in connection with the Offer. See “SPECIAL FACTORS – Section 8. Dissenters’ Appraisal Rights; Rule 13e-3.”
Do you think that the Offer for the Shares is fair to the holders of Shares that are not affiliated with us?
•	We believe that the Offer is both substantively and procedurally fair to the unaffiliated shareholders of the Company, including for the following reasons:
○
The Transaction Value of $26.00 per Share represents a substantial premium over the last traded price per Share on NASDAQ and the JSE immediately prior to the public announcement of the Offer, as well as over the VWAP for the 30-day, 60-day, 90-day and 180-day period prior to such announcement date.

○
The Company Board (other than the recused director, Paul Charles Over), with the assistance of the senior management of the Company and the Company’s own independent legal and financial advisors, received such advice with respect to legal and financial matters pertaining to the Offer as the unaffiliated members of the Company Board deemed appropriate and actively negotiated with a number of potential bidders that were interested in acquiring a controlling equity interest in the Company. Following the conclusion of this bidding process, the Offer resulted from extensive negotiations of the Implementation Agreement conducted by such unaffiliated persons.

○
The Company Board (other than the recused director, Paul Charles Over) unanimously approved the consummation of the Offer upon the terms and subject to the conditions set forth in the Implementation Agreement.

See “SPECIAL FACTORS – Section 4. Position of Offeror and TMI Regarding Fairness of the Offer.”

What are the U.S. federal income tax consequences of tendering Shares or receiving the Special Dividend in the Offer?
•
Generally, subject to the possible application of the passive foreign investment company (“PFIC”) rules, the gross amount of the Special Dividend (i.e., not reduced by any non-U.S. tax withheld) received by a U.S. Holder (as defined in “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer”) is generally expected to be includible in the U.S. Holder’s gross income as ordinary dividend income (or “qualified dividend income” in the case of a non-corporate U.S. Holder, if certain applicable requirements are met) on the day on which the U.S. Holder receives the Special Dividend. Additionally, U.S. corporations will not be eligible to claim the dividends-received deduction against the Special Dividend.

•
Generally, subject to the possible application of the PFIC rules, the receipt by a U.S. Holder of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and a U.S. Holder who sells Shares pursuant to the Offer will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares.

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A U.S. Holder that receives payment of the Special Dividend or the proceeds for Shares sold pursuant to the Offer, in each case, in South African Rand may be required to recognize foreign currency gain or loss and may have other U.S. federal income tax consequences.

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Adverse U.S. federal income tax consequences may apply to a U.S. Holder if the Company was a PFIC for any taxable year during which a U.S. Holder held its Shares. Neither Offeror nor Offeror’s counsel has made any determination as to the PFIC status of the Company.

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According to the Company’s U.S. Securities and Exchange Commission (“SEC”) Form 20-F filed for its 2021 taxable year, based on its then current and projected income, assets and methods of operations, the Company stated that it believes that it should not be treated as a PFIC for its 2021 taxable year and expects that it should not become a PFIC for the foreseeable future.

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Subject to the possible application of the backup withholding rules a Non-U.S. Holder (as defined in “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer”) generally will not be subject to U.S. federal income tax on the Special Dividend received or any gain recognized on the sale of Shares pursuant to the Offer, unless the Special Dividend or gain is (i) received or recognized by a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the receipt or sale, as applicable, and meets certain other conditions or (ii) effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty applies, is attributable to the Non-U.S. Holder’s permanent establishment in the United States).

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U.S. Holders and Non-U.S. Holders should carefully read the discussion below under “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer” in its entirety and consult their tax advisors regarding the U.S. federal income tax consequences of tendering Shares or receiving the Special Dividend in the Offer.

What are the South African income tax consequences of tendering Shares or receiving the Special Dividend in the Offer?
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Generally, subject to the discussion below under “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer – Certain South African Tax Consequences of the Offer”, the gross amount of the Special Dividend will not be subject to income tax in the hands of a SA Holder (as defined below under Section 6), provided the Shares in respect of which the Special Dividend is received or accrued by such SA Holder constitutes a “listed share” as defined in the South African Income Tax Act (which includes the JSE).

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Subject to the discussion below under “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer – Certain South African Tax Consequences of the Offer”, Dividends Tax of 20% will be withheld from the Special Dividend paid by the Company to a SA Holder, subject to any exemptions that may apply, unless the Special Dividend is paid by the Company to the SA Holder in respect of Shares which do not constitute a “listed share” as defined in the South African Income Tax Act.

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Subject to the discussion below under “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer – Certain South African Tax Consequences of the Offer”, a SA Holder who sells Shares pursuant to the Offer may be subject to either income tax (in the case of Shares held on revenue account) or to capital gains tax (in the case of Shares held on capital account), subject to any exemptions that may apply.

Where can I obtain further information?
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If you have any questions regarding the Offer, please call Georgeson LLC, the Information Agent for the Offer, at (866) 695-6078 for assistance. See the back cover page of this Offer to Purchase for additional contact information.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the other related documents delivered to you and/or incorporated by reference herein contain forward-looking statements relating to a cash tender offer by Offeror to acquire all the issued ordinary shares in the capital of the Company (other than Shares held by Offeror and held by the Company in treasury), which offer involves substantial risks and uncertainties that could cause any actual outcome to differ materially from those expressed or implied by such statements.
All statements other than statements of historical facts included in this Offer to Purchase are or may be forward-looking statements. Forward-looking statements include but are not limited to those using words such as:
•	“seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast”; and
•	similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might.”
These statements reflect our current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information, and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our ability to control or predict. These forward-looking statements are subject to a number of factors, assumptions, risks and uncertainties that could cause actual future events to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors, assumptions, risks and uncertainties include, but are not limited to:
•	the occurrence of any event, change or other circumstance that could give rise to termination of the Implementation Agreement;
•	the inability to complete the Offer due to the failure to satisfy conditions of the Offer;
•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Offer;
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the impact of the announcement of the Offer on relationships with third parties, including commercial counterparties, employees and competitors and risks associated with the loss and ongoing replacement of key personnel;

•	risks relating to unanticipated costs of integration in connection with the Offer, including operating costs, customer loss or business disruption being greater than expected;
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adverse local, regional, national or international economic conditions, including, but not limited to, public health crises that reduce economic activity, as well as impact costs of operation and availability of supply (including the coronavirus COVID-19 outbreak), unfavorable capital market conditions and detrimental political developments (including Russia’s invasion of Ukraine);

•	the ability to successfully complete the Company’s organic growth and acquisition projects and/or to realize the anticipated financial and operational benefits; and
•	the effects of future litigation, including litigation relating to the Offer.
Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can our management assess the impact of all factors on the Offer, the Company’s or our business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither TMI, nor Offeror nor Evercore undertakes any obligation to update publicly or revise any forward-looking statements, subject to compliance with any applicable laws and regulations and/or rules of the SEC and/or any other regulatory or supervisory body or agency.

To the holders of shares of Grindrod Shipping Holdings Ltd.:
INTRODUCTION
Taylor Maritime Investments Limited (“TMI”), and Grindrod Shipping Holdings Ltd. (the “Company”) entered into a transaction implementation agreement (the “Implementation Agreement”), dated as of October 11, 2022, among the Company, TMI and Good Falkirk (MI) Limited, an indirect wholly-owned subsidiary of TMI (“Offeror”), providing for a voluntary conditional cash offer (the “Offer”) to be made by Offeror for all of the issued ordinary shares (the “Shares”) in the capital of the Company (other than Shares held by Offeror and Shares held by the Company in treasury), in accordance with Rule 15 of The Singapore Code on Take-overs and Mergers (the “Singapore Code”) and the rules of the U.S. Securities and Exchange Commission (the “SEC”).
Under the terms of the Offer, shareholders of the Company will be entitled to receive:
the Offer Price of $21.00 in cash for each Share.
Under the terms of the Implementation Agreement, subject to the conditions to the Offer being satisfied (or to the extent permitted, waived) as of the expiration date of the Offer (as such expiration may be extended), the Company has agreed to declare and pay:
a Special Dividend of $5.00 per Share,
to shareholders of the Company that hold Shares as of the dividend record date. If the conditions to the Offer are not satisfied (or to the extent permitted, waived) as of the expiration date of the Offer (as such expiration may be extended), no Special Dividend will be paid by the Company.
Under the terms of the Offer and the Implementation Agreement, if the conditions to the Offer are satisfied (or to the extent permitted, waived) as of the expiration date of the Offer (as such expiration may be extended), shareholders of the Company who have validly tendered (and not withdrawn) their Shares in accordance with the terms of the Offer (and who hold Shares as at the dividend record date) would therefore receive:
an aggregate Transaction Value of $26.00 per Share (comprising the Offer Price and the Special Dividend),
valuing the Company’s existing issued and to be issued ordinary share capital at approximately $506 million on a fully diluted basis (including the Special Dividend).
Based on information provided by the Company, as of the close of business on October 7, 2022, there are 18,996,493 Shares in issue (excluding 313,531 Shares that are held by the Company in treasury). Additionally, there are 475,515 outstanding equity awards, pursuant to which 475,515 Shares are issuable.
You will not be required to pay brokerage fees or commissions on the sale of Shares pursuant to the Offer if you directly tender your Shares to us. However, if you own or hold your Shares through a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank or other nominee, and such intermediary tenders Shares into the Offer on your behalf, it may charge you a fee for doing so.
You must complete and sign the Internal Revenue Service (“IRS”) Form W-9 included with this Letter of Transmittal (if you are a “United States person” as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “IRS Code”)) or an appropriate IRS Form W-8 (if you are not a United States person). If you do not complete and sign the IRS Form W-9 or an appropriate IRS Form W-8), you may be subject to U.S. federal backup withholding on the gross Transaction Value payable to you. See “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer – Certain U.S. Federal Income Tax Consequences of the Offer – Information Reporting and Backup Withholding.”
Your receipt of the cash Transaction Value pursuant to the Offer may be taxable under applicable tax laws, including those of your country of residency. You are urged to consult your independent professional advisor immediately regarding the tax consequences of tendering Shares in the Offer and receipt of the Special Dividend. None of Offeror, TMI, any of their respective directors or any persons involved in the Offer accept responsibility for any tax effects on, or liabilities of any person resulting from, tendering Shares in the Offer or receipt of the Special Dividend.
The Offer is subject to certain conditions. See “THE OFFER – Section 11. Conditions of the Offer.”
The holders of the Shares do not have appraisal rights as a result of the Offer.

The initial offer period, during which shareholders can tender their Shares into the Offer, begins on October 28, 2022 and ends, on November 28, 2022 at 11:59 p.m., New York time, unless the initial offer period is extended under the circumstances set forth in the Implementation Agreement as described below. Immediately following the expiration of the Offer there will be a subsequent offering period of at least fifteen (15) Business Days (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934 and the Singapore Code (the “Subsequent Offering Period”), subject to certain exemptions granted by the SEC and the SIC.
The board of directors of the Company (the “Company Board”) is required by the Singapore Code and U.S. federal securities laws to distribute to its shareholders, within fourteen (14) days from the date of this Offer to Purchase, the recommendation of the Offer by the Company Board, which must also be filed with the SEC as a “Solicitation/ Recommendation Statement on Schedule 14D-9”. The Schedule 14D-9 is enclosed with this Offer to Purchase. It contains other important information, and Offeror recommends that holders of Shares review it carefully.

SPECIAL FACTORS
1.	Background
Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”) was incorporated as a private company, Grindrod Shipping Holdings Pte. Ltd., on November 2, 2017 in accordance with the laws of the Republic of Singapore for the purpose of acquiring the shipping business from Grindrod Limited, a public company incorporated in accordance with the laws of the Republic of South Africa. On April 25, 2018, Grindrod Shipping Holdings Pte. Ltd. was converted from a private company to a public company incorporated in accordance with the laws of the Republic of Singapore and changed its name to “Grindrod Shipping Holdings Ltd.” The Company owns and operates a diversified fleet of owned, long-term and short-term chartered-in drybulk vessels predominantly in the handysize and supramax/ultramax segments. The drybulk business, which operates under the brand “Island View Shipping” (“IVS”) includes a core fleet of 31 vessels consisting of 15 handysize drybulk carriers and 16 supramax/ultramax drybulk carriers. The Company is based in Singapore, with offices in London, Durban, Tokyo and Rotterdam. The Company is listed on NASDAQ under the ticker “GRIN” and on the JSE under the ticker “GSH”.
Taylor Maritime Investments Limited (“TMI”) is an internally managed investment company listed on the Premium Segment of the Official List, its shares trading on the Main Market of the London Stock Exchange since May 2021. TMI specialises in the acquisition and chartering of vessels in the handysize and supramax bulk carrier segments of the global shipping sector. TMI invests in a diversified portfolio of vessels which are primarily second-hand and which, historically, have earned returns in excess of TMI's target dividend yield of 8% p.a. (on the initial issue price). The current portfolio numbers 27 vessels in the geared dry bulk segment (handysize and supramax types). The ships are employed utilising a variety of employment/charter strategies.
In the fourth quarter of 2021, Offeror acquired 595,443 Shares in the open market for an aggregate purchase price of $8,915,092, excluding commissions.
Pursuant to an agreement with Industrial Partnership Investments Proprietary Limited and Remgro Limited dated December 10, 2021, TMI and Offeror agreed to acquire from Industrial Partnership Investments Proprietary Limited 4,329,580 Shares for a purchase price of $18.00 per Share and an aggregate purchase price of $77,932,440 (the “Remgro Shares Acquisition”). On January 28, 2022, Offeror completed this acquisition, which resulted in its equity ownership interest in the Company increasing from approximately 3% to 26%. In connection with this acquisition, TMI designated Paul Charles Over to serve on the Company Board and he became a director of the Company on February 17, 2022. In connection with his appointment to the Company Board, Mr. Over executed an appointment letter agreement with the Company in which he agreed, among other things, that he would not be permitted to vote, and would recuse himself from discussions of the Company Board on any matter in respect of which he has a direct or indirect conflict of interest.
In their Schedule 13D filed with the SEC on December 20, 2021, TMI and Offeror stated that they intended to review their investment in the Company on a continuing basis. They observed that, depending on various factors including the Company’s financial position and strategic direction, actions taken by the Company Board, price levels of the Shares, other investment opportunities available to TMI, conditions in the securities market, and general economic and industry conditions, they might, from time to time, take such actions with respect to their investment in the Company as they deemed appropriate including:
•
engaging in communications with members of the Company Board, members of the Company’s management, and/or other shareholders of the Company from time to time with respect to potential business combination opportunities and operational, strategic, financial, or governance matters or otherwise work with management and the Company Board to identify, evaluate, structure, negotiate, execute, or otherwise facilitate a business combination with the Company; and

•	acquiring additional Shares and/or other equity, other securities, or derivative or other instruments that are based upon or relate to the value of the Shares in the open market or otherwise.
Following the Remgro Shares Acquisition, TMI sought preliminary advice from its legal counsel, Norton Rose Fulbright LLP (“Norton Rose Fulbright”), regarding the legal issues related to different possibilities for acquiring a controlling equity interest in the Company and subsequently also sought preliminary advice from Evercore Partners LLC (“Evercore”) on such possibilities. TMI’s board of directors (the “TMI Board”) approved the engagement of Evercore at a meeting of the TMI Board on February 14, 2022.

Additionally, TMI commenced discussions relating to the possible terms of an acquisition finance facility to finance part of the offer consideration for the Shares it did not already own. In March 2022, Nordea Bank Abp filial I Norge (“Nordea”) circulated a financing proposal setting out the indicative terms and negotiations took place on a draft term sheet over the following weeks.
On March 7, 2022, TMI sent the Company a draft non-binding indicative proposal (the “March 7 Indication”) to serve as the basis for possible discussions between TMI and the Company regarding a potential acquisition by TMI, of the Shares it did not already own, at a cash price between $23.00 per Share and $26.00 per Share. The March 7 Indication proposed (i) that such transaction would be structured as a scheme of arrangement under Singapore law and the Singapore Code and (ii) that the making of a firm offer would be subject to finalization of TMI’s funding arrangements as well as customary conditions, including the satisfactory completion of due diligence and negotiation of definitive transaction documentation.
On March 26, 2022, Mr. Michael John Hankinson, the Company’s non-executive chairman of the Company Board, and Mr. John Peter Herholdt, a non-executive director of the Company, telephoned Mr. Edward David Christopher Buttery, the CEO of TMI, and advised him that: the low-end price range of the March 7 Indication was inadequate, the Company’s Mergers & Acquisitions Committee (the “M&A Committee”) required greater certainty regarding TMI’s sources of funds and ability to close a transaction in order to proceed with discussions with TMI, and the M&A Committee would need to explore further the proposal to consummate the transaction by means of a scheme of arrangement before it would agree to a scheme of arrangement as a transaction structure.
Following this response of the Company to the March 7 Indication, TMI discussed with its legal and financial advisors the possibilities for acquiring a controlling interest in the Company through a voluntary general offer or mandatory general offer under the Singapore Code, which would constitute a tender offer under the U.S. tender offer rules. On May 5, 2022, the TMI Board met with the CEO of TMI, other senior employees of TMI and its financial advisors to discuss these possibilities.
In late April and early May 2022, members of the M&A Committee met several times with Mr. Buttery and other executives and directors of TMI to discuss the March 7 Indication, including the M&A Committee’s concerns regarding the certainty of TMI’s financing, the shareholder and regulatory approvals required by TMI to complete a transaction and the implications of a scheme of arrangement under Singapore law and the Singapore Code. Mr. Buttery and the other executives and directors of TMI undertook to consider the concerns raised by the members of the M&A Committee and revert in response to them.
On May 16, 2022, Mr. Buttery met with representatives of a significant shareholder of the Company, the beneficial owner of approximately 11% of the outstanding Shares at such time, to discuss its potential interest in a sale of its Shares to TMI. Subsequently, such significant shareholder, informed TMI that it was not interested in directly selling its Shares to TMI.
On May 16, 2022, Mr. Buttery met with representatives of another significant shareholder of the Company, the beneficial owner of approximately 10.4% of the outstanding Shares at such time, to discuss its potential interest in a sale of its Shares to TMI but subsequently a representative of such significant shareholder informed TMI that it was not interested in directly selling its Shares to TMI.
After the second significant shareholder communicated to TMI its unwillingness to directly sell its Shares to TMI, TMI continued to explore with its legal and financial advisors the possibilities for making a proposal to the Company to acquire a controlling interest in it through a voluntary general offer under the Singapore Code.
In connection with the above, TMI continued to explore potential financing options and on June 1, 2022, a first draft of the facility agreement was circulated by lenders’ counsel. Thereafter, this was reviewed and the subject of several rounds of negotiations between the banks, TMI and their respective advisors as TMI continued to explore possibilities for structuring the transaction. During this period, TMI also engaged with its corporate broker and the UK Financial Conduct Authority (“FCA”) in relation to certain changes proposed to TMI’s investment policy (including its borrowing limits) to facilitate transactions such as those being contemplated in relation to the Company. This process culminated in clearance being provided by the FCA to such contemplated changes during September 2022, subject to the subsequent approval of TMI’s shareholders.
On June 18, 2022, TMI sent to the Company a non-binding indicative proposal to acquire the Shares it did not already own at a cash price of $23.00 per Share, to be paid in conjunction with a special dividend from the Company of $5.00 per Share. The indicative proposal contemplated that such transaction would be structured as a voluntary general offer under the Singapore Code and be recommended by the Company Board. The indicative proposal was conditioned on TMI obtaining approvals from its board of directors and shareholders, committed debt financing, and necessary regulatory clearances. It also contemplated that the Company would enter into a 1.0% break fee agreement with TMI, with the break-fee payable if the Company Board were to withdraw its recommendation of TMI’s offer.
On June 21, 2022, Mr. Hankinson spoke with Mr. Buttery to convey certain concerns that the M&A Committee had with TMI’s indicative proposal of June 18, 2022. These included the certainty of TMI’s financing and the need for TMI to obtain shareholder approval to modify TMI’s investment policies in order to complete the transaction. Also on June 21, 2022, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), legal counsel to the Company, met (virtually) with Norton Rose Fulbright to discuss issues relating to TMI’s indicative proposal, including the availability to TMI of debt financing for the Offer, TMI’s need for regulatory approval from the FCA and, in connection therewith, TMI’s need for shareholder approval. Following the meeting, Fried Frank sent a proposed draft of a non-disclosure agreement, containing standstill provisions.
On June 22, 2022, representatives of Evercore, on behalf of TMI, submitted to the Company’s financial advisor, Jefferies LLC (“Jefferies”) and Fried Frank a draft commitment letter from potential TMI financing sources and other supporting documents in response to certain of the questions raised by Mr. Hankinson to Mr. Buttery during their conversation on June 21, 2022 regarding the certainty of TMI’s financing.
On June 23, 2022, Fried Frank sent to Evercore, on behalf of TMI, a mark-up of TMI’s indicative proposal, including the addition of further protections for the Company as regards the proposed terms of the definitive transaction implementation agreement, the financing and other conditions relating to the offer. TMI reviewed the mark-up of its indicative proposal with representatives of Evercore and Norton Rose Fulbright and revised certain provisions with respect to the financing conditions and the offer, as well as the proposed terms of the non-disclosure agreement. On June 24, 2022, Evercore, acting at the instruction of TMI, sent to Fried Frank a revised draft of TMI’s indicative proposal responding to the comments of the Company, together with a mark-up of Fried Frank’s draft of the non-disclosure agreement, including the stand still provisions.
On June 27, 2022, members of the M&A Committee met with members of the TMI Board to discuss the willingness of the Company and TMI to continue to explore a possible transaction. At this meeting, the members of the M&A Committee and the members of the TMI Board agreed to cooperate and continue with discussions. On June 28, 2022, Messrs. Hankinson and Herholdt had a further conversation with Mr. Buttery, during which they discussed structuring the transaction as a tender offer, removing any termination fees, and continuing to work towards signing a letter of intent.
On June 29, 2022, at the direction of the M&A Committee, representatives of Jefferies and Fried Frank met with representatives of Evercore and Norton Rose Fulbright to discuss various matters relating to TMI’s most recent non-binding indication of interest, including the fact that the proposed offer price was qualified by further due diligence, the lack of a reverse termination fee and uncertain funding sources. On the evening of June 29, 2022, representatives of Fried Frank sent Norton Rose Fulbright comments on TMI’s most recent non-binding indication of interest reflecting edits to address certain of these matters.
On June 30, 2022, representatives of Evercore shared, acting in accordance with the instructions of TMI, a revised draft of a debt financing term sheet with representatives of Jefferies and Fried Frank. Certain terms in the draft debt financing term sheet were redacted.
On July 1, 2022, Norton Rose Fulbright submitted a draft revised non-binding indication of interest on behalf of TMI to Fried Frank, in response to Fried Frank’s comments of June 29, 2022. This indicative proposal largely accepted Fried Frank’s earlier comments, while clarifying requirements under the Singapore Code in relation to a proposed offer.
On July 3, 2022, members of the M&A Committee contacted Mr. Buttery and the Chairman of TMI to request on behalf of the Company that TMI increase its offer price to remain competitive in the Company’s bidding process. Mr. Buttery indicated that TMI was not prepared to increase its price above US $28.00 per Share.
On July 4, 2022, negotiations between the parties were halted, as TMI decided not to proceed any further with the transaction because the Company had received a higher competing offer from another bidder. After July 4, 2022, there was a significant decline in the share price of the Company and peer companies, reflecting declining dry bulk rates and sentiment and concerns over macro-economic conditions.

On August 12, 2022, representatives of Evercore, acting at the instruction of TMI, contacted Jefferies to inquire as to the status of the Company’s sale process, indicating that TMI could still be interested in a transaction with the Company.
On August 19, 2022, the TMI Board met with senior executives of TMI, representatives of Evercore and partners of Norton Rose Fulbright. At such meeting, the TMI Board authorized the CEO of TMI, and a deal team under his leadership, to pursue the possibility of an acquisition of Shares through a voluntary general offer recommended by the Company Board, including for this purpose the entry into a non-binding letter of intent, non-disclosure agreement and exclusivity agreement between TMI and the Company.
After such meeting of the TMI Board, on the same date, Mr. Buttery and Mr. Hankinson discussed the possibility of TMI making an offer to purchase all Shares not held by it at a price of $20.00 per Share, to be paid in conjunction with a special dividend from the Company of $5.00 per Share. They mutually committed to have their deal teams work to finalize a non-binding letter of intent, non-disclosure agreement and exclusivity agreement between TMI and the Company.
Between August 19 and August 25, 2022, TMI and the Company, together with their respective advisors, held a series of separate calls to discuss the potential timing, terms and conditions of the letter of intent and various other conditions, timing and terms of an offer as well as the status and certainty with respect to the sources of funding and timing of remaining due diligence. During this period, legal counsel for TMI and the Company negotiated and exchanged drafts of a non-binding letter of intent, non-disclosure agreement and exclusivity agreement between TMI and the Company.
On August 24, 2022, TMI and the Company entered into a non-disclosure agreement in connection with a possible voluntary general offer by TMI to acquire Shares. In addition to provisions regarding the obligations of the parties to keep confidential non-public information exchanged by the parties, this non-disclosure agreement includes a standstill provision which, subject to limited exceptions, restricts TMI, its affiliates or associates, and their respective representatives from (i) acquiring ownership of any securities or debt instruments of the Company, (ii) seeking to enter into any agreement, arrangement or understanding with respect to a business combination or other similar transaction involving the Company or (iii) engaging in certain other actions relating to the possible acquisition or control of the Company, for a period of six (6) months from the date of the agreement.
On August 25, 2022, TMI submitted to the Company a non-binding indication of interest as a letter of intent, providing for a transaction under which TMI would acquire 100% of the Company’s shares that TMI and its affiliates and subsidiaries did not already own, by means of a voluntary general offer under the Singapore Code, for an aggregate cash consideration of $26.00 per Share, consisting of $21.00 per Share in cash to be paid in the offer and a special dividend from the Company of $5.00 per Share to be paid by the Company to its shareholders. TMI and the Company also entered into an exclusivity agreement, granting TMI a period of exclusivity until September 28, 2022 to negotiate a transaction with the Company. On such date, TMI and the Company issued press releases relating to the non-binding letter of intent and, in this regard, TMI filed with the SEC an amendment to its Schedule 13D.
On September 6, 2022, Fried Frank sent to Norton Rose Fulbright the initial draft of a transaction implementation agreement. Between such date and October 10, 2022, TMI and the Company, and their respective legal counsel, engaged in intensive negotiations of such agreement and at least twelve versions of the agreement were exchanged by such legal counsel, collectively. Notably, there were extensive negotiations, and revisions of the agreement, relating to (i) the extent of the representations given by the Company, (ii) covenants with respect to South African competition and South African Reserve Bank (“SARB”) approvals, (iii) the requirements for the Company’s conduct of the business in the ordinary course during an offer, and (iv) the conditions of the offer with respect to the absence of “material adverse changes” under a specific definition of such term and permitted dividends.
During August, September and early October 2022, the Company provided additional customary due diligence information and access to TMI and its advisors. The Company also made members of the Company’s senior management and its advisors available to TMI and its representatives to answer questions. In addition, on September 7, 2022, TMI and the Company submitted to the South African Competition Commission filings necessary to obtain approval for the consummation of the Offer under South African competition law. Such approval was provided by the South African Competition Commission on October 19, 2022.
On September 28, 2022, TMI and the Company entered into an amendment of the exclusivity agreement extending the exclusivity period until October 10, 2022.

On October 9, 2022, the TMI Board met with senior executives of TMI, representatives of Evercore and partners of Norton Rose Fulbright. At the meeting, the TMI Board considered the material aspects of the proposed offer and approved the same in principle, subject to certain conditions.
On October 11, 2022, a committee of the TMI Board, and the board of directors of Offeror, met to approve the entry into the Implementation Agreement, other agreements relating to the Offer, and the form of the firm offer announcement by Offeror and TMI in accordance with Rule 3.5 under the Singapore Code (the “Rule 3.5 Announcement”).
The facility agreement and related security documents were agreed and entered into on October 11, 2022. Additionally, on that same day, the Company, TMI and Offeror entered into the Implementation Agreement and finalized the joint Rule 3.5 Announcement (including confirmation by the Company Board (other than the Recused Director, Paul Charles Over) that they intended to recommend the Offer once made). Also on such date, TMI and Offeror agreed the cash confirmation documentation with Evercore Asia (Singapore) Pte. Ltd. and its external legal counsel and the cash confirmation statement of Evercore Asia (Singapore) Pte. Ltd. for inclusion in the Rule 3.5 Announcement, and the Tender and Support Agreements were executed and delivered.
On October 12, 2022, TMI, Offeror and the Company issued a joint Rule 3.5 Announcement relating to the Offer and made related filings with the SEC, including a filing of TMI under cover of Schedule TO-C.
On October 14, 2022, TMI, Offeror and the Company issued a subsequent Rule 3.5 clarification announcement to clarify discrepancies in the VWAP figures previously issued.
In accordance with the terms of the Implementation Agreement, on October 28, 2022, the Company Board declared the Special Dividend of $5.00 per Share and set November 25, 2022 as the record date for the Special Dividend (such record date, the “Dividend Record Date”).
2.	Purpose and Reasons for the Offer; Plans for the Company after the Offer
Offeror and TMI are making the Offer in order to, directly or indirectly, acquire control of the Company while allowing the Company’s shareholders an opportunity to receive the Transaction Value by tendering their Shares pursuant to the Offer. Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. Similarly, tendering shareholders will not bear the risk of any losses generated by the Company’s operations or of any subsequent decrease in the value of the Company.
The board of directors of TMI and of Offeror approved the Offer at meetings held on October 9, 2022 and October 11, 2022 respectively. In reaching their decision to approve these matters, the board of directors of TMI and of Offeror consulted with TMI’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. This summary of TMI’s and Offeror’s reasons for conducting the Offer and the other information in this Section may be considered forward-looking statements and, therefore, should be read in light of the factors discussed under the “FORWARD-LOOKING STATEMENTS” Section of this Offer to Purchase.
TMI and Offeror believe the Offer represents an exciting opportunity to combine the Company’s operations with TMI to create a significant market player in the mid-sized dry-bulk industry. TMI and Offeror believe the complementary nature of the respective companies’ fleets and enhanced operational scale in the geared dry-bulk sector should create meaningful additional value for shareholders of TMI and customers that each of the companies serve.
The following discussion of the information and factors considered by TMI and Offeror is not intended to be exhaustive and includes only the material factors considered by TMI and Offeror. In view of the variety of factors considered in connection with its evaluation of the transaction, TMI and Offeror did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. TMI and Offeror did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The TMI Board and the board of directors of Offeror based each of their determinations on the totality of the information presented to and considered by them.

Certainty of a premium, cash exit for Company investors
The Offer in cash provides an immediate and certain exit opportunity for Company shareholders at an attractive premium to the Company’s undisturbed share price at a time of significant market volatility and economic uncertainty. The aggregate Transaction Value of $26.00 per Share represents a 26.8% premium to the last traded price per Share of $20.50 as quoted on NASDAQ on August 26, 2022, which was the last full trading day before Offeror, TMI and the Company publicly announced their entry into a letter of intent with respect to the Offer. It represents a premium of (i) 36.8% to the volume-weighted average price (“VWAP”) for the 30-day period prior to such announcement date, (ii) 30.8% to the VWAP for the 60-day period prior to such date, (iii) 14.7% to the VWAP for the 90-day period prior to such date and (iv) 19.4% to the VWAP for the 180-day period prior to such date.
TMI and Offeror determined that structuring the transaction as a cash tender offer at the Offer Price was efficient and appropriate because (i) it will allow the unaffiliated shareholders to immediately monetize their investment in the Company, (ii) an alternative scheme of arrangement may take considerably longer for the unaffiliated shareholders of the Company to receive any consideration for their Shares than a cash tender offer, and (iii) the current transaction structure is consistent with the objectives of TMI and Offeror, and permits compliance with regulatory requirements and established market practice in the U.S., South Africa and Singapore.
Strategic combination creates a significant market player in the mid-sized dry-bulk industry with a fleet of 58 vessels
TMI and Offeror believe the Offer will create a significant player and owner of mid-sized dry-bulk ships. Together TMI and the Company own a fleet of 58 geared vessels (including 6 chartered-in ships, 4 of which have purchase options), providing freight capacity to a high-quality customer base and moving a diversified portfolio of cargoes around the world.
TMI and Offeror believe complementary fleets have the potential to generate defensive earnings and sustainable dividends, improving average vessel age and carbon intensity.
Scale and global operations to unlock additional revenue and operational cost savings
TMI and Offeror believe the combination of the Company and its subsidiaries with TMI (the “Enlarged Group”) would enable the Enlarged Group’s chartering and technical management functions to realise additional value through the enhanced scale and utilization of the combined fleet and charter book. The combined fleet will mean that the Enlarged Group’s assets are closer to its customers around the world, enabling the Enlarged Group’s experienced chartering teams to create additional value through positioning advantages, and the technical teams to make economic, bulk purchases of spares. TMI and Offeror expect the Enlarged Group to achieve enhanced realised revenue and cost unit economics that are not available to either TMI or the Company on a standalone basis.
Conservative business model and capital structure to deliver liquidity and free cash generation
TMI and Offeror expect that the Enlarged Group will maintain a conservative long-term capital structure. In order to fund the Offer, TMI has arranged an acquisition credit facility. If Offeror acquires all of the outstanding Shares of the Company as a result of the Offer, TMI will exceptionally increase its debt to gross assets ratio to 40%. It is committed to reducing this ratio to no more than 25% within 18 months, with the new credit facility significantly reduced or eliminated within that timeframe.
TMI intends to continue to implement its strategy of employing its ships primarily on period time-charters, utilizing a mix of duration including short term Charters (less than 6 months), medium term Charters (more than 6 months) and long-term Charters (greater than a year) which are expected to benefit from staggered renewals of an even larger fleet, with a view to flattening the income curve.
TMI expects the combined fleet to generate robust free cash flow, which, together with proceeds from vessel sales, as part of overall fleet renewal strategy, are expected to be used by TMI to repay debt.
Resilient and flexible business model
TMI and Offeror expect the Enlarged Group should benefit from enhanced resilience and improved market access to face potentially more difficult macro environments and in the face of future incoming shipping regulations relating to the environment.

Future Plans of Offeror and TMI in relation to the Company
Except as set forth below and otherwise in this Offer to Purchase, it is expected that, initially following the Offer, the business of the Enlarged Group will be continued substantially as it is currently being conducted, although it is expected that material changes will be made to the Company Board. Except as otherwise described below and otherwise in this Offer to Purchase, TMI and Offeror have no current proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries other than the sale of vessels to reduce leverage; (iii) any material change in the Company’s present dividend rate or policy or the indebtedness or capitalization of the Company; or (iv) any other material change in the Company’s corporate structure or business.
However, TMI and Offeror will be conducting a strategic review of the Enlarged Group and its assets (including vessels), corporate structure, the Company’s stock exchange listings, leverage and capitalization, policies, management and employees and will consider whether any changes would be desirable in light of the prevailing circumstances upon completion of the Offer. It is expected that TMI and Offeror will continue to evaluate the business of the Enlarged Group after the consummation of the Offer, and will take such actions as TMI and Offeror deem appropriate under the circumstances then existing, including reviewing information then available relating to the Company’s business with a view to optimizing the same. Possible changes could include changes in the Company’s business, corporate structure, charters, bylaws, capitalization and management or changes to the Company Board. The TMI Board and Offeror and, after completion of the Offer, the reconstituted Company Board, reserve the right to further change their plans and intentions at any time, as deemed appropriate and in the light of any options and opportunities that present themselves and which Offeror and TMI may regard to be in the interests of the Enlarged Group.
3.	Recommendation by the Board of Directors of the Company
At a meeting of the Company Board held on October 9, 2022, the Company Board, except for the recused director Paul Charles Over, unanimously (a) determined that the Offer, the Implementation Agreement and the transactions contemplated thereby, including the Special Dividend, are fair (both substantively and procedurally) to, advisable and in the best interests of the Company and its shareholders (other than TMI, Offeror and the other affiliates of the Company), (b) approved the execution and delivery by the Company of the Implementation Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the other transactions contemplated by it upon the terms and subject to the conditions set forth therein, and (c) resolved, subject to the terms and conditions set forth in the Implementation Agreement, to recommend that the holders of Shares (other than TMI and Offeror) tender their Shares to Offeror pursuant to the Offer.
4.	Position of Offeror and TMI Regarding Fairness of the Offer
The Company is a Singapore company subject to Singapore law, and the Singapore Code governs Offeror’s and TMI’s duties and obligations in making the Offer for the Shares. Neither Singapore law nor the Singapore Code impose any fiduciary or other duty or obligation on the part of Offeror or TMI to offer or pay in the Offer a particular price or a price that is fair. Furthermore, neither Singapore law nor the Singapore Code require that Offeror or TMI make any determination or analysis regarding the Offer, including as to whether the Offer is fair to unaffiliated shareholders. Nor is Offeror or TMI required (i) to prepare, or retain any third party to prepare, any report, opinion or appraisal relating to the value of the Company, the Shares or the fairness of the Offer or (ii) to retain any third party to negotiate on behalf of the unaffiliated shareholders.
Nonetheless, under the SEC rules governing “going private” transactions, each of TMI and Offeror is considered to be an affiliate of the Company that is engaged in a “going private” transaction and required to express its position as to the fairness of the Offer to the Company’s “unaffiliated security holders,” as provided under Rule 13e-3 of the Exchange Act. TMI and Offeror are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
Neither TMI, Offeror, nor any representative thereof, participated in the deliberations of the Company Board regarding, nor received advice from the Company Board’s legal or financial advisor as to, the fairness of the Offer. None of TMI, Offeror or any of their affiliates has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Offer to the unaffiliated shareholders.

TMI retained Evercore to act as its financial advisor in connection with the Offer. Evercore was not asked to deliver and did not deliver an opinion to TMI, Offeror or any other person as to the fairness, from a financial point of view or otherwise, of the consideration to be paid or received, as the case may be, in connection with the Offer. The Evercore Discussion Materials (as defined and further discussed in “SPECIAL FACTORS — Section 5. Summary of Evercore Presentation to Offeror and TMI”) do not constitute a recommendation to any shareholder of the Company with respect to the offer consideration or as to how to act in connection with the Offer or any other matter.
Each of TMI and Offeror believes that the Offer is substantively and procedurally fair to the unaffiliated shareholders of the Company based on (i) information available regarding the Company, and TMI’s and Offeror’s analysis of such information, (ii) discussions with members of the Company’s senior management regarding the Company and its business and (iii) the factors considered by, and the analysis and resulting conclusions of, the Company Board. In particular, TMI and Offeror believe that the Offer is both substantively and procedurally fair to the unaffiliated shareholders of the Company taking into consideration, among other factors, the following:
•	The Offer Price and Special Dividend, together equal to a total Transaction Value of $26.00 per Share, which represent the following premia over:
○
the last traded price per Share as quoted on the NASDAQ and the JSE respectively on August 26, 2022, being the last full day of trading in the Shares on the NASDAQ and the JSE preceding the filing by TMI with the SEC on August 29, 2022 of an amendment to TMI’s Schedule 13D disclosing that TMI, Offeror and Company had entered into a letter of intent with respect to the Offer (the “Disclosure Date”); and

○	the VWAP* per Share as transacted on the NASDAQ and the JSE respectively for the 30-day, 60-day, 90-day and 180-day periods respectively prior to the Disclosure Date.
* VWAP share premia are by reference to the undisturbed GRIN share price prior to the filing by TMI with the SEC on August 29, 2022 of an amendment to its Schedule 13D disclosing TMI’s indicative proposal for the Offer.
NASDAQ
Description		Share Price(1) (US$)	Premium of Transaction Value of US$26.00 over Share Price(2) (%)
1.	Last traded price per Share on August 26, 2022 being the last full trading date prior to the Disclosure Date	20.50	26.8%
2.	VWAP for the 30-day period prior to the Disclosure Date	19.01	36.8%
3.	VWAP for the 60-day period prior to the Disclosure Date	19.87	30.8%
4.	VWAP for the 90-day period prior to the Disclosure Date	22.66	14.7%
5.	VWAP for the 180-day period prior to the Disclosure Date	21.78	19.4%
(1)	Share price of the Company quoted on the NASDAQ based on data extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.
(2)	The percentage figures are rounded to the nearest one decimal place.
•	The form of offer consideration is entirely cash, which provides certainty of value and liquidity to the unaffiliated shareholders of the Company.
•
The Company Board (other than the recused director, Paul Charles Over), with the assistance of the senior management of the Company and the Company’s own independent legal and financial advisors, received such advice with respect to legal and financial matters pertaining to the Offer as the unaffiliated members of the Company Board deemed appropriate and actively negotiated with a number of potential bidders that were interested in acquiring a controlling equity interest in the Company.

•	The financial and other terms and conditions of the Implementation Agreement and the relevant transactions contemplated by it, including the Offer, resulted from extensive negotiations conducted by or on behalf of the Company. The entry into the Implementation Agreement only occurred after members of the Company Board and senior management that are unaffiliated with TMI or Offeror, with the assistance of the Company’s legal and financial advisors, had actively negotiated with other potential bidders, including a bidder that:
○	originally proposed a higher cash offer price than TMI in a non-binding indicative offer proposal;
○
entered into exclusive discussions with the Company for a period of approximately 5 weeks and engaged in significant due diligence and other efforts in pursuit of a transaction; after such efforts, lowered its indicative offer price, which, among other things, resulted in the Company choosing to pursue a transaction with TMI, as more fully described in the Schedule 14D-9 of the Company under the caption “ – Background of the Offer.”

•
The various terms of the Implementation Agreement, including provisions permitting the Company to terminate the Implementation Agreement in certain defined circumstances to accept a “superior proposal” (each as more fully described in “THE OFFER — Section 12. The Implementation Agreement; the Other Agreements”), are intended to help ensure that the Company’s shareholders receive the highest price per Share reasonably available.

•
There is the fact that, in connection with the Offer and in compliance with the Singapore Code, the Company appointed Provenance Capital Pte. Ltd. as the independent financial advisor to the Company Board (other than the recused director, Paul Charles Over).

•
There is the fact that the Company Board received an opinion, dated October 9, 2022, of Jefferies to the Company Board (other than the recused director, Paul Charles Over) as to the fairness, from a financial point of view and as of such date, of the Transaction Value of $26.00 per Share in cash to be paid to holders of Shares (other than TMI, Offeror and their respective affiliates) pursuant to the Implementation Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken as set forth in such opinon.

•
The Company Board (other than the Recused Director, Paul Charles Over) unanimously (a) determined that the Offer, the Implementation Agreement and the transactions contemplated thereby, are fair (both substantively and procedurally) to, advisable and in the best interests of the Company and its shareholders (other than TMI, Offeror and the other affiliates of the Company), (b) approved the execution and delivery by the Company of the Implementation Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the other transactions contemplated by it upon the terms and subject to the conditions set forth therein, and (c) resolved, subject to the terms and conditions set forth in the Implementation Agreement, to recommend that the holders of Shares (other than TMI and Offeror) tender their Shares to Offeror pursuant to the Offer.

TMI and Offeror did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness.
TMI and Offeror implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. TMI and Offeror did not, however, explicitly calculate a stand-alone going concern value of the Company because TMI and Offeror believe that going concern value is not an appropriate method of determining the value of the Shares for purposes of the Offer.
Because TMI and Offeror consider the Company to be a viable going concern, TMI and Offeror believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to the unaffiliated shareholders. Accordingly, TMI and Offeror did not consider the liquidation value of the Company’ assets and did not perform a liquidation analysis.
TMI and Offeror did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Transaction Value to the unaffiliated shareholders because, in TMI’s and Offeror’s view, net book value is not a material indicator of the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs.
While TMI and Offeror considered the trading history of the Shares and noted that at certain times, this trading history reflected prices above the $26.00 Transaction Value for each Share held by the unaffiliated shareholders of the Company, TMI and Offeror concluded that these factors were not important in determining present value. In TMI’s and Offeror’s judgment, the historical trading prices for the Shares above the $26.00 Transaction Value are not indicative of the value of the Shares as of the date of the Offer in light of the Company’s current business operations and future prospects, the current state of the financial markets and economy and the current state of the dry bulk shipping industry.
Neither TMI nor Offeror is aware of any firm offer being made for the Company, a controlling interest in the Company or a substantial part of the Company’s assets during the past two years and therefore did not consider any such offer in reaching their conclusion as to fairness.
Neither TMI nor Offeror has purchased any Shares, since they became affiliates of the Company and prior to the date of this Offer to Purchase, and therefore did not consider any such purchase in reaching their conclusion as to fairness.
TMI’s and Offeror’s consideration of the factors described above reflects their assessment of the fairness of the Offer. The foregoing discussion of the information and factors considered by TMI and Offeror, while not exhaustive, is believed to include all material factors considered by such parties. TMI’s and Offeror’s views as to the fairness of the Offer to the unaffiliated shareholders of the Company should not be construed as a recommendation to any shareholders of the Company as to whether such shareholders should tender their Shares in the Offer.
5.	Summary of Evercore Presentation to Offeror and TMI
TMI retained Evercore to act as its financial advisor in connection with evaluating the Offer. Evercore provided, at TMI’s request, certain discussion materials to TMI, including discussion materials dated October 9, 2022 (the “Evercore Discussion Materials”).
The Evercore Discussion Materials are included as an exhibit to the combined Schedule 13E-3 and Tender Offer Statement on Schedule TO filed by Offeror and TMI relating to the Offer with the SEC on October 28, 2022 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) and are incorporated herein by reference in their entirety. The description of the Evercore Discussion Materials set forth below is qualified in its entirety by reference to the full text of such materials. You are urged to read the Evercore Discussion Materials carefully and in their entirety. The Evercore Discussion Materials were provided for the information and benefit of TMI in connection with its evaluation of the Offer. Evercore was not requested to, and it did not, provide to TMI or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation, the Transaction Value, or otherwise) or (ii) recommendation as to how to vote or act on any matters relating to the Offer or otherwise. The Evercore Discussion Materials were provided for the sole use and benefit of TMI in its consideration of the Offer and did not address the relative merits of the transactions contemplated by the Implementation Agreement as compared to any alternative transaction or other opportunity that might be available to TMI or the Company, nor did they address the underlying business decision by TMI or the Company to engage in the Offer or the terms of the Implementation Agreement or the documents referred to therein. The Evercore Discussion Materials were informational and were based on financial forecasts and other information and data available to Evercore as of the date such materials were prepared. Because Evercore was not requested to, and did not, deliver a fairness opinion in connection with the Offer, it did not follow and was not required to follow all of the procedures in preparing the Evercore Discussion Materials that it would ordinarily follow in connection with delivering an opinion. The Evercore Discussion Materials should not be construed as creating any fiduciary duty on Evercore’s part to TMI or any other person and such materials are not intended to be, and do not constitute, a recommendation to TMI or any other person in respect of the Offer, including as to how any shareholder of the Company or TMI should act or vote in respect of the Offer.
In connection with its analyses Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;
•
reviewed certain internal projected financial data relating to the Company, reflecting a case prepared by management of the Company (the “Company Management Forecast”), and two cases prepared by TMI, in each case prepared and furnished to Evercore by management of TMI and approved for Evercore’s use by the TMI Board (the “TMI Cases” and, together with the Company Management Forecast, the “Forecasts”);

•
reviewed certain third-party charter free vessel appraisals of the vessels of the Company furnished to Evercore by management of the Company as approved for Evercore’s use by the TMI Board (the “Appraisals”);

•
reviewed certain third-party preliminary draft charter free broker valuations of the vessels of the Company furnished to Evercore by management of TMI as approved for Evercore’s use by the TMI Board (the “Preliminary Broker Valuations”);

•	reviewed certain reports prepared for the TMI Board by KPMG Advisory and Norton Rose Fulbright (which report included contributions from Shook, Lin & Bok LLP in respect of Singapore law);
•
discussed with the TMI Board and management of TMI their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the projected financial data under each of the TMI Cases;

•	reviewed the reported prices and the historical trading activity of the Shares;
•
compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded dry-bulk companies and other companies that Evercore deemed relevant;

•
compared the financial performance of the Company and the valuation multiples relating to the Offer with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated October 4, 2022, of the Implementation Agreement; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
For purposes of its analysis, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by, Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of TMI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projected financial data in the TMI Base Case, Evercore assumed with the consent of the management of TMI that it was reasonably prepared on bases reflecting the then best available estimates and good faith judgments of management of TMI as to the future financial performance of the Company, and that the TMI Base Case reflects the good faith judgment of the management of TMI as to a reasonably likely alternative with respect to the matters reflected therein and the other matters covered thereby. Evercore expressed no view as to the Forecasts, the Appraisals or the Preliminary Broker Valuations, or the assumptions on which they are based, as applicable, including the assumptions reflected in the TMI Cases. Evercore relied, at the direction of the TMI Board, without independent verification, upon the assessments of the management of TMI as to the future operational performance of the Company, including but not limited to, charter revenues, commissions, operating expenses, administrative expenses and other fees and expenses.
For purposes of its analysis, Evercore assumed, in all respects material to its analysis, that (i) the final executed Implementation Agreement would not differ materially from the draft Implementation Agreement reviewed by Evercore, (ii) the representations and warranties of each party contained in the Implementation Agreement are true and correct, (iii) each party will perform all of the covenants and agreements required to be performed by it under the Implementation Agreement and (iv) all conditions to the consummation of the Offer will be satisfied without waiver or modification thereof.
For purposes of its analysis, Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Offer will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Offer or reduce the contemplated benefits.
Evercore did not conduct a physical inspection of the properties or facilities of the Company, and Evercore did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor was

Evercore furnished with any such valuations or appraisals (other than the Appraisals and the Preliminary Broker Valuations), nor did Evercore evaluate the solvency or fair value of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters. The Evercore Discussion Materials were necessarily based upon information made available to Evercore as of the date of such materials and financial, economic, market and other conditions as they existed and as could be evaluated on the date of such materials. It is understood that subsequent developments may affect the Evercore Discussion Materials and that Evercore does not have any obligation to update, revise or reaffirm such materials.
Evercore was not asked to pass upon and expressed no opinion with respect to any matter. Evercore did not express any view on, and the Evercore Discussion Materials did not address, the fairness of the proposed transaction to, or any consideration (including the Transaction Value) received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Transaction Value or otherwise. Evercore was not asked to pass upon, did not express any view on, and the Evercore Discussion Materials did not address, any term or aspect of the Implementation Agreement or the Offer, including, without limitation, the structure or form of the Offer, or any term or aspect of any other agreement or instrument contemplated by the Implementation Agreement or entered into or amended in connection with the Implementation Agreement.
Evercore did not address the relative merits of the Offer as compared to other business or financial strategies that might have been available to TMI or the Company, nor did it address the underlying business decision of TMI or the Company to engage in the Offer. Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Shares or any business combination or other extraordinary transaction involving TMI or the Company. Evercore did not make, and the Evercore Discussion Materials did not constitute, a recommendation to TMI or to any other persons in respect of the Offer, including as to how any shareholder of TMI or the Company should vote or act in respect of the Offer. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by TMI and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the Evercore Discussion Materials. The following summary does not purport to be a complete description of the analyses performed by Evercore. Except as otherwise noted, the quantitative information included in the Evercore Discussion Materials, to the extent that it is based on market data, is based on market data that existed on October 7, 2022, and is not necessarily indicative of current market conditions.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand-alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analysis
Charter Free Net Asset Value
Evercore reviewed the preliminary draft broker values for the Company’s fleet, as set forth in the Preliminary Broker Valuations, which was approximately $529 million in the aggregate. After adjusting for debt, debt-like items, cash, net working capital, net Right-of-Use assets and purchase options in each case as of September 30, 2022, as provided by management of TMI, Evercore calculated an estimated net asset value, or “NAV”, for the Company of $531.9 million. Based on the foregoing and the number of outstanding Shares as of October 7, 2022, as provided by management of TMI, and after applying a 10% premium and discount to the NAV, Evercore’s calculation resulted in a range of implied NAV per Share of $24.60 to $30.03.
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis using the exit multiple method and the perpetuity growth rate method to calculate ranges of implied present values for the Shares based on the TMI Base Case. Evercore estimated the present value of the unlevered free cash flows that the Company’s vessels were forecasted to generate through December 31, 2027, based on the TMI Base Case and other information provided by management of TMI.

For the exit multiple method, Evercore, at the instruction of management of TMI, assumed charter rates and capital expenditure levels equal to the TMI 2024 Base Case for all years after 2027, with all other costs and expenses for such years equal to 2027 costs and expenses, adjusted for incremental inflation. Evercore calculated unlevered free cash flow as tax-affected EBIT plus depreciation and amortization expenses, plus the value of vessels sold, less the value of vessels acquired and less drydock and replacement capital expenditures. For purposes of calculating “EBIT”, Evercore deducted net operating and other expenses from revenues, and then subtracted depreciation and amortization expenses from the result, and assumed a 0% tax rate as provided by management of TMI. The unlevered free cash flows were then discounted to present value as of November 30, 2022, using discount rates of 9.25% to 10.75%, based on the Company’s weighted average cost of capital, as estimated by Evercore based on the capital asset pricing model. Evercore calculated implied total enterprise values by applying (i) an EBITDA exit multiple and (ii) a perpetuity growth rate, in each case based on its professional judgment given the nature of the Company and its business and industry, of 5.0x to 6.0x and (1.0%) – 1.0%, respectively. Based on these ranges of implied enterprise values, after adjusting for debt as of September 30, 2022, and dividing the result by the outstanding number of Shares as of October 7, 2022, as provided to Evercore by the Company and authorized for Evercore’s use by management of TMI, the discounted cash flow analysis resulted in a range of implied equity values per Shares of $23.89 to $27.82 using the EBITDA exit multiple method and $24.78 to $32.64 using the perpetuity growth rate method.
Peer Group Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following companies (referred to in this section as the “Selected Peers”):
•	Star Bulk Carriers Corporation
•	Golden Ocean Group Limited
•	Dampskibsselskabet NORDEN A/S
•	Eagle Bulk Shipping Inc.
•	Genco Shipping & Trading Limited
•	Diana Shipping Inc.
•	Safe Bulkers, Inc.
Although none of the Selected Peers is directly comparable to the Company, Evercore selected these companies because they are companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses.
For each of the Selected Peers, Evercore calculated the following trading multiples:
•
Enterprise value (defined as equity market capitalization plus total debt plus non-controlling interests, less cash and cash equivalents) as a multiple of estimated calendar year 2022 EBITDA (referred to in this section as “Enterprise Value / 2022 EBITDA”);

•	Enterprise value as a multiple of estimated calendar year 2023 EBITDA (referred to in this section as “Enterprise Value / 2023 EBITDA”); and
•	Price per share as a multiple of estimated net asset value (referred to in this section as “Price / NAV”). The results of these calculations are as follows:
Multiple	Mean	Median
Enterprise Value / 2022 EBITDA	3.1x	2.8x
Enterprise Value / 2023 EBITDA	3.9x	3.9x
Price / NAV	0.59x	0.65x
Based on the multiples it derived for the Selected Peers and based on its professional judgment and experience, Evercore applied an Enterprise Value / 2022 EBITDA multiple reference range of 2.5x to 4.0x to the Company’s estimated EBITDA in fiscal year 2022, and an Enterprise Value / 2023 EBITDA multiple reference range of 3.5x to 5.5x to the Company’s estimated EBITDA in fiscal year 2023, in each case, as set forth in the TMI Base Case, to derive ranges of implied enterprise values of the Company. Based on these ranges of implied enterprise values, after adjusting for debt, operating lease liabilities, and cash as of September 30, 2022, as provided by management of TMI, and based on the outstanding number of Shares as of October 7, 2022, as provided to Evercore by the Company and authorized for Evercore’s use by management of TMI, Evercore derived an implied equity value range per Share of $25.09 to $42.39 based on 2022 EBITDA and an implied equity value range per Share of $21.85 to $33.81 based on 2023 EBITDA.
Based on the multiples it derived for the Selected Peers and based on its professional judgment and experience, Evercore applied a Price / NAV multiple reference range of 0.60x to 0.90x to the Company’s implied NAV per Share, which Evercore calculated as described above under the heading “Charter Free Net Asset Value”. Evercore’s analysis indicated a range of implied equity values per Share of $16.39 to $24.58.
In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC, equity research analyst estimates, and broker NAV estimates from third-party research reports. In evaluating the Selected Peers, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Selected Peers and other matters, as well as differences in the Selected Peers’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Selected Peers and the multiples derived from the Selected Peers. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the Selected Peers.
Selected Transaction Analysis
Evercore reviewed publicly available information related to selected precedent acquisition transactions involving assets similar to those owned by the Company.
For each selected transaction, Evercore calculated a Price / NAV multiple for the target company based on information obtained from publicly available company filings, press releases, investor presentations, Wall Street research, CapitalIQ and FactSet consensus estimates. The selected transactions reviewed by Evercore and the Price / NAV multiples calculated by Evercore with respect to those target companies were:
Date Announced	Target	Acquiror	Price / NAV
6/16/2014	Oceanbulk Companies	Star Bulk Carriers Corporation	0.95x
8/19/2014	Excel Maritime Carriers Ltd. (34 Vessels)	Star Bulk Carriers Corporation	1.00x
10/7/2014	Golden Ocean Group Limited	Knightsbridge Shipping Limited	1.03x
3/14/2018	Greater China Intermodal Investments	Seaspan Corporation	0.92x
4/20/2018	Augustea Atlantica SpA and York Capital Management (16 Vessels)	Star Bulk Carriers Corporation	0.83x
5/14/2018	Songa Bulk ASA and Oceanbulk Container Carriers (18 Vessels)	Star Bulk Carriers Corporation	0.95x
10/29/2018	Global Ship Lease	Poseidon Container Holdings	1.05x
11/27/2018	Capital Product Partners L.P.	Diamond S Shipping Inc.	1.10x
5/27/2019	Delphin Shipping LLC (11 Vessels)	Star Bulk Carriers Corporation	0.88x
8/19/2019	DryShips Inc.	SPII Holdings	0.86x
10/1/2019	Teekay Offshore Partners L.P.	Brookfield Business Partners L.P.	N/A
3/31/2021	Diamond S Shipping Inc.	International Seaways, Inc.	1.03x
5/25/2022	Höegh LNG Partners LP	Höegh LNG Holdings Ltd.	0.80x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore derived implied enterprise values for the Company by applying a selected reference range of Price / NAV multiples of 0.80x to 1.05x and applied this range of multiples to the Company’s NAV, calculated as described above under the heading “Charter Free Net Asset Value”. Based on this range of implied enterprise values and based on the outstanding number of Shares as of October 7, 2022, as provided to Evercore by the Company and authorized for Evercore’s use by management of TMI, Evercore derived a range of implied equity values per Share of $21.85 to $28.68.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the transactions contemplated by the Implementation Agreement, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Other Factors
The analysis and data described below were also presented to the TMI Board for informational and reference purposes only.
Last 52-Week Trading Range
Evercore reviewed historical trading prices of the Shares during the 52-week period ended October 7, 2022, noting that the low and high closing prices during such period ranged from $12.83 to $28.98 per Share.
Miscellaneous
Evercore’s financial advisory services were provided for the information and benefit of the TMI Board in connection with its evaluation of the proposed offer. Evercore was not asked to, and did not, render any opinion relating to the Transaction Value or the fairness of the Offer. Evercore’s financial analyses were one of many factors taken into consideration by the TMI Board in deciding to approve the Offer.
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the TMI Board. The preparation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description.
The ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Shares. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Pursuant to the terms of Evercore’s engagement letter with TMI, TMI has agreed to pay Evercore certain fees for its services in connection with its engagement. Evercore is entitled to receive a transaction fee of not less than $2.5 million, which will be adjusted upwards based on the proportion of the issued share capital of the Company not owned by TMI prior to the Offer that is actually acquired by TMI pursuant to the Offer, which in any event will not exceed $5.5 million, with such transaction fee payable upon the consummation of the Offer. TMI also agreed to reimburse Evercore for its reasonable expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and either the Company or TMI pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial advisory or other services to the Company, TMI and their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, TMI, potential parties to the Offer and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or TMI.
The TMI Board engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides financial advice to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

A copy of the Evercore Discussion Materials has been attached as an exhibit to the Schedule TO. These materials will be available for any interested shareholder of the Company to inspect and copy at the Company’s executive offices during regular business hours.
6.	Effects of the Offer
As a result of the Offer, the direct and indirect interest of Offeror and TMI in the Company’s net book value and net income will increase to the extent of the number of Shares acquired under the Offer. The Company’s net book value per Share as of June 30, 2022, calculated by dividing stockholders’ equity by the number of Shares outstanding, was $20.40, and the net income per Share for the period ended June 30, 2022 was $4.56 (basic) and $4.45 (diluted). The Company’s net book value and net income per Share would not be impacted by the Offer.
The purchase of Shares by Offeror pursuant to the Offer will reduce the number of such securities that might otherwise trade publicly and may reduce the number of holders of such securities, which could adversely affect the liquidity of the remaining securities held by the public. Neither Offeror nor TMI can predict whether the reduction in the number of securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the securities or whether such reduction would cause future market prices to be greater or less than the offer price.
The Shares are currently registered under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), are listed on the Nasdaq Global Market (“NASDAQ”), under the symbol “GRIN” and the Main Board of the JSE under the symbol “GSH.” The purchase of Shares by Offeror pursuant to the Offer may result in the delisting of the Shares from NASDAQ and/or the JSE, and the termination of registration of the under the Exchange Act. See “THE OFFER — Section 5. Effect of the Offer on the Market for the Shares; Nasdaq and JSE Listings; Exchange Act Registration; and Margin Regulations.”
Compulsory Acquisition. If Offeror acquires not less than 90% of the total Shares (other than those already held by Offeror, its related corporations (as defined in the Companies Act) or their respective nominees as at the date of the Offer and which, for the avoidance of doubt, excludes any Shares held by the Company in treasury) (the “Compulsory Acquisition Threshold”) within four months after the date of the Offer, Offeror will be entitled to exercise its rights under Section 215(1) of the Companies Act to compulsorily acquire all the Shares of the Shareholders who have not tendered Shares into the Offer, at the Offer Price (the “Compulsory Acquisition”).
In such event, Offeror intends, and is obligated under the Implementation Agreement, to exercise its rights in respect of the Compulsory Acquisition. Offeror will then proceed to delist the Company from NASDAQ and the JSE and terminate the registration of the Shares with the SEC.
To exercise the right to compulsorily acquire all the remaining Shares pursuant to Section 215(1) of the Companies Act, Offeror will, within two months after the date on which Offeror reaches the Compulsory Acquisition Threshold, give notice to the shareholders of the Company who have failed or refused to accept the Offer in respect of their Shares (the “Dissenting Shareholders”), requiring the Dissenting Shareholders to transfer their Shares to Offeror. The Dissenting Shareholders may apply to a Singapore court to have the Compulsory Acquisition set aside. Unless the court thinks fit to order otherwise, Offeror shall be entitled and bound to acquire the Shares of the Dissenting Shareholders, on the same terms as the Offer.
Upon completion of the Compulsory Acquisition, the Company will become a privately held corporation wholly-owned by Offeror. Accordingly, former shareholders of the Company will not have the opportunity to participate in the earnings and growth of the Company after the Compulsory Acquisition and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Compulsory Acquisition. Therefore, the benefit of the Offer and the Compulsory Acquisition to the unaffiliated shareholders of the Company is the right to receive the same price paid in the Offer. The detriments are that unaffiliated shareholders of the Company will cease to participate in the Company’s future earnings and growth, if any, and that the receipt of the payment for their Shares may be a taxable transaction for United States federal income tax and South African income tax purposes unless the shareholder has an applicable exemption. See “THE OFFER — Section 6. Certain Income Tax Consequences of the Offer.”

If Offeror acquires Shares pursuant to the Offer which, together with Shares already held by Offeror constitute 90% of all the Shares (excluding Shares held by the Company in treasury), Company shareholders who have not tendered Shares into the Offer have the right, under and subject to Section 215(3) of the Companies Act, to require Offeror to acquire their Shares at the same price paid in the Offer. Company shareholders who wish to exercise such right are advised to seek their own independent legal advice.
In addition, whether or not Offeror achieves the Compulsory Acquisition Threshold, depending upon the number of Shares purchased pursuant to the Offer, the Shares may cease to be listed on NASDAQ and the JSE, price quotations with respect to sales of Shares in the public market may no longer be available, registration of the Shares under the Exchange Act and the Company’s reporting issuer status under U.S. securities laws may be terminated, and the Company may no longer be required to file periodic reports with the NASDAQ or the SEC. See “THE OFFER — Section 5. Effect of the Offer on the Market for the Shares; Nasdaq and JSE Listings; Exchange Act Registration; and Margin Regulations.”
In addition, following the consummation of the Offer, if NASDAQ and/or the JSE do not initiate delisting procedures on its own, Offeror may decide to cause the Company to voluntarily delist the Shares from NASDAQ and/or from the Main Board of the JSE, depending upon the number of Shares purchased by Offeror pursuant to the Offer and the number of holders of the Shares.
7.	Options Which May Be Considered if the Offer is Not Completed
If the Offer is not completed because the Minimum Tender Condition is not satisfied or because another condition is not satisfied or waived, Offeror and TMI may consider, among other things, engaging in open market or in privately negotiated purchases of Shares to the extent permissible under applicable law and regulation, including to the extent required for Offeror to acquire all of the equity interest in the Company. However, if the Offer is not completed, Offeror may not, without the SIC’s consent, within one year from the date the Offer lapses or is withdrawn, make another voluntary offer for Shares of the Company or acquire voting rights in the Company such that Offeror would be obligated to make a mandatory offer for Shares of the Company. A mandatory offer for Shares of the Company would be required if:
(i)	Offeror and/or its concert parties acquired Shares which (taken together with Shares held by Offeror and its concert parties) carry 30% or more of the voting rights of the Company; or
(ii)	Offeror and its concert parties hold not less than 30% but not more than 50% of the voting rights and acquires additional Shares carrying more than 1% of the voting rights in any six-month period.
In addition, if the Offer is consummated, Offeror may not, within six months of the final closing date of the Offer, make a second offer for Shares of the Company or acquire Shares of the Company at a price higher than that paid in the Offer, subject to such exemptions as may be granted by the SIC.
If Offeror and TMI were to pursue any of these alternatives, it might take considerably longer for the unaffiliated shareholders of the Company to receive any consideration (if applicable) for their Shares (other than through sales in the open market or privately negotiated transactions) than if they had tendered their Shares in the Offer. Any such transaction could result in proceeds per Share to the unaffiliated shareholders of the Company that are more or less than, or the same as, the Offer Price in the Offer or could result in the trading price of the Shares to increase, decrease or be unchanged. Shareholders of the Company should note that Offeror and TMI have no obligation to pursue any of these alternatives if the Offer is not completed.
8.	Dissenters’ Appraisal Rights
Dissenters’ Appraisal Rights. Appraisal rights are not available in connection with the Offer, and would not be available in connection with a Compulsory Acquisition.

9.	Transactions and Arrangements Concerning the Shares
In the fourth quarter of 2021, Offeror purchased 595,443 Shares in the open market for an aggregate purchase price of $8,915,092, excluding commissions. As further described in “SPECIAL FACTORS – 1. Background”, TMI and Offeror completed the Remgro Shares Acquisition on January 28, 2022, which resulted in their equity ownership interest in the Company increasing from approximately 3% to 26%. In connection with this acquisition, TMI designated Paul Charles Over to serve on the Company Board and he became a director of the Company on February 17, 2022. In connection with his appointment to the Company Board, Mr. Over executed an appointment letter agreement with the Company in which he agreed, among other things, that he would not be permitted to vote, and would recuse himself from discussions of the Company Board, on any matter in respect of which he has a direct or indirect conflict of interest.
As at October, 27, 2022, the latest practicable date prior to the posting of this Offer to Purchase (the “Latest Practicable Date”), based on the latest information available to Offeror and save as disclosed elsewhere herein (in particular, but without limitation, in, “SPECIAL FACTORS – 1. Background,” “INTRODUCTION” and Schedule II), none of Offeror or TMI or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, any associate or majority-owned subsidiary of any of the foregoing, or any party acting in concert with Offeror:
(a) own, control or have agreed to acquire any (i) Shares; (ii) other securities which carry voting rights in the Company; or (iii) convertible securities, warrants, options or derivatives in respect of Shares or securities which carry voting rights in the Company (collectively, “Company Securities”); or
(b) have dealt for value in any Company Securities during the period commencing three months preceding August 29, 2022 and ending on the Latest Practicable Date.
Other than as set forth on Schedule II hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Company, no transactions in Company Securities have been effected during the period commencing three months prior to August 29, 2022 and ending on Latest Practicable Date, by Offeror or TMI or, to the best of their knowledge, any associate or majority-owned subsidiary of Offeror or TMI, the Company, any person listed in Schedule I hereto or any party acting in concert with Offeror.
Except as set forth in “SPECIAL FACTORS – Section 1. Background”, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company, between Offeror, TMI or any of their respective subsidiaries, or, to the best of their knowledge, any persons listed in Schedule I hereto, on the one hand, and the Company or any of its affiliates (excluding Offeror, TMI or any of their respective subsidiaries), on the other hand.
Except as provided in the Implementation Agreement or as otherwise described in this Offer to Purchase, none of TMI or Offeror, or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.
10.	Related Party Transactions; Certain Transactions Between TMI and Its Affiliates and the Company
Except for the acquisitions of the Shares as further described in “SPECIAL FACTORS — Section 9. Transactions and Arrangements Concerning the Shares”, for the past two years up to the date of this Offer to Purchase, there has been no material transaction between the Company, its affiliates, and each of their directors and executive officers, on one hand, and TMI, Offeror and each of their directors and executive officers, on the other hand. Except as set forth in or incorporated by reference into this Offer to Purchase, there is no material agreement, arrangement or understanding or any actual or potential conflict of interest with respect to the Offer between TMI, Offeror or their affiliates, on one hand, and the Company, its executive officers, directors or affiliates, on the other hand.

RULINGS AND RELIEF GRANTED BY THE SEC AND THE SIC
In order to allow the Offer to proceed concurrently under Singapore law and U.S. law in accordance with the procedures described in this Offer to Purchase, TMI has asked the Securities Industry Council of Singapore (the “SIC”) and the U.S. Securities and Exchange Commission (the “SEC”) to grant certain rulings and relief from or in respect of otherwise applicable rules.
In particular, TMI has requested and obtained the following from the SEC:
•
no-action relief from Section 14(d)(5), Rule 14d-4(d), Rule 14d-6(c) and Rule 14d-7(a)(1) under the Exchange Act to allow TMI to terminate the initial offer period and the withdrawal rights in accordance with Singapore law and practice in the case where (i) all Offer conditions have been satisfied after the 20th U.S. business day from the commencement of the Offer, (ii) disclosure is made available to U.S. shareholders as to the possibility of a termination of the initial offer period prior to the scheduled expiration date of the initial offer period, and (iii) TMI provides a subsequent offering period so that the Offer, including such subsequent offering period, remains open for at least ten (10) U.S. business days after the announcement of the termination of the initial offer period and the withdrawal rights (Offeror having agreed in the Implementation Agreement to a subsequent offering period of at least fifteen (15) Business Days); see “THE OFFER – 1. Terms of the Offer”;

•
exemptive relief from Rule 14d-11(e) under the Exchange Act to permit TMI to pay for Shares tendered during the subsequent offering period in South Africa as soon as practicable in accordance with South African market practice, but in any case within six (6) South African Business Days after receipt of the tender;

•
exemptive relief from Rule 14e-5 under the Exchange Act to permit purchases of, or arrangements to purchase, securities of the Company that are subject to the Offer, or any securities that are immediately convertible into or exchangeable or exercisable for such securities, outside the Offer by TMI or by persons acting on TMI’s behalf, subject to certain conditions, including that such purchases must be made outside the United States.

Tendering Securities During a Subsequent Offering Period
•
If all Offer conditions have been satisfied and Offeror has irrevocably accepted for payment all Shares that have been validly tendered and not withdrawn during the initial period of the Offer, a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) will commence immediately after the initial offer period and will last at least fifteen (15) U.S. business days. You may validly tender your securities during the subsequent offering period in the same manner and subject to the same conditions that would apply to tenders of securities prior to the initial closing date of the Offer, but withdrawals may not be made during the subsequent offering period. The subsequent offering period will only commence after the Offer has been declared unconditional in all respects.

Purchases of Securities Outside of the Offer
•
Rule 14e-5 under the Exchange Act prohibits during a tender offer purchases of, or arrangements to purchase, subject securities of the tender offer (the “subject securities”) and any securities that are convertible for or exercisable into subject securities (the “related securities”) outside the tender offer by the Offeror and any advisor, broker or other financial institution acting as its agent and any person acting in concert with any of the foregoing in connection with any purchase or arrangement to purchase any subject securities or related securities (collectively, the “Agents”). Offeror has been granted exemptive relief from Rule 14e-5 by the SEC so that Offeror and its Agents may, subject to certain conditions, conduct purchases of Shares outside the United States in accordance with Singapore law during the Offer. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any such purchases will not be made at prices higher than the price of the Offer provided in this Offer to Purchase unless the price of the Offer is increased accordingly. Information on any such purchases will be disclosed to the extent required by Singapore law or rules or regulations and, if so disclosed, will also be disclosed in the United States.

In particular, TMI has requested and obtained certain rulings and confirmations from the SIC including the following:
•
that SIC waives the application of Rule 22.6 of the Singapore Code to the Offer, subject to the Offer, after it becomes or is declared to be unconditional in all respects, being kept open for acceptance for not less than 14 days after the date on which the Offer would otherwise have closed;

•
that SIC waives the application of Rule 22.9 and Rule 22.10 of the Singapore Code to the Offer, subject to the condition that the Offer will not be capable of becoming or being declared unconditional in all respects after 5.30 pm on the 60th day after the date this Offer to Purchase is initially posted nor will the Offer be kept open after the expiry of such period unless the Offer has previously become or been declared unconditional as to acceptances;

•
that SIC confirms that in the case where the Minimum Tender Condition has been met but other specified conditions to the Offer (see “THE OFFER – Section 11. Conditions to the Offer”) remain outstanding, Offeror may announce the information required under Rule 28 of the Singapore Code by 8.00 a.m. (U.S. Eastern Standard Time) on the U.S. dealing day immediately after the Offer becomes unconditional in all respects;

•	that SIC waives the application of Rule 29 of the Singapore Code to the Offer in relation to the right of shareholders of the Company to withdraw their acceptances; and
•
that SIC has no objections to all relevant documents and announcements required to be made under the Singapore Code in relation to the Offer (including this Offer to Purchase) being made available to Shareholders:

○	by the Company through the SENS electronic platform of the JSE and the electronic platform of the NASDAQ; or
○	posted to the Shareholders at their addresses as shown in the register of members of the Company, in lieu of paid press notices where required under the Singapore Code, including under Note 7 to Rule 28.1.

THE OFFER
1.	Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the expiration time of 11:59 p.m., New York time on November 28, 2022 (the “Expiration Time”), and not withdrawn in accordance with “THE OFFER — Section 4. Withdrawal Rights”.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions discussed in “THE OFFER — Section 11. Conditions to the Offer”.
We may extend the period during which the Offer is open, and if so, you will be able to continue to tender your Shares, and to withdraw your tender during such extension as described herein under “THE OFFER — Section 4. Withdrawal Rights.” In accordance with the Implementation Agreement, we will extend the Offer beyond November 28, 2022 or any subsequently scheduled expiration time:
(1)
for any period required by any applicable rule and regulation of the SEC or the staff thereof, NASDAQ or the JSE, or by the Singapore Code, subject to (x) any relevant rulings from the SIC (the “SIC Rulings”), and (y) any relevant exemptive and no-action relief from the SEC (the “SEC No-Action Relief”), as further discussed in “RULINGS AND RELIEF GRANTED BY THE SIC AND THE SEC”, and

(2)
for a period of no less than 5 Business Days and no more than 10 Business Days (or such longer period as may be agreed to by the parties) if any condition to the Offer is not met as of the then-scheduled expiration date, provided that, if, as of any then-scheduled expiration time, all of the Offer conditions shall have been satisfied or shall have been waived (if permitted) other than the Minimum Tender Condition and conditions which by their nature are to be satisfied immediately prior to the Expiration Time, without the prior written consent of the Company, the Offer will not be extended beyond that then-scheduled expiration time for more than five (5) consecutive additional periods not to exceed an aggregate of thirty five (35) Business Days.

However, if, immediately before 11:59 p.m., New York time, on a Business Day after November 28, 2022 (other than any Business Day immediately preceding a Business Day on which commercial banks in any of Norway, Singapore or South Africa are authorized or required by applicable law to close), all conditions to the Offer would be satisfied or waived (if permitted), the Offer shall expire, and your right to withdraw tenders will terminate, at 11:59 p.m., New York time, on such date, regardless of whether the Offer may previously have been extended beyond such date and time, to the extent such is permitted by the applicable SEC No-Action Relief and the applicable SIC Rulings. In such event, we will make an announcement via the SENS electronic platform of the JSE, the electronic platform of the NASDAQ, and the RNS electronic platform of the LSE, and by a filing with the SEC, by 8.00 a.m., New York time, on the Business Day immediately following the date on which the Offer expires.
The date and time at which the Initial Offer Period of the Offer expires and is not subsequently extended shall be referenced herein as the “Expiration Time” (and may include, for avoidance of doubt, the initial expiration time of 11:59 p.m., New York time, on November 28, 2022 or any subsequent date and time to which the Offer is extended), provided that if, immediately before 11:59 p.m., New York time, on any Qualifying U.S. Business Day after the initial expiration time of 11:59 p.m., New York time, on November 28, 2022, all of the conditions to the Offer would be satisfied or, to the extent permitted, waived, the Expiration Time shall be at 11:59 p.m., New York time, on such Qualifying U.S. Business Day, notwithstanding that the Offer may previously have been extended beyond such date and time. The initial expiration time of 11:59 p.m., New York time, on November 28, 2022 and any subsequent date and time to which the Offer is extended in accordance herewith shall be referenced herein as the “then-scheduled expiration time.” “Qualifying U.S. Business Day” means any Business Day other than a Business Day that immediately precedes a Business Day on which commercial banks in any of (a) Norway, (b) Singapore or (c) South Africa are authorized or required by applicable Law to close.
The “Initial Offer Period” for tenders of Shares is the period from the date of this Offer to Purchase until the Expiration Time.
Immediately following the Expiration Time of the Initial Offer Period, there will be a subsequent offering period of at least fifteen (15) Business Days (and one or more extensions thereof) for the Offer in accordance with the

Implementation Agreement, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the SEC No-Action Relief, the Singapore Code and the SIC Rulings (the “Subsequent Offer Period”). Withdrawals may not be made during the Subsequent Offering Period. We will publicly announce the commencement of any Subsequent Offering Period.
In no event will we be required to extend the Offer beyond January 13, 2023, or, if earlier, the termination of the Implementation Agreement in accordance with its terms. The Offer may not be extended beyond December 27, 2022 unless otherwise agreed by the parties with the prior consent of the SIC.
Any extension, termination, amendment, waiver or change of the Offer or any condition will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York time, on the next Business Day after the previously scheduled expiration time. Subject to the applicable rules and regulations (which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such changes), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.
During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See “THE OFFER — Section 4. Withdrawal Rights.” for additional details.
If we extend the Offer or if we (whether before or after our acceptance for payment of Shares) are (i) delayed in our acceptance for payment of Shares, (ii) delayed in our payment for Shares, or (iii) are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, Computershare Trust Company, N.A., (the “Depositary”) may retain tendered Shares on behalf of us, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under “THE OFFER — Section 4. Withdrawal Rights.” However, the ability of us to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we promptly pay the consideration offered, as well as under the Implementation Agreement, which requires that we pay the consideration offered as promptly as practicable but in any event within three (3) Business Days after the acceptance time. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, promptly after the termination of the Offer or withdrawal of such Shares, we will immediately return, and will cause the Depositary to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.
Pursuant to the Implementation Agreement, we may not, without the prior written consent of the Company,
•	reduce the Offer Price or change the form of consideration to be paid in the Offer,
•	reduce the number of Shares subject to the Offer,
•	waive or amend the Minimum Tender Condition and certain other conditions,
•	impose additional Offer conditions,
•	extend the Offer other than in accordance with the applicable provisions in the Implementation Agreement,
•	or amend or modify any of the Offer terms in a manner adverse to the Company or the shareholders of the Company, or in a manner not permitted by the Singapore Code.
Notwithstanding the foregoing, the Shares will be acquired by the Offeror:
(a)	fully paid;
(b)
free from any claim, charge, pledge, mortgage, encumbrance, lien, option, equity, power of sale, declaration of trust, hypothecation, retention of title, right of pre-emption, right of first refusal, moratorium or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing; and

(c)
together with all rights, benefits, and entitlements attached thereto as at the date of the offer announcement and thereafter attaching thereto, including the right to receive and retain all dividends, rights, return of capital, and other distributions (if any) declared, paid or made by the Company in respect of the Shares on or after the date of the offer announcement, other than:

i.	the Special Dividend; and
ii.
any dividend by reference to each quarter of the Company, declared by the Company with a record date falling on or prior to the end of the Subsequent Offering Period, in an amount determined in accordance with and subject to the parameters (including as to the maximum percentage limit of distributable profits) set out in, the Company’s dividend and capital return policy as in effect on August 25, 2022 (but without taking into account the Special Dividend in determining such amount) that has a declaration date, announcement date, record date and payment date that is consistent with past practice as to timing; provided that such dividend is permitted by applicable laws and regulations, and the rules of applicable stock exchanges, and shall not prejudice the payment of the Special Dividend (the “Permitted Dividend”),

(such rights to dividends, rights, return of capital, and other distributions but excluding the Special Dividend and the Permitted Dividend, collectively, the “Distributions”).
Adjustments for Distributions. Without prejudice to the foregoing, the Offer Price has been determined on the basis that the Shares will be acquired with the right to receive any Distribution that may be declared, paid or made by the Company on or after the date of the offer announcement. Accordingly, if any Distribution is declared, paid or made by the Company in respect of the Shares on or after the date of the offer announcement to a Company shareholder, Offeror reserves the right to deduct from the Offer Price payable to each Company shareholder who validly tenders their Shares or has validly tendered their Shares in accordance with the terms of the Offer, the amount of such Distribution. For the avoidance of doubt, no reduction of the Offer Price is contemplated by this paragraph in respect of the declaration or payment of the Special Dividend or any Permitted Dividend.
If we make a material change in the terms of the Offer or waive a condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and regulation, including Regulation 14D and Regulation 14E under the Exchange Act. If, prior to the expiration of the Offer on November 28, 2022 at 11:59 p.m. New York time (or such other time as the Offer may be extended), we increase (with the Company’s consent) the consideration to be paid for Shares in the Offer or change (with the Company’s consent) the number of Shares being tendered for, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) Business Day from, and including, the date that notice of such change in the terms of the Offer is first published, we will extend the Offer at least until the expiration of such ten Business Day period. If, before the expiration of the Offer, we increase the price being paid per Share pursuant to the Offer, the changed amount of consideration per Share will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not their Shares were tendered before the announcement of the change in consideration.
Under applicable laws, the minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought depends upon the facts and circumstances, including the materiality of the changes. The waiver of a condition is deemed to be a material change in the terms of an offer. U.S. regulatory guidance provides that an offer should remain open for a minimum of five (5) Business Day from the date the material change is first published, sent or given to shareholders.
The Company has provided us with its record shareholder list for the purpose of disseminating the Offer and other offering materials to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and the other related documents will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of this Offer to Purchase (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and related Letter of Transmittal, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Time, promptly thereafter.
We will pay for Shares accepted for payment pursuant to the Offer by depositing the aggregate purchase price for such Shares with Computershare Trust Company, N.A. (the “Depositary”), which has been appointed as the depositary for the Offer. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering holders of Shares must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of such Shares pursuant to the Offer.
In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and (ii) the documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal). Payment for such Shares will be effected as set forth in the Letter of Transmittal.
For a description of the procedures for tendering Shares pursuant to the Offer, see “THE OFFER – Section 3. Tender Procedures.”
For purposes of the Offer, we will be deemed to have accepted for payment such number of tendered Shares as we indicate when, as and if we give written notice of our acceptance to the Depositary.
3.	Tender Procedures.
This section describes the procedures for tendering Shares. Offeror reserves the right (in its sole discretion) to accept any Shares pursuant to the Offer, even if such tender has not been made in compliance with the procedures set forth in this Section 3.
Valid Tenders. In order for Shares to be validly tendered into the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the share certificates evidencing tendered Shares must be received by the Depositary at such address (unless such Shares are currently held by the registered holder thereof in uncertificated form, in which case the deliveries set forth in this clause (A) will not be required) or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Time.
Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility, including the Central Securities Depository, may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book- Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant (a “Book-Entry Confirmation”). The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

Method of Delivery for Shares
The method of delivery of Shares, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If share certificates and other documents are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received prior to the expiration of the Offer on November 28, 2022 at 11:59 p.m., New York time, unless extended. In all cases, you should allow sufficient time to ensure timely delivery. No acknowledgement of receipt of documents will be given by or on behalf of Offeror, the Company or TMI.
If you hold Shares registered in the name of a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank, or other nominee, contact your broker, dealer, trust company, DTCP, CSDP, bank or other nominee and give instructions for your Shares to be tendered. Please note the relevant intermediary may set an earlier deadline for communication by shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a broker, dealer, trust company, DTCP, CSDP, bank or other nominee, you should contact the relevant intermediary to obtain information about the deadline by which Shares must be tendered into the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer.
Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered, unless the holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a share certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holders), then the share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on the share certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Tender Constitutes an Agreement
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (a) Shares tendered, as applicable, or (b) other securities immediately convertible into, or exercisable or exchangeable for, Shares (“Equivalent Securities”) equal to or greater than the amount tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a lender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you have a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and (iv) if we accept the Shares for payment, we will at the time of such acceptance acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.
U.S. Federal Backup Withholding
Under the U.S. federal backup withholding laws, backup withholding at the applicable U.S. federal backup withholding rate (currently 24.0%) may apply to payments of the gross Transaction Value unless you provide your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are not a United States person (as defined under Section 7701(a)(30) of the IRS Code), you generally will not be subject to backup withholding, provided you certify your non United States person status by delivering an appropriate IRS Form W-8. See “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer — Information Reporting and Backup Withholding.”
If you hold Shares that are listed on NASDAQ or the JSE and that are registered in the name of a broker, dealer, trust company, Depository Trust Company Participant (“DTCP”), Central Securities Depository Participant (“CSDP”), bank or other nominee, contact your broker, dealer, trust company, DTCP, CSDP, bank or other nominee and give instructions for your Shares to be tendered. Please note the relevant intermediary may set an earlier deadline for communication by shareholders in order to permit such intermediary to communicate acceptances to the Depositary in a timely manner. Accordingly, if you hold Shares through a broker, dealer, trust company, DTCP, CSDP, bank or other nominee, you should contact the relevant intermediary to obtain information about the deadline by which you must accept the Offer and comply with the dates communicated by such intermediary. Such dates may differ from the dates and times noted in this Offer.
Settlement of the Consideration
If the conditions to the Offer are satisfied or waived and we consummate the Offer and accept your Shares for payment, at, or as promptly as practicable following, the acceptance time, but in any event within three (3) Business Days (in respect of Shares held on NASDAQ) or three (3) South African Business Days (in respect of Shares held on the JSE) after the acceptance time, we will pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer in an amount equal to the number of Shares you tendered multiplied by $21.00 per Share (less applicable tax withholding). Based on information provided to us by the Company, we expect that the Company will pay the Special Dividend of $5.00 per Share on or around the sixth (6th) South African Business Days after the record date for the Special Dividend. The Company, not Offeror, is responsible for the payment of the Special Dividend.
With respect to any Shares that are validly tendered and not withdrawn during any Subsequent Offering Period, immediately thereafter, Offeror will irrevocably accept such Shares for payment, and, as promptly as practicable after the acceptance of such Shares, but in any event within three (3) Business Days thereof (in respect of Shares held on NASDAQ) or six (6) South African Business Days thereof (in respect of Shares held on the JSE), pay for such Shares.
South African shareholders should note that, as mandated by the Financial Surveillance Department of the South African Reserve Bank (“SARB”), shareholders holding their Shares on the JSE will receive their Offer Price of $21.00 per Share in the equivalent amount of ZAR. The Offer Price of $21.00 per Share will be converted into ZAR at 9:00 a.m. London time (the “Relevant Time”) on the South African Business Day following the date upon which the Expiration Time of the Offer occurs (the “Relevant Date”) by applying the BFIX Fix Bid Rate at the Relevant Time. The BFIX Fix Bid Rate shall be the USD-ZAR Bloomberg FX Fixing data published by Bloomberg at the Relevant Time on the Relevant Date (as reasonably adjusted for any liquidity premium necessary to enable the achievability of the conversion of USD into ZAR on the Relevant Date).
Based on information provided to us by the Company, we expect that the Special Dividend of $5.00 per Share due to Company shareholders will be converted into South African Rand on the date that is three South African Business Days prior to the record date for the Special Dividend, set by the Company as November 25, 2022 (such record date, the “Dividend Record Date”). “South African Business Day” means any day other than a Saturday, Sunday or other day on which the JSE is closed. We expect that the USD-ZAR exchange rate for such conversion will be announced, on such date, by the Company via the Stock Exchange News Service (SENS), the electronic platform of the JSE.
Under no circumstances will we pay interest on the consideration paid for any Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment.
If we do not accept for payment any Shares tendered in the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Depository Trust Company pursuant to the procedures set forth in “THE OFFER — Section 3 — Tender Procedures,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility, promptly following the expiration, termination or withdrawal of the Offer.

Appointment of Proxy
By executing the Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, as applicable, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any meeting of the Company’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of the Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of the Shares, for any meeting of the Company’s shareholders.
Determination of Validity
We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any acceptance of the Offer or tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares into the Offer that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares into the Offer. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of TMI, Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
4.	Withdrawal Rights.
Except to the extent of the exemptive relief that has been granted by the SEC and the SIC, the Offer is subject to the U.S. tender offer rules applicable to securities registered under the Exchange Act, as well as to the Singapore Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by (i) the U.S. tender offer rules pursuant to Regulations 14D and 14E under the Exchange Act, and (ii) the Singapore Code, including those applicable to the rights of holders of Shares to withdraw their tenders of Shares. See “RULINGS AND RELIEF GRANTED BY THE SEC AND SIC.”
The Initial Offer Period for tenders of Shares is the period from the date of this Offer to Purchase until the Expiration Time. (For the definition of Expiration Time, see “– 1. Terms of the Offer.”). Under the Offer, holders of Shares will be able to withdraw their tendered shares at any time during the Initial Offer Period.
If Offeror extends the then scheduled expiration time, the Offer may be declared unconditional in all respects, prior to the new expiration time, when all conditions to the Offer are satisfied. When the Offer is declared unconditional in all respects, the Initial Offer Period will terminate immediately and the Subsequent Offering Period will commence. In the case of any such early termination, Offeror will announce the termination through a press release and a filing on EDGAR. The Subsequent Offering Period will be provided so that the Offer, including such Subsequent Offering Period, remains open for at least fifteen (15) U.S. Business Days after the announcement of the termination of the Initial Offer Period prior to the then scheduled expiration date.
If Offeror extends the Offer, Offeror will disclose in any announcement of the extension the number of Shares tendered at that time as required by Rule 14e-1(d) under the Exchange Act. Offeror also will include in the extension announcement a reminder that:
(i)	the Initial Offer Period may be terminated prior to the next scheduled expiration date if all of the Offer conditions are satisfied,

(ii)	so long as all Offer conditions have not been satisfied, shareholders will continue to be able to withdraw any Shares tendered into the Offer,
(iii)	the right of security holders to withdraw their tendered shares will expire immediately upon the occurrence of an early termination of the Initial Offer Period, and
(iv)
immediately following any early termination of the Initial Offer Period, a Subsequent Offering Period will commence, during which time shareholders can tender their Shares, but no withdrawal rights would apply.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. Pursuant to the Implementation Agreement, and consistent with the exemptive relief granted by the SEC, the Subsequent Offering Period must remain open for at least fifteen (15) Business Days but may be extended beyond that time until a further specified date or until further notice.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be received by the Depositary at one of the addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Any such notice of withdrawal must specify the name and identification card or passport number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares if different from that of the person who tendered such Shares. In addition, if share certificate(s) evidencing Shares to be withdrawn have been delivered to the Depositary, such notice must specify the serial number(s) shown on the certificate(s) to be withdrawn. Any such notice of withdrawal must be signed and executed in the same manner and by the same party or parties, as the case may be, in which the relevant Letter of Transmittal or Agent’s Message, as applicable, in respect of which the Shares are sought to be withdrawn was executed. In addition, a signed notice of withdrawal must have signatures guaranteed by an Eligible Institution if signature guarantees were required in the submission of the applicable Letter of Transmittal. If shares have been tendered pursuant to the procedure for book-entry transfer of DTC as set forth in “THE OFFER – Section 3. Tender Procedures”, such shareholder may withdraw such tendered Shares by instructing its financial intermediary through which it holds its tendered Shares to cause the DTCP through which such Shares were tendered to deliver a notice of withdrawal to the Depositary through the book-entry transfer facilities of DTC while such shareholder is still permitted to withdraw such tendered Shares pursuant to this Offer to Purchase. Any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any submission of a notice of withdrawal as described above shall be conclusive evidence in favor of Offeror, the Information Agent and the Depositary of the right of such person(s) to withdraw the said Shares previously tendered and of the title of such person(s) to such Shares.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Offeror, in its sole discretion, whose determination will be final and binding. None of Offeror, TMI, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.
Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time or during the Subsequent Offering Period by following one of the procedures described in “THE OFFER — Section 3. Tender Procedures.”
5.	Effect of the Offer on the Market for the Shares; NASDAQ and JSE Listings; Exchange Act Registration; and Margin Regulations.
Market for the Shares. The purchase of Shares by Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity of the remaining Shares held by the public. Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price.
Listing Status The Shares are listed on The NASDAQ Global Select Market (“NASDAQ”) and quoted on the Main Board of the JSE Limited (the “JSE”).

Nasdaq
Depending upon the number of Shares purchased by Offeror pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing and may be delisted from NASDAQ. According to NASDAQ’s published guidelines, NASDAQ would consider delisting the Shares if, among other things: (i) the number of Shares publicly held falls below 750,000; (ii) the number of holders (including both holders of beneficial interest and holders of record) of Shares falls below 400; or (iii) the market value of such publicly-held Shares is not at least US $5,000,000.
According to the Company’s shareholder list as of October 26, 2022 from Continental Stock Transfer & Trust Co., the Shares outstanding were held by three holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.
In addition, following the consummation of the Offer, if NASDAQ does not initiate delisting procedures on its own, Offeror may decide to cause the Company to voluntarily delist the Shares from NASDAQ, depending upon the number of Shares purchased by Offeror pursuant to the Offer and the number of holders of the Shares. If Offeror acquires not less than 90% of the total issued shares of the Company (other than those already held by Offeror, its related corporations (as defined in the Companies Act) or their respective nominees as at the date of the Offer and which, for the avoidance of doubt, excludes any Shares held by the Company in treasury) within four months after the date of the Offer, Offeror will be entitled to exercise its rights under Section 215(1) of the Companies Act to compulsorily acquire all the Shares of the Shareholders who have not accepted the Offer on the same terms as the Offer, following which, Offeror intends to cause the Company to voluntarily delist the Shares from NASDAQ.
JSE
Depending upon the number of Shares purchased by Offeror pursuant to the Offer the JSE may, subject to the removal provisions of the South African Financial Markets Act of 2012 (the “Financial Markets Act”) and if it will further one or more of the objects contained in Section 2 of the Financial Markets Act (which may also include if it is in the public interest to do so), remove from the list maintained by it any securities previously included therein; provided that the listing of such securities shall first have been suspended by the JSE in accordance with the provisions of the JSE Listings Requirements.
In addition, following the consummation of the Offer, if the JSE does not initiate delisting procedures on its own, Offeror may decide to cause the Company to voluntarily delist the Shares from the JSE, depending upon the number of Shares purchased by Offeror pursuant to the Offer and the number of holders of the Shares.
Where Offeror exercises its right to compulsorily acquire and acquires or agrees to acquire all of the Shares available through the Offer, Offeror intends to procure that the Company will make an application for the cancellation of the listing of its securities on the list maintained by the JSE and for the cancellation of the admission to trading of the Company’s securities on the Main Board of the JSE.
It is anticipated that the application for cancellation of the listing on the List maintained by the JSE and the admission to trading on the Main Board of the JSE will take effect no earlier than the commencement of business on the JSE on the date that is thirty (30) South African Business Days after the publication by Offeror of an announcement that it is invoking its right to compulsorily acquire all of the Offer Shares.
Delisting of the Shares from NASDAQ and the cancellation of the listing on the list maintained by the JSE would significantly reduce the liquidity and marketability of the Shares.
If the Shares were to be delisted from Nasdaq and/or JSE, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Neither Offeror nor TMI can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

Company shareholders should note that Offeror may seek to delist from NASDAQ and/or the JSE and terminate the Company’s registration of the Shares under the Exchange Act in circumstances where the Compulsory Acquisition Threshold is not met, subject to satisfying applicable legal and regulatory requirements (including any requirements imposed by NASDAQ, the SEC, the JSE and/or the South African Reserve Bank) at the relevant time. As described above, depending on the results of the Offer, the Shares could be involuntarily delisted from NASDAQ and/or the JSE. If the Offer is successfully completed, TMI, Offeror, or the affiliates thereof, may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as any of them shall determine, which may be more or less than the Offer Price, or to dispose of any or all Shares acquired by TMI or Offeror, in each case subject to the Singapore Code, the Exchange Act and other applicable laws and regulations.
If the Shares are delisted from NASDAQ, distributions on the Shares would no longer be eligible to be treated as “qualified dividend income” that is taxable to certain non-corporate U.S. Holders (as defined in “THE OFFER – Section 6. Certain Income Tax Consequences of the Offer — Certain U.S. Federal Income Tax Consequences of the Offer”) of the Shares at the preferential U.S. federal income tax rates applicable to long-term capital gain. Additional U.S. federal income tax consequences may apply if the Shares are delisted from NASDAQ, and would apply if the Shares are delisted from both NASDAQ and JSE, including that: (i) U.S. Holders of the Shares would not be permitted to make a “mark-to-market” election with respect to the Shares in the event that the Company were to be a PFIC and (ii) the eligibility of the Company for the exemption from U.S. federal income tax under Section 883 of the IRS Code would be determined, in whole or in part, by reference to the status of TMI, which would be outside of the Company’s control.
Exchange Act Registration and Reporting Issuer Status. The Shares are currently registered under the Exchange Act.
Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC, if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, as amended, may be impaired or eliminated.
Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
6.	Certain Income Tax Consequences of the Offer.
The discussion below is a general summary of certain tax considerations currently applicable of the Offer. In view of the number of different jurisdictions where local laws may apply to a holder of Shares, the following summary does not discuss non-United States or non-South African tax considerations applicable to the Offer.
Certain U.S. Federal Income Tax Consequences of the Offer
The following discussion summarizes certain material U.S. federal income tax consequences of the Offer that may be relevant to U.S. Holders and certain Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer as well as U.S. Holders and certain Non-U.S. Holders who receive the Special Dividend pursuant to the Offer. This discussion is for general information purposes only and is not tax advice. The following summary is not a complete analysis or description of all potential U.S. federal income tax consequences to a particular U.S. Holder or Non-US Holder. This discussion applies only to beneficial owners (referred to in this discussion as (“holders”) who hold Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “IRS Code”) and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder or to certain holders that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax exempt organizations, financial institutions, regulated investment companies, real estate investment trusts, brokers or dealers in securities, currencies, or commodities, traders in securities that elect the mark-to-market method of tax accounting, partnerships and other pass-through entities (and partners or investors therein), controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, persons that own or have owned, actually or constructively, 5% or more of the Company’s stock (by vote or value), persons whose functional currency is not the U.S. dollar, persons holding Shares as part of a hedge, straddle, constructive sale or conversion or other integrated transaction, U.S. Holders that hold the Shares in connection with a trade or business conducted or a permanent establishment located outside the United States, persons that received Shares pursuant to the exercise of employee stock options or otherwise as compensation, governmental agencies, pension funds, retirement plans, and U.S. expatriates. This discussion is based on the IRS Code, existing and proposed Treasury Regulations under the IRS Code, and published administrative and judicial interpretations, each as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any change could materially alter the U.S. federal income tax consequences described herein. The conclusions expressed in this discussion are not binding on the United States Internal Revenue Service (the “IRS”) or any court, and there is no assurance that the IRS or a court would not reach a contrary conclusion. No ruling from the IRS has been obtained or will be requested with respect to any of the U.S. federal income tax consequences described herein.
This discussion also does not consider the state, local or non-U.S. tax consequences of a sale of Shares pursuant to the Offer or receipt of the Special Dividend, U.S. alternative minimum tax consequences, the Medicare contribution tax on net investment income, trust and estate tax consequences, any tax consequence other than U.S. federal income tax consequences, or, except as expressly addressed below, any U.S. tax reporting requirements.
If any entity or arrangement that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partnership or a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding Shares, you should consult your tax advisor.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more “United States persons” (within the meaning of the IRS Code) who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

As used in this discussion, a “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and not a partnership for U.S. federal income tax purposes.
The summary of U.S. federal income tax consequences set out below is for general information only. Each holder of Shares should consult their tax advisors regarding the tax consequences to them of a disposition of Shares pursuant to the Offer and the receipt of the Special Dividend.
U.S. Holders
Taxation of the Special Dividend. Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gross amount of the Special Dividend (i.e., not reduced by any non-U.S. tax withheld), that is paid out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is generally expected to be includible in a U.S. Holder’s gross income as non-U.S. source ordinary dividend income or “qualified dividend income” (as discussed below) in the year received, and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the IRS Code in respect of dividends received from other U.S. corporations. The Company does not intend to compute (or to provide U.S. Holders with information necessary to compute) earnings and profits in accordance with U.S. federal income tax principles. U.S.

Holders therefore should expect that the Special Dividend generally will be treated as ordinary dividend income for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of the Special Dividend.
The Special Dividend received by certain non-corporate U.S. Holders (including individuals, trusts and estates) generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holders at preferential long-term capital gain tax rates, provided that: (i) Shares are readily tradable on an “established securities market” in the United States (such as the NASDAQ, where Shares are currently listed); (ii) the Company is not a passive foreign investment company (“PFIC”) for its taxable year during which the Special Dividend is paid or the immediately preceding taxable year; (iii) the non-corporate U.S. Holder has owned the Shares for more than 60 days during the 121-day period beginning 60 days before the date on which the Shares become ex-dividend (and has not entered into certain risk limiting transactions with respect to such Shares); and (iv) the non-corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Neither Offeror nor Offeror’s counsel has made any determination as to the PFIC status of the Company. U.S. Holders should consult their tax advisors regarding the availability of “qualified dividend income” treatment of the Special Dividend. If the Special Dividend is treated as qualified dividend income, the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation generally will be reduced to appropriately take into account the tax rate differential between the reduced rate of tax applicable to qualified dividend income and the highest rate of tax normally applicable to dividends. If the Special Dividend is not treated as qualified dividend income it will be taxed as ordinary income to a non-corporate U.S. Holder.
A U.S. Holder that receives payment of the Special Dividend in South African Rand will be treated, for U.S. federal income tax purposes, as having received a U.S. dollar amount calculated by reference to the spot exchange rate in effect on the date of receipt of the Special Dividend, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the Special Dividend is converted into U.S. dollars at the spot exchange rate in effect on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss, which is taxable as ordinary income or loss, if the dividend is converted into U.S. dollars at a different spot exchange rate. Foreign currency gain or loss generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes.
Special rules may apply for certain U.S. Holders in respect of the Special Dividend to the extent it is treated as an “extraordinary dividend.” In general, an extraordinary dividend is a dividend with respect to a Share that is equal to or in excess of 10% of a U.S. Holder’s adjusted tax basis (or fair market value upon the U.S. Holder’s election) in such Share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a U.S. Holder’s adjusted tax basis (or fair market value) in an such Share. If the Special Dividend is considered an “extraordinary dividend” and is also treated as “qualified dividend income,” then any loss recognized by a non-corporate U.S. Holder from the disposition of such Shares in the Offer will be treated as long-term capital loss to the extent of the amount of the Special Dividend.
The tax treatment of the Special Dividend is not entirely clear. It is possible that the IRS could disagree with the above characterization of the Special Dividend as a distribution with respect to Shares for U.S. federal income tax purposes and, instead, seek to characterize the Special Dividend as additional cash received in connection with the Offer (see below). If this characterization were to be sustained, the Special Dividend would instead be treated as additional consideration, with a corresponding adjustment to the gain or loss recognized by a U.S. Holder in the Offer.
Taxation of Disposition of Shares Pursuant to the Offer. The receipt by a U.S. Holder of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder who sells Shares pursuant to the Offer will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares. Gain or loss will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Subject to the discussion of extraordinary dividends above, any such gain or loss will be long-term capital gain or loss, as the case may be, provided the U.S. Holder’s holding period for the Shares is more than one year at the time of consummation of the Offer. Long-term capital gains of certain non corporate U.S. Holders (including individuals) generally are taxable at preferential tax rates. The deductibility of capital losses is subject to limitations.

In addition, gain or loss recognized on the sale of Shares pursuant to the Offer generally will be U.S. source gain or loss for U.S. foreign tax credit purposes.
If the consideration received upon the sale or other disposition of Shares pursuant to the Offer is paid in South African Rand, the amount realized will be the U.S. dollar value of the consideration received, translated at the spot rate of exchange on the date of such sale or other disposition. If the Shares are treated as traded on an established securities market (including the Nasdaq) for U.S. federal income tax purposes at the time of the sale or other disposition of Shares pursuant to the Offer, a cash basis U.S. Holder or an accrual basis U.S. Holder who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS) will determine the U.S. dollar value of the amount realized in South African Rand by translating the amount received at the spot rate of exchange on the settlement date of such sale or other disposition. An accrual basis U.S. Holder who is not eligible to or does not make the special election to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss to the extent there are exchange rate fluctuations between the sale date and the settlement date, which in general will be treated as U.S.-source ordinary income or loss. A U.S. Holder will have a tax basis in the South African Rand received as consideration from the sale or other disposition of Shares pursuant to the Offer equal to the U.S. dollar value determined by translating such South African Rand received at the spot rate on the settlement date. Any foreign currency gain or loss realized in a subsequent sale, conversion, or other disposition of the South African Rand received for a different U.S. dollar value generally will be U.S.-source ordinary income or loss.
A U.S. Holder’s initial tax basis in Shares generally will equal the cost of such Shares to such U.S. Holder. If a U.S. Holder used foreign currency to purchase Shares, the cost of the Shares generally will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. If the Shares are treated as traded on an established securities market for U.S. federal income tax purposes at the time of purchase, and the relevant U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described in the preceding paragraph, the U.S. Holder will determine the U.S. dollar value of the cost of such Shares by translating the foreign currency purchase price at the spot rate of exchange on the settlement date of the purchase.
U.S. Holders should consult their tax advisors regarding how to account for proceeds received on the sale or other disposition of Shares pursuant to the Offer that are paid in South African Rand, including potential recognition of foreign currency gain or loss and the possibility of the Special Dividend being treated as additional proceeds from the sale or other disposition of Shares pursuant to the Offer.
Passive Foreign Investment Company Rules. The above discussion assumes that the Company is not a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. Generally, the Company would be classified as a PFIC with respect to a U.S. Holder if, during any taxable year of the Company that is wholly or partially included in such U.S. Holder’s holding period of Shares, (a) the average value of the Company’s gross assets that produce passive income or are held for the production of passive income is at least 50.0% of the average value of the Company’s gross assets (in each case, generally determined on the basis of a quarterly average) or (b) 75.0% or more of the Company’s gross income is passive income (such as dividends, interest and certain rents and royalties). In this regard, in general, income earned, or deemed earned, in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute passive income unless the Company were treated as deriving its rental income in the active conduct of a trade or business under the applicable rules. For purposes of the foregoing tests, the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the gross income of any corporation of which the Company owns, directly or indirectly, at least 25.0% of the stock (by value).
According to the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, based on its then current and projected, income, assets and methods of operations, the Company believes that it should not be treated as a PFIC for its taxable year ended December 31, 2021 and expects that it should not become a PFIC for the foreseeable future. Neither Offeror nor Offeror’s counsel has made any determination as to the PFIC status of the Company.
If the Company was a PFIC for any taxable year during which a U.S. Holder held its Shares, unless the U.S. Holder has made a mark-to-market election, as described below, certain potentially adverse U.S. federal income tax rules would apply to the sale of Shares pursuant to the Offer and the receipt of the Special Dividend. Among other things, the amount of any “excess distributions” (generally distributions that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period of Shares) and any gain realized on the sale of its Shares pursuant to the Offer would be taxable at ordinary income rates (including additional taxes and interest charges), regardless of whether the Company continues to be a PFIC in subsequent taxable years unless the Company ceases to be a PFIC and the U.S. Holder makes a special “purging” election. In particular, to compute the U.S. federal income tax on an excess distribution or any gain from the sale of its Shares, (a) the excess distribution or gain would be allocated ratably to each day in the U.S. Holder’s holding period for its Shares, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company was a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal U.S. federal income tax rate in effect for that year, and (d) an interest charge (at the rate for underpayment of taxes for the periods described in (c) above) would be imposed with respect to any portion of the excess distribution or gain that is allocated to such period.
A U.S. Holder would not be able to make a “qualified electing fund” election as the Company does not expect to provide the information necessary for U.S. Holders to make “qualified electing fund” elections.
A U.S. Holder that has made a timely “mark-to-market” election with respect to its Shares may avoid the imposition of the rules described above, provided the Shares are (and continue to be) “marketable stock” for U.S. federal income tax purposes. Generally, the Shares will be considered “marketable stock” as long as they are regularly traded (as determined for U.S. federal income tax purposes) on a national securities exchange. U.S. Holders that have made (or are considering making) a mark-to-market election with respect to their Shares are urged to consult their tax advisors regarding the availability and desirability of such an election, and the U.S. federal income tax consequences to them of the disposition of Shares pursuant to the Offer and the receipt of the Special Dividend as a result of having properly and timely made a mark-to-market” election.
The PFIC rules are complex and affected by various factors in addition to those described above. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules in connection with their potential disposition of Shares pursuant to the Offer, as well as the reporting requirements imposed by the PFIC rules.
Non-U.S. Holders
Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the Special Dividend received or any gain recognized on the sale of Shares pursuant to the Offer, unless the Special Dividend or gain is (i) received or recognized by a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the receipt or sale, as applicable (but is not considered a resident of the United States under special rules), and meets certain other conditions or (ii) effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an applicable income tax treaty applies, is attributable to the Non-U.S. Holder’s permanent establishment in the United States). Non-U.S. Holders whose receipt of the Special Dividend or gain recognized pursuant to the Offer is described in (i) or (ii) above should consult their tax advisors with respect to the U.S. federal income tax consequences thereof (including in the case of (ii) the possible imposition of a 30.0% U.S. federal branch profits tax).
Information Reporting and Backup Withholding.
The Special Dividend and proceeds from the sale of Shares pursuant to the Offer may be subject to information reporting to the IRS and possible U.S. backup withholding (currently imposed at a rate of 24%). Backup withholding will not apply, however, to a holder who:
•	in the case of a U.S. Holder, furnishes a correct taxpayer identification number (“TIN”) and certifies that such person is not subject to backup withholding (generally on an IRS Form W-9);
•	in the case of a Non-U.S. Holder, furnishes an applicable IRS Form W-8; or
•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Certain South African Tax Consequences of the Offer
The following summary describes the South African income tax considerations generally applicable to the Special Dividend received by holders of Shares as well as the tax considerations for the holders of Shares as a consequence of the disposal of the Shares pursuant to the Offer. This summary is based on the current provisions of the South African Income Tax Act as at the date hereof. This summary does not consider pending legislative proposals which may amend the current South African Income Tax Act.
This summary is of a general nature only and is not intended to be legal or tax advice to any holder of Shares. This summary is not exhaustive of all South African tax considerations. Accordingly, any holder of Shares should obtain their own independent tax advice on the tax consequences arising pursuant to the Offer.
For the purposes of this summary a “SA Holder” means a beneficial owner of Shares that is a South African tax resident. A natural person will be a South African tax resident if such person is ‘ordinarily resident’ in South Africa or if the requirements of the ‘physical presence’ test are met. The physical presence test requires a person to have been present in South Africa for more than 91 days in each of the most recent six (6) years (including the current year) and more than 915 days in aggregate during the first five (5) years of that period. A juristic person is considered to be South African tax resident if it is incorporated, established or formed in South Africa or if it has its place of effective management in South Africa but does not include any person who is deemed to be exclusively a resident of another country for purposes of the application of any agreement entered into between South Africa and that other country for the avoidance of double taxation.
Taxation of Special Dividend. The gross amount of any foreign dividend which is received by or which accrues to a SA Holder will be included in their ‘gross income’. A ‘foreign dividend’ is defined to mean any amount that is paid or payable by a foreign company in respect of a share in that foreign company where that amount is treated as a dividend or similar payment by that foreign company for the purposes of the laws relating to (a) tax on income on companies of the country in which that foreign company has its place of effective management; or (b) companies of the country in which that foreign company is incorporated, formed or established, where the country in which that foreign company has its place of effective management does not have any applicable laws relating to tax on income. A ‘foreign dividend’ is exempt from South African normal tax inter alia to the extent that the foreign dividend is received by or accrues to a person in respect of a ‘listed share’ as defined in the South African Income Tax Act. A ‘listed share’ is defined to include a share that is listed on the JSE. In general the receipt or accrual of the Special Dividend will therefore be exempt from income tax in the hands of a SA Holder, provided the Shares in respect of which the Special Dividend is received or accrued by such SA Holder constitutes a “listed share” as defined in the South African Income Tax Act (which includes the JSE).
For the purposes of South African Dividends Tax, a dividend is defined to include any foreign dividend that is paid by a foreign company if the share in respect of which that foreign dividend is paid is a ‘listed share’. Dividends Tax of 20% will therefore be withheld from the Special Dividend paid by the Company to a SA Holder, subject to any exemptions that may apply, unless the Special Dividend is paid by the Company to the SA Holder is respect of Shares which do not constitute a “listed share” as defined in the South African Income Tax Act.
Taxation of Disposition of Shares Pursuant to the Offer. SA Holders that dispose of their Shares pursuant to the Offer may be subject to either income tax (in the case of shares held on revenue account) or to capital gains tax (in the case of shares held on capital account), subject to any exemptions that may apply.
The foregoing discussion is based on the law in effect on the date of this Offer to Purchase and does not purport to be a complete summary of the potential tax consequences of the Offer. We strongly urge you to consult your tax advisors as to the specific tax consequences for you as a result of the Offer, including the applicability and effect of South African, U.S. federal, state, local, non-U.S. and other tax laws in your particular circumstances. Nothing in this Offer to Purchase is intended to be, or should be construed as, tax advice and shareholders of the Company are advised to seek their own independent financial advice.
7.	Price Range of Shares; Dividends.
The Shares are listed and traded on NASDAQ under the symbol “GRIN” and secondarily listed on the Main Board of the Johannesburg Stock Exchange in South Africa (the “JSE”) under the symbol “GSH”.
The Transaction Value of $26.00 represents the following premia over:
•
the last traded price per Share as quoted on the NASDAQ and the JSE respectively on October 10, 2022, being the last full day of trading in the Shares on the NASDAQ and the JSE, preceding the date on which Offeror and the Company published the announcement in accordance with Rule 3.5 under the Singapore Code (the “Last Trading Day”);

•
the last traded price per Share as quoted on the NASDAQ and the JSE respectively on August 26, 2022, being the last full day of trading in the Shares on the NASDAQ and the JSE preceding the filing by TMI with the SEC on August 29, 2022 of an amendment to TMI’s Schedule 13D disclosing that TMI, Offeror and the Company had entered into a letter of intent with respect to the Offer (the “Disclosure Date”); and

•
the following premia over the volume-weighted average price (“VWAP”) per Share as transacted on the NASDAQ and the JSE for the 30-day, 60-day, 90-day and 180-day periods respectively prior to the Disclosure Date.

NASDAQ
Description		Share Price(1) (US$)	Premium of Transaction Value of US$26.00 over Share Price(2) (%)
1.	Last traded price per Share on October 10, 2022, being the Last Trading Day	24.51	6.1%
2.	Last traded price per Share on August 26, 2022, being the last full trading date prior to the Disclosure Date	20.50	26.8%
3.	VWAP for the 30-day period prior to the Disclosure Date	19.01	36.8%
4.	VWAP for the 60-day period prior to the Disclosure Date	19.87	30.8%
5.	VWAP for the 90-day period prior to the Disclosure Date	22.66	14.7%
6.	VWAP for the 180-day period prior to the Disclosure Date	21.78	19.4%
Notes:
(1)	Share price quoted on the NASDAQ based on data extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.
(2)	The percentage figures are rounded to the nearest one decimal place.
JSE
Description		Share Price(1) (ZAR)	Exchange rate (USD/ZAR)(2)	USD converted share price(3)	Premium of Transaction Value of US$26.00 over Share Price(4) (%)
1.	Last traded price per Share on October 10, 2022, being the Last Trading Day	424.99	18.13	23.44	10.9%
2.	Last trading price per Share on August 26, 2022 being the last full trading date prior to the Disclosure Date	331.03	16.88	19.61	32.6%
3.	VWAP for the 30-day period prior to the Disclosure Date	314.60	16.75	18.78	38.4%
4.	VWAP for the 60-day period prior to the Disclosure Date	307.91	16.44	18.73	38.8%
5.	VWAP for the 90-day period prior to the Disclosure Date	353.68	16.22	21.81	19.2%
6.	VWAP for the 180-day period prior to the Disclosure Date	325.54	15.74	20.68	25.7%
Notes:
(1)	Share price quoted on the JSE based on data extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.
(2)	Based on the rate extracted from Bloomberg L.P. as at the Last Trading Day or Disclosure Date (as appropriate), rounded to the nearest two decimal places.
(3)	The ZAR price is converted to USD at the rate prevailing on the relevant day or, in the case of the VWAP, the average rate prevailing during the relevant period.
(4)	The percentage figures are rounded to the nearest one decimal place.

Highest and Lowest Closing Prices
The highest and lowest prices of the Shares on the NASDAQ and the JSE (as reported by Bloomberg L.P.) for each of the fiscal quarters during the past two years are as follows:
NASDAQ
	High ($)	Low ($)
Calendar Year 2022
Fourth Quarter (through October 27, 2022	$25.88	$23.97
Third Quarter	24.86	15.05
Second Quarter	28.88	17.15
First Quarter	26.75	14.54
Calendar Year 2021
Fourth Quarter	18.03	13.19
Third Quarter	19.07	9.36
Second Quarter	11.39	6.80
First Quarter	7.58	4.66
Calendar Year 2020
Fourth Quarter	4.30	3.24
Note(s):
(1)	Share price quoted on the NASDAQ based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
On October 27, 2022, the last full trading day prior to the date of the Offer, the closing sales price of the Shares on NASDAQ was $25.88 per Share, as reported by Bloomberg L.P.
JSE
	High	Low
Calendar Year 2022
Fourth Quarter (through October 27, 2022	470.00	424.00
Third Quarter	430.81	250.51
Second Quarter	440.00	290.00
First Quarter	404.00	223.70
Calendar Year 2021
Fourth Quarter	264.76	199.11
Third Quarter	267.49	140.83
Second Quarter	160.00	98.21
First Quarter	108.00	55.50
Calendar Year 2020
Fourth Quarter	69.24	50.51
Note(s):
(1)	Share price quoted on the JSE based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
On 27, 2022, the last full trading day prior to the date of the Offer, the closing sales price of the Shares on the JSE was ZAR462.00 per Share, as reported by Bloomberg L.P.
Before deciding whether to tender your Shares in this Offer, you should obtain a current market quotation for the Shares.

Dividend
According to the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, the Company intends, subject to operating needs and other circumstances, to return approximately 30% of its adjusted net income (adjusted for extraordinary items) to shareholders through a combination of quarterly dividends and/or share repurchases and to pay a minimum quarterly base dividend of $0.03 per Share and an additional variable component, consisting of additional dividends and/or share repurchases.
The frequency and amount of any dividends paid during the past two years with respect to the Shares is set forth in the table below (it being noted that no dividends were paid by the Company prior to the third quarter of 2021). Shareholders of the Company who tender their Shares in the Offer will no longer be entitled to receive dividends following the acceptance of such Shares for payment (except for the Special Dividend).
	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Announcement date	November 17, 2021	February 16, 2022	May 24, 2022	August 17, 2022
Declaration date	November 17, 2021	February 16, 2022	May 24, 2022	August 17, 2022
Record date	December 3, 2021	March 11, 2022	June 10, 2022	September 9, 2022
Payment date	On or about December 13, 2021	On or about March 22, 2022	On or about June 20, 2022	On or about September 19, 2022
Amount per Share	$0.72	$0.72	$0.47	$0.84
As a condition to the Offer, without TMI’s written consent, the Company shall not declare, make or pay any dividends or any other form of distribution to its shareholders, excluding
(1)	the declaration, making and payment of the Special Dividend,
(2)
declaring, making or paying a dividend by reference to each quarter of the Company in an amount determined in accordance with and subject to the parameters (including as to the maximum percentage limit of distributable profits) set out in, the Company’s dividend and capital return policy as in effect on August 25, 2022 (but without taking into account the Special Dividend in determining such amount) that has a declaration date, announcement date, record date and payment date that is consistent with past practice as to timing and amount provided that such dividend is permitted by applicable law and shall not prejudice the payment of the Special Dividend, and

(3)
the making or payment of the special dividend equivalent payment of $5.00 per Share underlying each outstanding forfeitable share award payable to holders of such outstanding forfeitable share award as of the applicable dividend record date.

See “THE OFFER – Section 11. Conditions of the Offer.”
8.	Certain Information Concerning the Company.
Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from, or is based upon, information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither Offeror nor TMI has knowledge indicating that any statements contained herein based on such documents and records are untrue. However, neither Offeror nor TMI assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but are unknown to us.
Overview
The Company is the holding company which acquired the international drybulk and tanker shipping group of Grindrod Limited, a public company incorporated in accordance with the laws of the Republic of South Africa, whose origins date back to the formation of a shipping and related business in 1910 by Captain John Edward Grindrod. The Company was incorporated as a private company, Grindrod Shipping Holdings Pte. Ltd., in Singapore on November 2, 2017 under the Singapore Companies Act. With effect from April 25, 2018, Grindrod Shipping

Holdings Pte. Ltd. was converted from a private company to a public company incorporated in accordance with the laws of Singapore and it changed its name to Grindrod Shipping Holdings Ltd.
The Company owns and operates a diversified fleet of owned, long-term and short-term chartered-in drybulk vessels predominantly in the handysize and supramax/ultramax segments. The drybulk business, which operates under the brand “Island View Shipping” (“IVS”) includes a core fleet of 31 vessels consisting of 15 handysize drybulk carriers and 16 supramax/ultramax drybulk carriers. The Company is based in Singapore, with offices in London, Durban, Tokyo and Rotterdam.
The address of the Company’s principal executive office is #03-01 Southpoint, 200 Cantonment Road, Singapore 089763. The telephone number of the Company’s principal executive office is +65 6323 0048.
Available Information
The Company is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters. The Company’s filings are available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.
The Company’s Financial Projections
The Company provided Offeror and TMI with certain internal financial projections as described in the Company’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the Company’s shareholders together with this Offer to Purchase.
9.	Certain Information Concerning Offeror and TMI.
As of the date of this Offer to Purchase, TMI and Offeror directly or indirectly own 4,925,023 Shares, representing approximately 25.93% of the outstanding Shares of the Company.
Information on TMI
TMI is an internally managed investment company listed on the Premium Segment of the Official List, its shares trading on the Main Market of the London Stock Exchange since its IPO in May 2021 (the “IPO”). TMI specializes in the acquisition and chartering of vessels in the handysize and supramax bulk carrier segments of the global shipping sector. TMI invests in a diversified portfolio of vessels which are primarily second-hand and which, historically, have earned returns in excess of TMI's target dividend yield of 8% p.a. (on the initial issue price). The current portfolio numbers 27 vessels in the geared dry bulk segment (handysize and supramax types). The ships are employed utilizing a variety of employment/charter strategies.
TMI has a policy to pay dividends quarterly. TMI announced an increased interim dividend of 2 cents per ordinary share paid on a quarterly basis on July 28, 2022, with a targeted total net asset value return of 10-12% per annum over the medium to long-term. The TMI Board declared a special dividend of 3.22 cents per share in respect of the period from IPO to March 31, 2022 paid on May 6, 2022, which brought total dividends declared for the period from IPO to March 31, 2022 to 8.47 US cents per share, representing a dividend yield on the IPO price of approximately 10% on an annualised basis. On October 27, 2022, TMI declared an interim dividend in respect of the period to September 30, 2022, of 2 US cents per ordinary share, in line with the increased annualised dividend target for the financial year 2022 of an 8% dividend yield on TMI’s IPO price.
TMI has the benefit of an experienced executive team led by Edward Buttery and who previously worked closely together at the Commercial Manager of TMI’s vessels, Taylor Maritime (HK) Limited (“Taylor Maritime HK”). Established in 2014, Taylor Maritime (HK) Limited is a privately owned ship-owning and management business with a seasoned team that includes the founders of dry bulk shipping company Pacific Basin Shipping (listed in Hong Kong 2343.HK) and gas shipping company BW Epic Kosan (formerly Epic Shipping) (listed in Oslo BWEK:NO). TMI's team of industry professionals are based in Guernsey, Singapore and London.
TMI’s business address is Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1 GR Channel Islands, and TMI’s telephone number is +44 20 3838 0531. Additional information on TMI is set out in Appendix A.

Information on the Offeror
Offeror is an indirect wholly-owned subsidiary of TMI which is incorporated in the Republic of the Marshall Islands and whose principal business is to hold investments on behalf of TMI and its subsidiaries and affiliates. Offeror currently holds TMI’s existing investment in the Company.
Offeror’s business address is Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1 GR Channel Islands, and Offeror’s telephone number is +44 20 3838 0531. Additional information on Offeror is set out in Appendix A.
10.	Source and Amount of Funds.
The following summary of certain financing arrangements in connection with the Offer is qualified in its entirety by reference to the Facility Agreement, dated October 11, 2022, among, inter alia, Offeror, TMI, Nordea and Skandinaviska Enskilda Banken AB (publ), Singapore Branch, a copy of which is filed as an exhibit to the Schedule TO and is incorporated by reference herein. Shareholders are urged to read the Facility Agreement for a more complete description of the provisions summarized below.
TMI will be financing the cash consideration payable pursuant to this Offer to Purchase out of its own cash resources and, subject to customary conditions, a new acquisition finance facility arranged by Nordea (the “New Facility”) comprising (1) a term loan facility in a principal amount not exceeding USD 163,330,000 (the “Term Loan”) and (2) a top up term loan in a principal amount not exceeding USD 45,000,000 (the “Top Up Facility”). The rate of interest payable in respect of the New Facility is the percentage rate per annum which is the aggregate of the applicable term SOFR reference rate, the relevant credit adjustment spread and a margin of 3.10 basis points (in respect of the Term Loan) and 3.85 basis points (in respect of the Top Up Facility).
The amount to be drawn down under the New Facility will depend on the level of holding that TMI acquires in the Company pursuant to the Offer. Offeror and TMI estimate that the total funds required to purchase all of the outstanding Shares (other than Shares held by Offeror and Shares held by the Company in treasury) pursuant to the Offer and to pay related transaction fees and expenses will be approximately $319,000,000.
The minimum size of the stake in the Company that will be acquired pursuant to the Offer is such number of Shares carrying voting rights that, together with Shares carrying voting rights acquired before (or, with the approval of the Company, during) the Offer (and including, for the avoidance of doubt, any Shares issued to Offeror pursuant to the FSA Payment Issuance), will result in Offeror and persons acting in concert with it holding more than 50% of the voting rights attaching to the aggregate of all the Shares (other than Shares held in treasury) and the number of Shares that would result from the valid vesting and settlement in full of the Company Forfeitable Shares (as defined below), but this could rise to 100%, depending on the level of valid tenders received from the Company shareholders. The amount that TMI will be required to borrow under the New Facility ranges from zero at an ownership interest of 50.1% to approximately USD 175 million at 100%. Sums drawn down under this facility will be guaranteed by TMI and will also be secured by, among other things, a pledge over Offeror’s shareholding in the Company following the Offer. In addition, TMI will provide collateral security over a pool of vessels within its existing portfolio of assets.
At the maximum draw down under the New Facility, TMI’s borrowings would represent just under 40% of its gross assets. Accordingly, in order to facilitate the purchases pursuant to the Offer, it is also proposed that TMI would increase its current gearing limit within its investment policy to 40% of gross assets on an exceptional basis, with a commitment to bring gearing back within the current limit of 25% of gross assets within eighteen (18) months of the entry into of such facility through a combination of vessel sales and cash generation.
The Term Loan will be paid in equal consecutive quarterly instalments (each a “Repayment Instalment”), each in an amount equal to the lesser of (a) $25,000,000 and (b) 15% of the total outstanding Term Loan borrowed under the New Facility, the first of which shall be repaid on the date falling nine (9) months after the initial borrowing date of the Term Loan and the last on the relevant termination date, provided that in case of a prepayment pursuant to certain mandatory prepayments set forth in the New Facility 50% of the proceeds from such prepayment shall be applied to reduce the relevant Repayment Instalment(s) in order of maturity and the relevant Repayment Instalment(s) shall be adjusted accordingly. The Top Up Facility will be paid in full on the relevant termination date thereunder.
Until all outstanding amounts and obligations under the New Facility have been repaid and discharged in full, the obligations with respect to the Term Loan and Top Up Facility shall be secured by assets of Offeror, TMI and TMI Holdco Limited, a corporation incorporated in the Republic of the Marshall Islands, as obligors under the New Facility.

Evercore Asia (Singapore) Pte. Ltd., as financial advisor to Offeror in connection with the Offer, confirms that sufficient financial resources are available to Offeror to satisfy in full all acceptances of the Offer for the Shares in cash on the basis of the Offer Price. This confirmation has been provided by Evercore Asia (Singapore) Pte. Ltd. to meet the requirements of the Singapore Code.
“Company Forfeitable Shares” means awards of entitlements to Shares, subject to vesting conditions and other terms and conditions, granted pursuant to the Company’s 2018 Forfeitable Share Plan, that settle in Shares when vested. See “THE OFFER — Section 1. Terms of the Offer.”
We do not believe the financial condition of Offeror, TMI or their respective affiliates is material or relevant to your decision regarding whether to tender Shares in the Offer because:
•	the Offer is being made for all of the Shares, other than Shares held by Offeror and Shares held by the Company in treasury, solely for cash;
•	the consummation of the Offer is not subject to any financing condition; and
•	we have all of the financial resources, including committed debt financing, sufficient to finance the Offer.
11.	Conditions of the Offer.
Notwithstanding any other term of the Offer, Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer, in the event that immediately prior to the applicable expiration time:
•
Offeror has not received, by the close of the Offer, Shares validly tendered and not validly withdrawn of such number which, together with Shares acquired before (or, with the approval of the Company, during) the Offer (and including any Shares issued to Offeror in exchange for Offeror’s payment of the Offer Price of $21.00 in respect of the Company Forfeitable Shares) will result in Offeror and persons acting in concert with it holding more than 50% of the voting rights attributable to the aggregate of (x) all the Shares in issue (other than Shares held by the Company in treasury) and (y) the number of Shares that would result from the valid vesting and settlement in full of the Company Forfeitable Shares (the “Minimum Tender Condition”); or

•	any of the following shall have occurred since the date of the Implementation Agreement and continue to exist:
○
(a) the Company Board shall not have declared a Special Dividend of $5.00 per Share and fixed as the record date therefor a date on or prior to the date on which the expiration of the Offer occurs, (b) the Company shall not have remitted sufficient funds to the applicable transfer agents for payment in full of the Special Dividend, or (c) the Company shall not have irrevocably instructed the applicable transfer agents to pay and distribute the funds for the Special Dividend to the holders of record of outstanding Shares as of the dividend record date as soon as possible after the expiration date of the Offer (the “Irrevocable Instruction Condition”);

•	the Implementation Agreement shall have been terminated in accordance with its terms (the “Termination Condition”);
•	since the date of the Implementation Agreement, any of the following shall have occurred:
(a)
a material adverse change in the assets, financial condition, profits or results of operation of the Company and its subsidiaries, taken as a whole (excluding, for avoidance of doubt, the impact of the Special Dividend and any permitted dividend pursuant to the Implementation Agreement);

(b)
any litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against the Company or any of the Company’s subsidiaries which would or would reasonably be expected to have a material adverse effect on the assets, financial condition or results of operation of the Company and its subsidiaries taken as a whole; and/or

(c)
the discovery by TMI that any financial, business, or other information concerning the Company and its subsidiaries, publicly disclosed by the Company or any of the Company’s subsidiaries in a filing with the SEC or the JSE within the three (3) years preceding the date of the Implementation

Agreement was materially misleading, contained a material misrepresentation of fact, or omitted to state a fact necessary to make the information not misleading, in each case, as at the time of such public disclosure and which in any case is materially adverse to the assets. financial condition or results of operations of the Company and its subsidiaries taken as a whole;
in the case of each of (a), (b), and (c) above, having the effect of causing, or being reasonably likely to cause, a diminution of the consolidated net asset value (excluding intangible assets and interests in joint ventures) of the Company and its subsidiaries, taken as a whole, as reflected in the latest publicly disclosed consolidated balance sheet, by more than twenty percent (20%) as compared to the same value in the Company’s (including its subsidiaries) publicly disclosed consolidated balance sheet as of June 30, 2022.
•	since the date of the Implementation Agreement, any of the following shall have occurred and be continuing without the prior written consent of TMI:
○	the Company converting all or any of the Shares into a larger or smaller number of Shares;
○	the Company entering into a share buy-back agreement or resolving to approve the terms of a share buy-back agreement under the Companies Act, other than:
(a)
the withholding of Shares to satisfy tax withholding obligations with respect to any of the Company Forfeitable Shares in accordance with the terms of the Company’s 2018 Forfeitable Share Plan and any applicable award,

(b)	the forfeiture of outstanding Company Forfeitable Shares, or
(c)	the cancellation of Company Forfeitable Shares (as contemplated by Section 1.5 of the Implementation Agreement);
○	the Company resolving to reduce its share capital in any way, other than:
(a)
the withholding of Shares to satisfy tax withholding obligations with respect to any of the Company Forfeitable Shares in accordance with the terms of the Company’s 2018 Forfeitable Share Plan and any applicable award,

(b)	the forfeiture of outstanding Company Forfeitable Shares, or
(c)	the cancellation of Company Forfeitable Shares as contemplated by Section 1.5 of the Implementation Agreement;
○
the Company making any allotment or issuance of, or granting any option or other security to subscribe for or convertible into, any Shares (other than the allotment and issuance of Shares upon the vesting and settlement of any Company Forfeitable Shares outstanding at the date of the Implementation Agreement in accordance with their terms and pursuant to the Company issuing to Offeror in exchange of the aggregate amount of Offeror’s payment of the offer price of $21.00 in respect of the Company Forfeitable Shares, a number of Shares equal to the aggregate of such amount divided by the Offer Price.;

○
the Company issuing, or agreeing to issue, convertible notes or other debt securities (excluding transactions between members of the Company and its subsidiaries and borrowings in the ordinary and usual course under the Company and its subsidiaries’ existing credit facilities or working capital lines);

○	the Company declaring, making or paying any dividends or any other form of distribution to its shareholders, excluding:
(a)	the declaration, making and payment of the Special Dividend,
(b)
declaring, making or paying a dividend by reference to each quarter of the Company in an amount determined in accordance with and subject to the parameters (including as to the maximum percentage limit of distributable profits) set out in, the Company’s dividend and capital return policy as in effect on August 25, 2022 (but without taking into account the Special

Dividend in determining such amount) that has a declaration date, announcement date, record date and payment date that is consistent with past practice as to timing and amount provided that such dividend is permitted by applicable law and shall not prejudice the payment of the Special Dividend, and
(c)
the making or payment of the special dividend equivalent payment of $5.00 per Share underlying each outstanding forfeitable share award payable to holders of such outstanding forfeitable share award as of the applicable dividend record date;

○	an order issued by any court of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the Offer shall be in effect (the “Injunction Condition”);
○	the Company or any Company Material Subsidiary (as defined below) resolving that it be wound up;
○
the appointment of a liquidator, provisional liquidator, judicial manager, provisional judicial manager and/or other similar officer of the Company or any subsidiary of the Company that had a net asset value (excluding intangible assets and interests in joint ventures) as of June 30, 2022 that was more than ten percent (10%) of the consolidated net asset value (excluding intangible assets and interests in joint ventures) of the Company and its subsidiaries as reflected in the Company’s publicly disclosed consolidated balance sheet as of June 30, 2022 (each, a “Company Material Subsidiary”);

○	the making of an order by a court of competent jurisdiction for the winding-up of the Company or any Company Material Subsidiary;
○	the Company or any Company Material Subsidiary entering into any arrangement or general assignment or composition for the benefit of its creditors generally;
○	the appointment of a receiver or a receiver and manager, in relation to all or a substantial part of the property or assets of the Company and its subsidiaries;
○	the Company or any Company Material Subsidiary becoming or being deemed by applicable law or a court of competent jurisdiction to be insolvent;
○	all or substantially all of the Company and its subsidiaries ceases to carry on business in the ordinary and usual course;
○
the Company or any Company subsidiary becoming the subject of any criminal investigation and/or proceeding that would, or is reasonably likely to, have a material adverse effect on the assets, financial condition or results of operation of the Company and its subsidiaries taken as a whole and having the effect of causing, or being reasonably likely to cause, a diminution of the consolidated net asset value (excluding intangible assets and interests in joint ventures) of the Company and its subsidiaries by more than twenty percent (20%) as compared to the same value in the Company and its subsidiaries’ publicly disclosed consolidated balance sheet as of June 30, 2022;

○	the occurrence of any event which, under the laws of any jurisdiction, has an analogous or equivalent effect to any of the foregoing event(s); and
○
any representation and warranty of the Company in the Implementation Agreement not being true and correct as of the date of the Implementation Agreement and immediately prior to the Expiration Time, as though made on and as of such time (except to the extent such representation or warranty is expressly made as of a specific date or time, in which case as of such date or time), except where the failure to be so true and correct would not have or reasonably be expected to have a material adverse effect on the assets, financial condition or results of operation of the Company its subsidiaries taken as a whole and having the effect of causing a diminution of the consolidated net asset value (excluding intangible assets and interests in joint ventures) of the Company its subsidiaries by more than twenty percent (20%) as compared to the same value in the Company its subsidiaries’ publicly disclosed consolidated balance sheet as of June 30, 2022.

Since the joint public announcement by Offeror, TMI and the Company on October 12, 2022, pursuant to Rule 3.5 of the Singapore Code, as to Offeror’s firm intention to make the Offer, and as of the date of this Offer to Purchase, the following conditions of the Offer have been satisfied:
•
TMI has obtained the affirmative vote or consent in respect of resolutions to approve amendments to TMI’s published investment policy, of a simple majority of 50% plus one vote of every shareholder present and voting in person or by proxy at the TMI shareholder meeting for such vote (the “Investment Policy Amendment Condition”);

•	The Company Board has declared the Special Dividend of $5.00 per Share and fixed a record date for it that is prior to the expiration of the Offer (which record date is November 25, 2022); and
•	the South African Competition Commission’s unconditional approval relating to the Offer has been obtained (the “Regulatory Condition”).
12.	The Implementation Agreement; the Other Agreements.
Summary of the Implementation Agreement
The following is a summary of certain provisions of the Implementation Agreement and certain other agreements entered into in connection with the Implementation Agreement. The summary of the Implementation Agreement and each other agreement do not purport to be complete and are qualified in its entirety by reference to the full text of the Implementation Agreement and such other agreements, copies of which are attached hereto as exhibits to the Schedule TO and are incorporated by reference herein. Copies of the Implementation Agreement and the Schedule TO, and other filings that we make with the SEC with respect to the Offer, may be obtained by contacting the Information Agent. Capitalized terms used but not defined in this Section 12 shall have the respective meanings given to them in the Implementation Agreement. Holders of Shares and other interested parties should read the Implementation Agreement for a more complete description of the provisions summarized below.
Extension of the Offer
The Implementation Agreement provides that Offeror will extend the Offer for any period required by any applicable rule and regulation of the SEC or the staff thereof, NASDAQ or the JSE, or by the Singapore Code, subject to the SIC Rulings and the SEC No-Action Relief. Subject to each party’s termination rights under the Implementation Agreement and upon other terms therein, if as of any then-scheduled expiration date, any condition to the Offer is not satisfied and has not been waived (if permitted), Offeror shall extend the Offer on one or more occasions in consecutive increments of no less than 5 business days and no more than 10 business days each (or such other period as TMI and the Company may agree in writing), until such time as all conditions to the Offer are satisfied or waived; provided that the Offer shall not be extended to more than 60 days after the Commencement Time unless otherwise agreed by TMI and the Company with the prior written consent of the SIC.
If, immediately before 11:59 p.m., New York time, on a Business Day after November 28, 2022 (other than any Business Day immediately preceding a Business Day on which commercial banks in any of Norway, Singapore or South Africa are authorized or required by applicable law to close), all conditions to the Offer would be satisfied or waived (if permitted), the Offer shall expire at 11:59 p.m., New York time, on such date, regardless of whether the Offer may previously have been extended beyond such date and time, to the extent such is permitted by the SIC Rulings and the SEC No-Action Relief.
Subsequent Offering Period
Immediately following the Expiration Time, Offeror shall irrevocably accept for payment (the time of such acceptance, the “Acceptance Time”) all Shares validly tendered and not withdrawn as of such Expiration Time, and start a subsequent offering period of at least 15 Business Days (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act, the SEC No-Action Relief, the Singapore Code and the SIC Rulings (the “Subsequent Offering Period”). No withdrawal rights shall apply during the Subsequent Offering Period.
Termination of the Offer
The Implementation Agreement provides that TMI and Offeror shall not terminate or withdraw the Offer prior to the time the Offer expires (as may be extended), except in the event that the Implementation Agreement is terminated pursuant to its terms. In the event of such termination, TMI shall, to the extent permitted by the SIC, irrevocably and unconditionally terminate the Offer by no later than one Business Day after the termination of the Implementation Agreement, and promptly return and cause to be returned all tendered Shares to the registered holders thereof.
Compulsory Acquisition
Pursuant to the Implementation Agreement, if at any time Offeror is entitled to exercise the right to compulsorily acquire all the Shares held by holders who have not accepted the Offer pursuant to Section 215(1) of the Companies Act, Offeror shall, and TMI shall cause Offeror to, promptly exercise such right and compulsorily acquire, at the Offer Price, all of the Shares that at such time are not beneficially owned by TMI, Offeror, their related corporations or their nominees (as each term is defined in the Companies Act).
The conditions to, and potential effect of, the Compulsory Acquisition are discussed in “SPECIAL FACTORS – Section 4. Effects of the Offer.” of this Offer to Purchase. Whether or not the conditions to the Compulsory Acquisition are satisfied following the Offer, depending upon the number of Shares purchased pursuant to the Offer, the Shares may cease to be listed on NASDAQ and/or the JSE, and the registration of the Shares under the Exchange Act and the Company’s reporting issuer status under U.S. securities laws may be terminated. See “THE OFFER — Section 5. Effect of the Offer on the Market for the Shares; Nasdaq and JSE Listings; Exchange Act Registration; and Margin Regulations.”
Treatment of Forfeitable Share Awards
At the Acceptance Time, the Company’s 2018 Forfeitable Share Plan shall be terminated and any portion of an outstanding award that is (i) unvested, or (ii) vested, but remains unsettled (the “Outstanding FSA”), shall become fully vested at the Acceptance Time by virtue of the Company’s compensation committee resolving to accelerate the vesting thereof. In respect of such Outstanding FSA:
•
if the consent of the relevant holder to the cancellation of all his or her Outstanding FSA so vested has been obtained, such holder shall be entitled, in consideration of such cancellation, to receive an amount in cash, without interest, equal to the Offer Price in respect of each Share which would have accrued on the Outstanding FSA held by such holder, using cash provided by Offeror (each such payment, an “FSA Payment” and the aggregate of all such FSA Payments, the “Aggregate FSA Payment”);

•
if the consent of the relevant holder to the cancellation of all his or her Outstanding FSA so vested has not been obtained, such holder shall be entitled to be issued such number of Shares accruing to such Outstanding FSA, with such Shares to be delivered by the Company to such holder as promptly as practicable after the Acceptance Time (the “FSA Payment Issuance”); and

•
subject to the occurrence of the Acceptance Time, each holder of an Outstanding FSA shall receive payment of $5.00 (in lieu of the Special Dividend) (the “Special Dividend Equivalent Payment”) in respect of each Share which would have accrued on the Outstanding FSA held by such holder as at the Dividend Record Date (as defined below), using cash provided by the Company.

Following payment by Offeror to the Company of an amount equivalent to the Aggregate FSA Payment, the Company will promptly issue to Offeror such number of Shares obtained by dividing the Aggregate FSA Payment by the Offer Price.
Each FSA Payment and Special Dividend Equivalent Payment will be made by the Company no later than the first payroll date immediately following the Acceptance Time, and TMI, Offeror and the Company shall be entitled to deduct or withhold from each such FSA Payment or Dividend Equivalent Payment, any amounts required to be deducted or withheld under applicable tax laws.
Representations and Warranties
The Implementation Agreement contains representations and warranties of the Company, subject to certain exceptions in the Implementation Agreement, in the Company disclosure letter delivered in connection with the Implementation Agreement and in the Company’s public filings, as to, among other things:
•	organization and power to do business;
•	capitalization;

•	corporate power and authority, including relating to the execution, delivery and performance of the Implementation Agreement;
•	consents and approvals relating to the execution, delivery and performance of the Implementation Agreement and the absence of certain violations;
•	the forms, documents and reports required to be filed or furnished with the SEC;
•	compliance of the financial statements of the Company included in such documents;
•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;
•	allegations, assertions or claims regarding the Company’s accounting practices;
•	compliance with applicable listing and corporate governance rules and regulations of NASDAQ and the JSE;
•	the accuracy of the information supplied for the purposes of the offer documents;
•	the absence of certain liabilities;
•	the absence of certain changes or events;
•	the absence of certain actions, proceedings or orders;
•	compliance with applicable laws, the provisions of anti-bribery and anti-corruption laws, and export and sanctions regulations;
•	insolvency;
•	material contracts;
•	tax returns and other tax matters;
•	real and personal property matters, including vessel owned by the Company or its subsidiaries;
•	employee benefit plans and other matters concerning employees;
•	intellectual property rights;
•	insurance policies;
•	related-party arrangements;
•	certain representations relating to Regulation S under the Securities Act; and
•	brokers’ fees.
The Implementation Agreement also contains representations and warranties of TMI and Offeror, subject to certain exceptions in the Implementation Agreement, as to, among other things:
•	organization and power to do business;
•	corporate power and authority relating to the execution, delivery and performance of the Implementation Agreement;
•
confirmation of sufficient financial resources or committed financing facilities to undertake and complete the Offer, to satisfy full acceptance of the Offer, the Aggregate FSA Payment and related fees and expenses in connection with the Offer; and

•	certain representations relating to Regulation S under the Securities Act.
The representations and warranties in the Implementation Agreement will not survive the Acceptance Time.
Efforts to Consummate the Offer
The Company, TMI and Offeror have agreed to each use its reasonable best efforts to promptly cause to be taken all actions, and to cause to be done all things necessary, proper or advisable to consummate and make effective the Offer and the other transactions contemplated by the Implementation Agreement as soon as practicable, including, among others, to:
•
take such actions (if any) as may be required to cause the expiration of the notice or suspension periods or to obtain approvals under the applicable competition laws and other applicable laws with respect to such transactions as promptly as practicable after the execution of the Implementation Agreement,

•	cause the satisfaction of the conditions to the Offer,
•	defend and seek to prevent lawsuits or other legal proceedings, whether judicial or administrative, challenging or affecting the Implementation Agreement or the transactions contemplated thereby;
•	make registrations, filings, notifications or submissions which are necessary or required with respect to the Implementation Agreement and transactions contemplated thereby,
•
refrain from taking certain actions that would reasonably be expected to result in any delay in obtaining, or the failure to obtain, any regulatory or other approvals required in connection with the transactions contemplated the Implementation Agreement, or which would otherwise reasonably be expected to prevent or delay the consummation of the Offer,

•
obtain from governmental entities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, TMI, or Offeror or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of the Implementation Agreement and the completion of the transactions contemplated thereby, and

•	take all reasonable steps as may be necessary to obtain such consents and approvals.
However, TMI, Offeror or any of their respective affiliates shall not be required to sell, to license, to hold separate or dispose of, or otherwise to change the assets or business of TMI or any of its affiliates or the Company or any of its affiliates, if such action would, or would reasonably be expected to:
(x)
have a material adverse effect on the assets, financial condition, or results of operations of TMI and its subsidiaries (including, for these purposes, the Company and its subsidiaries) taken as a whole (after giving effect to the Acceptance Time), or

(y)
require TMI, its subsidiaries or the Company or its subsidiaries to take any steps or actions that may be materially impracticable or that would violate, or cause any of them not to comply with, their continuing regulatory obligations (including those of the UK Listing Rules of the FCA).

The Implementation Agreement also provides that the parties shall cooperate and consult with each other with respect to communications, notices, submissions, or filings with governmental entities in connection with the Implementation Agreement.
No Solicitation by the Company
Unless otherwise permitted under the Implementation Agreement, the Company and its subsidiaries are prohibited from taking any of the following actions, and are required to direct their representatives not to take any of the following actions until the Acceptance Time or, if earlier, the termination of the Implementation Agreement in accordance with its terms:
•
soliciting any inquiries, proposals or offers with respect to or that would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto;

•	approve, or recommend, or publicly propose to approve, or recommend, any Company Acquisition Proposal;
•	effectuate a Company Change of Board Recommendation;
•
enter into any implementation agreement, merger agreement, acquisition agreement, letter of intent or other similar agreement providing for any Company Acquisition Proposal (other than certain confidentiality agreements), or

•	resolve or agree to do any of the foregoing.
As further provided in the Implementation Agreement, a “Company Acquisition Proposal” is a proposal or offer made by any third party for
(a)
a scheme of arrangement, business combination, amalgamation or other similar transaction involving acquisition of more than 50% of the issued Shares (other than Shares held by the Company in treasury),

(b)
a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company or its subsidiaries representing more than 50% of the consolidated assets of the Company and its subsidiaries,

(c)
an issuance or sale (including by way of scheme of arrangement, business combination, amalgamation or otherwise) of equity interests representing more than 50% of the issued Shares (other than Shares held by the Company in treasury),

(d)	a tender offer or exchange offer involving acquisition of 50% of the issued Shares (other than Shares held by the Company in treasury), or
(e)	any combination of the foregoing (in each case, other than the Offer).
Notwithstanding the non-solicitation provisions described above, the Company may take certain actions if it receives a written Company Acquisition Proposal from a third party that the board of directors of the Company (the “Company Board”) determines is or could reasonably be expected to lead to a Superior Company Proposal. “Superior Company Proposal” is a bona fide written Company Acquisition Proposal, made by a third party which the Company Board has determined, in the good faith judgment of the Company Board (after consultation with the Company’s financial advisors and outside legal counsel), taking into account such legal, financial and regulatory aspects of the Company Acquisition Proposal as the Company Board considers in good faith to be appropriate (including financing, regulatory or other consents and approvals, breakup or termination fee and deposit provisions and the conditionality, timing and likelihood of consummation of, and the party making, such proposals), would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the holders of the Shares than the transactions contemplated by the Implementation Agreement, taking into account all financial terms and conditions of such transaction.
If at any time prior to the Acceptance Time, the Company
(1)
receives a written Company Acquisition Proposal which was made or renewed on or after the date of the Implementation Agreement and did not result from its breach in any material respect of the non-solicitation provisions therein, and

(2)	the Company Board determines in good faith, after consultation with outside counsel and/or its financial advisor in accordance with the Implementation Agreement,
(A)	that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and
(B)	the failure to take the following actions would be inconsistent with the directors’ duties under applicable law, the Company may furnish non-public information to the third party making such Company Acquisition Proposal (subject to receiving from the third party an executed confidentiality agreement), and engage in discussions or negotiations with such third party with respect to Company Acquisition Proposal.
Company Board Recommendation; Company Board Recommendation Change
Except as expressly permitted by the Implementation Agreement, the Company Board may not:
•
withdraw or modify (or publicly propose to withdraw or modify), in each case in a manner adverse to TMI, the approval by the Company Board of the Implementation Agreement and the transactions contemplated thereunder, and the recommendation of the Company Board that the Company’s stockholders tender their Shares to Offeror pursuant to the Offer (the “Company Recommendation”);

•	publicly recommend the approval or adoption of, or publicly proposes to recommend, approve or adopt any Company Acquisition Proposal;
•	fail to include the Company Recommendation in the Schedule 14D-9, or to permit the inclusion of the Company Recommendation in the Offer Announcement or the Offer; or
•	fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after TMI so requests in writing following any public disclosure of a Company Acquisition Proposal.
The actions described in the bullet points above are referred to hereafter as a “Company Change of Board Recommendation”.
However, prior to the Acceptance Time, if the Company receives a written, bona fide Company Acquisition Proposal that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Company Proposal and such Company Acquisition Proposal did not result from a material breach by the Company of the provisions of the Implementation Agreement, the Company Board may effect a Company Change of Recommendation and/or terminate the Implementation Agreement, provided that:
•
The Company must have given TMI at least five Business Days’ prior written notice that it intends to make a Company Change of Recommendation and/or terminate the Implementation Agreement, which notice must specify material terms and conditions of such Superior Company Proposal;

•
after providing such notice and prior to making a Change of Recommendation and/or terminating the Implementation Agreement, the Company must have negotiated in good faith with TMI and Offeror (to the extent TMI requests) during the five-Business Day notice period to make adjustments or amendments to the Implementation Agreement as would obviate the need for the Company to effect a Company Change of Recommendation and/or terminate the Implementation Agreement; and

•
at the end of the five-Business Day notice period, the Company Board must have determined in good faith, after consultation with their outside legal counsel, taking into account any changes to the Implementation Agreement proposed in writing by TMI, that the failure of the Company Board to make a Company Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable law.

Any material change to the terms of the Superior Company Proposal requires the Company to deliver a written notice to TMI and to comply with the requirements in the bullets above, provided, that subsequent to the initial notice period, the notice period will only be three Business Days instead of five Business Days.
The Implementation Agreement does not prohibit the Company or the Company Board from
•	taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders),
•	upon advice of legal counsel, complying with its fiduciary obligations under applicable law,
•
making any “stop-look-and-listen” communication to shareholders of the Company pursuant to Rule 14d-9(f) and 14e-2(a) under the Exchange Act; provided that such statement shall not constitute a Company Change of Board Recommendation; or

•
taking certain action that is required on the part of the Company or the Company Board under the provisions of Rule 9.2 of the Singapore Code by the SIC, provide that such proposed action did not result from a solicitation by the Company in violation of the provisions of the Implementation Agreement.

Employee Benefit Matters
During the period commencing on the Acceptance Time and ending on the first anniversary thereof, the Company shall, and TMI shall cause the Company to maintain the Company’s current employee benefit plans and collective bargaining agreements as disclosed to TMI and subject to the terms in the Implementation Agreement. For the one-year period following the Acceptance Time, the Company shall, and TMI shall cause the Company to, provide each continuing employee of the Company and its subsidiaries with
•
a base salary or wage rate and cash incentive compensation opportunities (subject to certain exceptions), that, in each case, is not less than the base salary or wage rate and cash incentive compensation opportunities available to the applicable continuing employee as of immediately prior to the Acceptance Time;

•
retirement and health and welfare benefits (excluding severance, post-employment welfare and defined benefit pension benefits or transaction-based or other one-time payments), that are substantially comparable in the aggregate to those provided to the applicable continuing employee immediately before the Acceptance Time; and

•	severance and related benefits under the severance plan of the Company or its subsidiaries in existence as at the date of the Implementation Agreement, or a substantially similar plan.
For the purpose of vesting, eligibility to participate and for calculating severance and vacation entitlements under any employee benefit plans maintained by TMI and its subsidiaries (each, a “New Plans”), each continuing employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors, to the same extent under the analogous Company benefit plan immediately prior to the Acceptance Time. Each continuing employee shall be eligible to participate in all New Plans with coverage comparable to that of the benefit plans such employee participated in immediately prior to the Acceptance Time (such plans, collectively, the “Old Plans”) and TMI shall use its commercially reasonable efforts to waive all eligibility waiting periods. The foregoing provisions shall not apply to the extent that their application would result in a duplication of benefits.
In addition, with respect to New Plans providing medical, dental, pharmaceutical or vision benefits, TMI shall use commercially reasonable efforts to cause such plans to:
•	waive all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent waived under the comparable Old Plans, and
•
for purposes of applying deductible, coinsurance and out-of-pocket maximums under such New Plan, to recognize for any continuing employee and his or her covered dependents any eligible expenses incurred during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins.

The Company will pay, and after the Acceptance Time, the Company will, and TMI will cause the Company to, pay, to holders of the awards granted under the Company’s annual cash bonus programs (the “Company Bonus Award”) in respect of calendar year 2022, determined based on actual individual performance and the time of employment with the Company of such holder during the calendar year 2022, and subject to other terms and conditions in the Implementation Agreement and of the Company Bonus Award of such holder.
Indemnification and Insurance
For a period of six years from and after the Acceptance Time, TMI is required, unless otherwise prohibited by applicable law, to cause the Company to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors and officers of the Company and its subsidiaries (collectively, the “Covered Persons”) arising out of acts or omissions in their capacity as directors or officers of the Company or its respective subsidiaries occurring at or prior to the Acceptance Time, to the same extent such person is indemnified by the Company and its respective subsidiaries as of the date of the Implementation Agreement pursuant to (x) the indemnification, expense advancement and exculpation provisions in the organizational documents of the Company or its respective subsidiaries, and (y) the indemnification agreements with such Covered Person and made available to TMI (the “Existing Indemnification Agreements”), in each case subject to the limitations under the applicable law. In addition, the Company shall, and TMI shall cause the Company to, advance expenses (including reasonable legal fees and expenses) as incurred in the defense of the proceeding or investigation with respect to the matters subject to indemnification under the Implementation Agreement, provided that any Covered Person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined by final non-applicable adjudication that such Covered Person is not entitled to indemnification.
During the six-year period starting from the Acceptance Time, the constitution of the Company and the equivalent governing documents of the Company’s subsidiaries shall contain provisions no less favorable to the Covered Persons with respect to indemnification, exculpation from liabilities and rights to advancement of expenses for periods at or prior to the Acceptance Time than those currently set forth in the governing documents of the Company and its subsidiaries. Following the Acceptance Time, the Existing Indemnification Agreements shall be assumed by the Company and shall continue in full force and effect in accordance with their terms.
In addition, for a period of six years from and after the Acceptance Time, the Company must, and TMI must cause the Company to, maintain an insurance and indemnification policy providing coverage for the Company’s and its subsidiaries’ directors and officers with respect to events that occurred at or prior to the Acceptance Time (the “D&O Insurance”), with coverage that is at least as favorable as the coverage provided under the Company’s existing policies or, if substantially equivalent coverage is unavailable, the best available coverage. In no event will TMI or the Company be required to expend for the D&O Insurance pursuant to the foregoing an annual premium amount in excess of 300% of the last annual premium paid by the Company for such insurance and, if the annual premium of such insurance coverage exceeds such maximum amount, the Company will obtain a policy with the greatest coverage available for such maximum amount.
Special Dividend
The Implementation Agreement provides that, promptly following satisfaction of both the Regulatory Condition (as defined in THE OFFER – Section 11. Conditions of the Offer.”) and the Investment Policy Amendment Condition

(as defined in THE OFFER – Section 11. Conditions of the Offer.”), and absent any order issued by any court of competent jurisdiction restraining or otherwise prohibiting the consummation of the Offer, the Company Board will, following consultation with TMI, declare and set a record date for the Special Dividend (such record date, the “Dividend Record Date”), as close as practically possible to a scheduled Expiration Time occurring thereafter, subject to the applicable rules of NASDAQ and the JSE and under the Exchange Act. On or prior to the scheduled Expiration Time at which all of the conditions to Offer are reasonably likely to be satisfied (or, if permitted, waived) and after which the Acceptance Time is reasonably likely to occur, the Company shall remit the funds to the applicable transfer agents to pay the Special Dividend to such holders. The payment and distribution of the funds for the payment of the Special Dividend shall be subject to the Company providing the transfer agents with irrevocable instructions with respect to the payment and distribution of the Special Dividend, which shall occur immediately prior to any Expiration Time for the Offer when the conditions to the Offer shall have been satisfied (or, if permitted, waived), other than the irrevocable instruction to the transfer agents to pay and distribute the funds as described in this paragraph.
TMI Shareholder Meeting
TMI shall duly call, give notice of, convene, and hold a meeting of its shareholders (together with any adjournments or postponements thereof, the “TMI Shareholder Meeting”) for the purpose of seeking the required vote or consent to approve amendments to TMI’s published investment policy (or the adoption of a new investment policy), in either case, which shall permit TMI (whether directly or through Offeror) to consummate the transactions contemplated by the Implementation Agreement (the “Investment Policy Amendment”). In connection the TMI Shareholder Meeting, TMI shall mail a circular containing a notice of general meeting convening the TMI Shareholder Meeting, which shall include the approval by the board of directors of TMI (the “TMI Board”) of the Implementation Agreement and the transactions contemplated thereunder, and the recommendation of the TMI Board that TMI’s shareholders approve the Investment Policy Amendment.
TMI shall use reasonable best efforts to: (a) solicit from TMI shareholders proxies in favor of the approval of the Investment Policy Amendment; and (b) take all other actions necessary or advisable to secure the vote or consent of TMI’s shareholders required by the FCA and applicable law to obtain such approval.
Other Covenants
The Implementation Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to certain other employee matters, cooperation in the preparation of public filings, public announcements, access to information, and confidentiality obligations.
Certain Conditions to the Offer
Notwithstanding any other terms of the Offer, and subject to any applicable rules and regulations of the SEC, the obligations of TMI to accept for payment, or pay for any Shares that are validly tendered in the Offer and not validly withdrawn prior to the Expiration Time are subject to the satisfaction or waiver (if permitted) of certain conditions set forth in “THE OFFER — Section 11 Conditions of the Offer.”
Pursuant to the Implementation Agreement, each of TMI and Offeror reserved the right (but is not obligated) at any time, and from time to time, in its sole discretion to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Offeror may not:
•	amend or waive the Minimum Tender Condition, the Termination Condition, the Regulatory Condition or the Injunction Condition;
•	reduce the number of Shares sought to be purchased in the Offer;
•	unless otherwise permitted in the Implementation Agreement, decrease the Offer Price;
•	change the form of consideration payable in the Offer;
•	add to conditions to the Offer;
•	extend the Offer in any manner other than in accordance with the terms of the Implementation Agreement; or
•	amend or modify any of the conditions to the Offer in a manner that is adverse to the Company or the holders of Shares or in a manner not permitted by the Singapore Code.

Termination
The Implementation Agreement may be terminated and the transactions contemplated thereby may be abandoned in the following circumstances at any time prior to the Acceptance Time, in each case, after consultation with, or approval of the SIC, as and to the extent required under the Singapore Code:
•	by the mutual written consent of the Company and TMI;
•
by either the Company or TMI, if the Acceptance Time has not occurred on or before 11:59 p.m. New York time on January 13, 2023 (the “Outside Date”); provided that the right to terminate the Implementation Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the Offer to have been completed on or before the Outside Date was primarily caused by the failure of such party to perform any of its obligations under the Implementation Agreement;

•
by either the Company or TMI, if an order is issued prior to the Acceptance Time by a court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer and, in each case has become final and non-appealable, subject to the condition that the party seeking to terminate the Implementation Agreement pursuant to this provision shall have satisfied its obligations to obtain consents and approval for, and defend and seek to prevent any proceeding prohibiting, the consummation of the Offer or the other transactions contemplated by the Implementation Agreement;

•
by TMI or Offeror, at any time prior to the Acceptance Time, if (x) the Company Board or any committee thereof shall have effected a Company Change of Board Recommendation, or (y) the Company shall have entered into a definitive acquisition agreement with respect to a Company Acquisition Proposal;

•
by the Company, at any time prior to the Acceptance Time, in order to, immediately following or concurrently with such termination, enter into a definitive agreement with respect to a Superior Company Proposal, in accordance with and in compliance with the non-solicitation provisions of the Implementation Agreement;

•
by either TMI or the Company, if there has been a material breach by the other party of its representations, warranties or covenants contained in the Implementation Agreement such that any condition to the Offer is not reasonably capable of being satisfied while such breach is continuing, and such breach is not capable of cure or shall not have been cured within the earlier of the Outside Date or 30 days from the date of delivery of a written notice of the breach by the non-breaching party to the breaching party; provided, that any party shall not be permitted to terminate the Implementation Agreement pursuant to this provision if there has been any material breach by such party of its obligations under the Implementation Agreement;

•
by TMI or the Company, if the Offer shall have expired or been terminated in a circumstance in which all conditions to the Offer are satisfied or have been waived (other than the Minimum Tender Condition and conditions which by their nature are to be satisfied at the expiration of the Offer) following the end of the maximum 35 Business Day extension period permitted under the Implementation Agreement, or the Expiration Time shall not have occurred 60 calendar days after the Commencement Time, unless otherwise agreed by TMI and the Company with the prior written consent of the SIC; or

•
by TMI or the Company, if the Investment Policy Amendment has been submitted to TMI shareholders for approval at a duly convened TMI Shareholder Meeting and the required vote or consent from TMI’s shareholders shall not have been obtained at such meeting (unless such TMI Shareholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

If the Implementation Agreement is terminated pursuant to its terms, the Implementation Agreement will become void and of no effect without liability or obligation of TMI or the Company (or their respective subsidiaries, affiliates, officers or directors); provided that none of TMI or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of the Implementation Agreement, and that certain provisions of the Implementation Agreement shall survive the termination of the Implementation Agreement.
Expenses
Except as otherwise expressly provided in the Implementation Agreement, all expenses incurred by the parties thereto shall be borne solely and entirely by the party that has incurred the same, whether or not the Offer is consummated.

Amendment and Modification
Subject to the provisions of applicable law, at any time prior to the Expiration Time, the Implementation Agreement may be amended or waived, and the time for performance of obligations thereunder may be extended, if the amendment, waiver or extension is in writing and signed, in the case of an amendment, by TMI, Offeror and the Company, or in the case of a waiver or extension, by the party or parties against whom the waiver or extension is to be effective. Notwithstanding the foregoing, until the end of the Subsequent Offering Period, (1) any termination of the Implementation Agreement by the Company (2) any waiver of compliance, breach or extension of time for performance by TMI, and (3) any amendment to the Implementation Agreement shall require, in addition to the consent of TMI, the consent of the Company Board and of a majority of the continuing independent directors who remain to be members of the Company Board from the date of the Implementation Agreement.
Governing Law
The Implementation Agreement is governed by Delaware law.
Specific Enforcement
The parties have agreed that irreparable damage would occur if any of the provisions of the Implementation Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such non-performance or breach. Accordingly, the parties have agreed that, subject to certain requirements and limitations as set forth in the Implementation Agreement, the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Implementation Agreement and to enforce specifically the terms and provisions of the Implementation Agreement, without proof of adequacy of any remedy at law or otherwise, and in addition to any other remedy at law or in equity.
Tender and Support Agreement
In connection with entering into the Implementation Agreement, each of Grindrod Investments Proprietary Limited (“Grindrod Investments”) (which holds 1,922,740 Shares, representing 10.12% of all the Shares (less Shares held by the company in treasury of 313,531) as at October 27, 2022 (the “Latest Practicable Date”) and Michael Hankinson (who holds 16,423 Shares (excluding 4,166 Company Forfeitable Shares held by him), representing 0.09% of all the Shares (less Shares held by the Company in treasury of 313,531) as at the Latest Practicable Date) (each, a “Tender and Support Party”) has executed a tender and support agreement with TMI and Offeror (collectively the “Tender and Support Agreements”), under which each Tender and Support Party has agreed to accept the Offer.
In the Tender and Support Agreement with Grindrod Investments Proprietary Limited, TMI and Offeror have agreed that an injunction is the sole and exclusive remedy for breach of the Tender and Support Agreement by such Tender and Support Party.
Pursuant to the Tender and Support Agreements, each Tender and Support Party has undertaken and/or agreed, inter alia, that:
(a)
Each Tender and Support Party agrees to promptly (and, in any event, not later than ten (10) business days after commencement of the Offer with respect to Subject Shares Beneficially Owned as of the date of such Tender and Support Agreement and as soon as practicable (but not later than five (5) business days) after the Tender and Support Party acquires Beneficial Ownership of any additional Shares during the Support Period, but in any case prior to the Expiration Time) accept, and/or cause to be accepted, the Offer with respect to all the Subject Shares of the Tender and Support Party and deliver and/or tender or cause to be delivered and/or tendered all such Subject Shares of the Tender and Support Party to a depositary in South Africa designated in the Offer Documents (the “Depositary”).

(b)
No Withdrawal. Each Tender and Support Party agrees not to withdraw, and not to cause or permit to be withdrawn, any Subject Shares from the Offer, or any acceptance of the Offer, unless and until (i) the Offer shall have been terminated or shall have expired without Offeror having accepted for payment any Shares tendered in the Offer, in each case, in accordance with the terms of the Offer or (ii) termination of the relevant Tender and Support Agreement in accordance with paragraph (e) of public announcement of the Offer.

(c)
Conditional Obligation. Each Tender and Support Party acknowledges and agrees that Offeror’s obligation to accept for payment Shares tendered into the Offer, including the Subject Shares tendered by the Tender and Support Party, is subject to the terms and conditions of the Offer.

(d)
Voting Agreement. Each Tender and Support Party agrees that, during the Support Period, it will not, or, if granting a proxy with respect to the Subject Shares, will instruct the proxy holder not to, vote any Subject Shares in favour of, or consent to, and will, or, if granting a proxy with respect to the Subject Shares, will instruct the proxy holder to, vote against and not consent to, the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Offer, or (iii) corporate action, the consummation of which would prevent or materially delay the consummation of the Offer. Each Tender and Support Party shall use its commercially reasonable efforts to ensure that, during the Support Period, any other Person having voting power with respect to any Subject Shares will not vote any such Subject Shares in favour of or consent to, and will vote against, the approval of the matters described in (i) to (iii) of this paragraph (d).

(e)
Termination of Tender and Support Agreement. Each Tender and Support Agreement shall terminate upon the termination or expiration of the Support Period or upon the termination of the Implementation Agreement.

For the purposes of this section (Tender and Support Agreement), the following words and expressions have the following meanings:
(a)
A Tender and Support Party shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if the Tender and Support Party is the “beneficial owner” with respect to such security (within the meaning of Rule 13d-3 under the Exchange Act) or in which Shareholder may become otherwise interested (within the meaning of Section 7 of the Companies Act).

(b)
“Offer Documents” shall mean collectively, a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act and a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, and including all exhibits thereto, the “TMI Schedule 13E-3”) with respect to the Offer in accordance with Rule 13e-3(d) promulgated under the Exchange Act.

(c)
“Subject Shares” shall mean any Shares that are owned or controlled (including, but not limited to, the Shares that the Tender and Support Party legally or Beneficially Owns as set out under such Tender and Support Agreement), or hereafter acquired or controlled, by the Tender and Support Party, or for which the Tender and Support Party otherwise becomes the record or Beneficial Owner (within the meaning of Rule 13d-3 of the Exchange Act) or may become otherwise interested (within the meaning of Section 7 of the Companies Act), prior to the end of the Support Period, including Shares acquired after the date of any Tender and Support Agreement pursuant to acquisition by purchase, conversion or exercise of any security convertible into or exercisable for Shares, stock dividend, distribution, bonus issue, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction.

(d)
“Support Period” shall mean the period from the date of each tender and Support Agreement through the earliest of (i) the date upon which the Implementation Agreement is validly terminated in accordance with its terms, (ii) the date on which the Expiration Date of the Offer has occurred and the Subsequent Offer Period has expired, (iii) any date upon which any modification, waiver or amendment is made to any provision of the Implementation Agreement that is effected without the Tender and Support Party’s prior written consent and that reduces the amount or changes the form or type of the Offer Price, reduces, or imposes any conditions, requirements or restrictions on, the Tender and Support Party’s right to receive the Offer Price or otherwise adversely affects the interests of the Tender and Support Party in any material respect; (iv) the announcement in accordance with Rule 3.5 of the Singapore Code of a Company Acquisition Proposal ; or (v) 13 January 2023.

Total irrevocable commitments. Pursuant to the Tender and Support Agreements, as at the Latest Practicable Date, Offeror has received irrevocable commitments in respect of 1,939,163 Shares in aggregate, representing 10.21% of all the Shares.

No other irrevocable commitments. Save for the Tender and Support Agreements, Offeror has not received any irrevocable commitments from any other party to accept or reject the Offer as at October 12, 2022.
Available for inspection. Copies of the Tender and Support Agreements are available for inspection during normal business hours at the London offices of TMI, at BSI House, 59 Markham Street, London SW3 3NR, from October 12, 2022 until the close of the Offer.
Summary of the Facility Agreement
TMI will be financing the cash consideration payable pursuant to this Offer to Purchase out of its own cash resources and a new acquisition finance facility arranged by Nordea under the New Facility. Additional details regarding the terms of the New Facility are available to review in “THE OFFER – Section 10 – Source and Amount of Funds,” in this Offer to Purchase.
13.	Certain Legal Matters; Regulatory Approvals.
General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company, we are not aware of (i) any licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or (ii) any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, Offeror currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “THE OFFER –Section 11. Conditions of the Offer.” If certain types of adverse action are taken with respect to the matters discussed below, Offeror could decline to accept for payment, or pay for, any Shares.
Anti-trust clearances. Under the Competition Act, No. 89 of 1998 (as amended) of South Africa, and the rules that have been promulgated thereunder, the South African Competition Commission’s unconditional approval relating to the Offer was required to be obtained as a condition to the Offer. This approval was obtained by the Company on October 19, 2022. See “THE OFFER – Section 11. Conditions of the Offer.”
Appraisal Rights. No appraisal or dissenter’s rights are available to holders of Shares in connection with the Offer, and would not be available in connection with a Compulsory Acquisition.
Rule 13e-3. Because TMI and Offeror are affiliates of the Company, the transactions contemplated herein constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer for the Shares and the Compulsory Acquisition and the consideration offered to shareholders (other than TMI and Offeror) be filed with the SEC and disclosed to such shareholders. TMI and Offeror have provided such information in this Offer to Purchase and a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rules 13e-3 and 14d-3 under the Exchange Act.
Federal Reserve Board Regulations. Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict financings or other extensions of credit for the purpose of buying or carrying securities in certain circumstances. Offeror and TMI will ensure that any financing of the acquisition of the Shares pursuant to this Offer will be in compliance with the Margin Regulations.
Legal Proceedings. To the knowledge of Offeror and TMI, as of October 27, 2022, there is no pending litigation against Offeror, TMI or the Company in connection with the Offer.
14.	Fees and Expenses.
We have retained Georgeson LLC to act as the Information Agent in the United States in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The estimated fees and expenses incurred or expected to be incurred by TMI in connection with the Offer are as follows:
Description	Amount
Financial advisory fees and expenses	$6,500,000.00
Legal, accounting and other professional fees and expenses	$2,500,000.00
Debt financing fees and expenses	$5,700,000.00
SEC filing fees	$33,664.63
Printing and mailing costs	$700,000.00
TOTAL	$15,433,664.63
The estimate for legal fees set forth in this Offer to Purchase does not include any amounts attributable to any existing or future litigation challenging the Offer.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
15.	Miscellaneous.
No person has been authorized to give any information or make any representation on behalf of Offeror or TMI not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
Offeror and TMI have filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO pursuant to Rules 13e-3 and 14d-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer. Such Schedule TO and any amendments thereto, including exhibits, will be available for inspection and copies will be obtainable in the same manner described in “THE OFFER — Section 8. Certain Information Concerning the Company — Available Information”.
16.	Responsibility Statement
Offeror Board. The Offeror Board (including those who may have delegated supervision of this Offer to Purchase) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Offer to Purchase are fair and accurate and that no material facts have been omitted from this Offer to Purchase, the omission of which would make any statement in this Offer to Purchase misleading; and the Offeror Board jointly and severally accepts responsibility accordingly. Where any information in this Offer to Purchase has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the Offeror Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Offer to Purchase.
TMI Board. The board of directors of TMI (the “TMI Board”) (including those who may have delegated supervision of this Offer to Purchase) has taken all reasonable care to ensure that the facts stated and all opinions expressed in this Offer to Purchase are fair and accurate and that no material facts have been omitted from this Offer to Purchase, the omission of which would make any statement in this Offer to Purchase misleading; and the TMI Board jointly and severally accepts responsibility accordingly. Where any information in this Offer to Purchase has been extracted or reproduced from published or otherwise publicly available sources (including, without limitation, information relating to the Company and its subsidiaries and associated companies), the sole responsibility of the TMI Board has been to ensure, through reasonable enquiries, that such information has been accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this Offer to Purchase.
Good Falkirk (MI) Limited
October 28, 2022

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF TMI AND OFFEROR
1.	Directors and Executive Officers of TMI.
The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment during at least the past five years of each director and executive officer of TMI are set forth below. Unless otherwise indicated, the business address and telephone number of each director and executive officer of TMI is Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1 GR Channel Islands and +44 20 3838 0531 respectively.
Neither TMI nor, to the knowledge of TMI or Offeror, any of the listed persons, during the past five years, (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Name and Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christopher Richard Buttery (British)	Non-executive Director

Mr. Buttery is currently a Non-executive Director of TMI. Mr. Buttery is also a Director of Swire Bulk Shipping Pte (John Swire & Co) (located at 300 Beach Road, #27-01, The Concourse, Singapore 199555), and the Hong Kong Maritime Museum (located at11 Man Kwong St, Central, Hong Kong).

Edward David Christopher Buttery (British)	Executive Director / Chief Executive Officer

Mr. Buttery is the founder, Chief Executive Officer and Executive Director of TMI and has served as Director for other group entities since the formation of the TMI group in 2021. He established Taylor Maritime (HK) Limited (“Taylor Maritime HK”) in 2014 (located at 26/F Vertical SQ, 28 Heung Yip Road, Wong Chuk Hang, Hong Kong), which was the business preceding TMI in its current form.

Trudi Clark (British)	Non-executive Director

Ms. Clark has served as Non-executive Director of TMI since April 2021. Since 2014, Ms. Clark has received Non-Executive Director appointments for companies both listed and non-listed investing in property, private equity and other assets. Ms. Clark also holds a personal fiduciary license issued by the Guernsey Financial Services Commission and acts as Non-Executive director and consultant to one high net worth family.

Panaghis Nicholas Fotis Lykiardopulo (British/Greek)	Non-executive Chairman

Mr. Lykiardopulo has served as Non-executive Director of TMI since April 2021 and is currently the Non-executive Chairman. Mr. Lykiardopulo is also a Director of BW Epic Kosan Ltd, the largest owner and operator of pressurized LPG carriers (located at 10 Pasir Panjang Road #17-01, Mapletree Business City Singapore 117438) since 2017 and on the Board of Diorasis International SA, an alternative Investment Advisory firm (located at 28 Boulevard Grande-Duchesse Charlotte, Luxembourg, L-1330) since 2015.

Sandra Platts (British)	Non-executive Director

Ms. Platts has served as Non-executive Director of TMI since April 2021. Since around 2017, Ms. Platts has served as Senior Independent Non-Executive Director at Sequoia Economic Infrastructure Fund (located at Sarnia House, Le Truchot, Guernsey GY1 1GR), and as Non-Executive Director at Marble Point Loan Financing Limited (located at PO Box 285, 1st&2nd Floor, Elizabeth House, Les Ruettes Brayes, SPP Guernsey GY1 4LX), and Investec Bank CI Limited (located at Glategny Esplanade, Guernsey GY1 1WR).

Name and Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Helen Johanna Tveitan (Dutch)	Non-executive Director

Ms. Tveitan has served as Non-executive Director of TMI since April 2021. Ms. Tveitan is currently Chairman and Chief Executive Officer of Carisbrooke Shipping Holdings Ltd, a specialist owner/operator of mini bulk and project cargo ships controlling a fleet of 30 ships (located at 38 Medina Road, PO31 7DA Cowes, IoW, UK). Since 2018, Ms. Tveitan has served as Non-Executive Director for Ardmore Shipping Corporation, a tanker owner listed on NYSE (located at 69 Bay Pitts Road, Hamilton, Bermuda).

Alexander Slee (British)	Deputy Chief Executive Officer

Mr. Slee serves as Deputy Chief Executive Officer of TMI having joined the executive management team of TMI in May 2021. He joined Taylor Maritime HK in 2016 and has served as Director for other entities of the TMI group. Mr. Slee formerly worked at Pacific Basin Shipping (Hong Kong) and Anglo-Eastern Ship Management (Hong Kong).

Camilla Pierrepont (British)	Chief Strategy Officer and Head of Investor Relations

Ms. Pierrepont has been the Chief Strategy Officer of TMI since May 2021. She joined Taylor Maritime HK in 2018 as Group Strategy Director. Prior to joining Taylor Maritime HK, Ms. Pierrepont spent 2 years as Portfolio Manager, at Blenheim Chalcot (London) a venture capital firm.

2.	Director of Offeror.
The name, principal business, state or other place of organization of the sole director of Offeror are set forth below. Offeror has no executive officers. The business address and telephone number of the sole director of Offeror is Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1 GR Channel Islands and +44 20 3838 0531 respectively.
Neither Offeror nor, to the knowledge of TMI or Offeror, the listed person, during the past five years, (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
Name and State or Place of organization	Principal Business
TMI Director 1 Limited (Registered in Guernsey)	Corporate Director

SCHEDULE II
HOLDINGS AND DEALINGS DISCLOSURES IN COMPANY SECURITIES
1.	Holdings in Company Securities
As at October 27, 2022 (the “Latest Practicable Date”), based on information available to TMI or Offeror, the details of the number of Company Securities held by each of Offeror, TMI, their respective directors and executive officers, any associate or majority-owned subsidiary of any of the foregoing, or any party acting in concert with Offeror are as follows:
Name	Direct Interest
	No. of Shares	%(1)
Offeror	4,925,023 Shares	25.93%
RMB Morgan Stanley (Pty) Ltd (“RMBMS”)(2)	18,092 Shares	0.10%
Note(s):
(1)
Percentage shareholdings in the Company have been calculated based on 18,996,493 Shares (excluding 313,531 Shares held by the Company in treasury). Percentage figures are rounded to the nearest two decimal places.

(2)	RMBMS is a related corporation of Rand Merchant Bank, which is an advisor to Offeror, and is therefore merely a party presumed to be acting in concert with Offeror.
2.	Dealings in Company Securities
As at the Latest Practicable Date, based on information available to TMI or Offeror, each of Offeror, TMI, their respective directors and executive officers, and parties acting in concert with Offeror have dealt for value in Company Securities during the Reference Period as set out below:
S/N	Dealing Entity(1)	Nature of Dealing(2)	No. of Shares Dealt	Date of Dealing (DD/MM/YYYY)	Average Transaction Price Per Share (RAND)	Average Transaction Price Per Share (USD)(3)
1	RMBMS	Buy	70	30/05/2022	410.50	22.64
2	RMBMS	Buy	330	31/05/2022	403.34	22.25
3	RMBMS	Buy	2	31/05/2022	404.99	22.34
4	RMBMS	Buy	235	01/06/2022	397.54	21.93
5	RMBMS	Buy	10	06/06/2022	411.50	22.70
6	RMBMS	Buy	44	07/06/2022	405.99	22.39
7	RMBMS	Buy	297	08/06/2022	379.81	20.95
8	RMBMS	Buy	222	09/06/2022	367.69	20.28
9	RMBMS	Buy	359	09/06/2022	355.53	19.61
10	RMBMS	Buy	1261	13/06/2022	327.61	18.07
11	RMBMS	Buy	3196	14/06/2022	314.74	17.36
12	RMBMS	Buy	55	15/06/2022	318.39	17.56
13	RMBMS	Buy	151	21/06/2022	309.00	17.04
14	RMBMS	Buy	957	23/06/2022	297.87	16.43
15	RMBMS	Buy	750	28/06/2022	320.98	17.70
16	RMBMS	Buy	750	29/06/2022	292.51	16.13
17	RMBMS	Buy	322	01/07/2022	289.91	15.99
18	RMBMS	Buy	1497	07/07/2022	267.52	14.76
19	RMBMS	Buy	1206	12/07/2022	248.19	13.69
20	RMBMS	Buy	761	15/07/2022	262.46	14.48
21	RMBMS	Buy	400	18/07/2022	276.97	15.28
22	RMBMS	Buy	150	19/07/2022	267.93	14.78
23	RMBMS	Buy	150	20/07/2022	291.17	16.06
24	RMBMS	Buy	170	01/08/2022	303.30	16.73

S/N	Dealing Entity(1)	Nature of Dealing(2)	No. of Shares Dealt	Date of Dealing (DD/MM/YYYY)	Average Transaction Price Per Share (RAND)	Average Transaction Price Per Share (USD)(3)
25	RMBMS	Buy	150	02/08/2022	298.18	16.45
26	RMBMS	Buy	485	15/08/2022	312.15	17.22
27	RMBMS	Buy	1587	16/08/2022	312.24	17.22
28	RMBMS	Buy	1	18/08/2022	359.47	19.83
29	RMBMS	Buy	1396	19/08/2022	363.13	20.03
30	RMBMS	Buy	504	22/08/2022	339.24	18.71
31	RMBMS	Buy	3	25/08/2022	337.08	18.59
32	RMBMS	Buy	301	29/08/2022	336.51	18.56
33	RMBMS	Buy	1300	31/08/2022	391.52	21.60
34	RMBMS	Buy	300	06/09/2022	416.05	22.95
35	RMBMS	Buy	523	07/09/2022	425.05	23.44
36	RMBMS	Buy	300	13/09/2022	420.00	23.17
37	RMBMS	Buy	996	14/09/2022	415.57	22.92
38	RMBMS	Buy	1000	16/09/2022	415.05	22.89
39	RMBMS	Buy	300	19/09/2022	420.80	23.21
40	RMBMS	Buy	1909	20/09/2022	426.46	23.52
41	RMBMS	Buy	300	27/09/2022	414.69	22.87
42	RMBMS	Buy	2683	03/10/2022	421.45	23.25
43	RMBMS	Buy	300	07/10/2022	427.85	23.60
44	RMBMS	Sell	7	30/05/2022	419.49	23.14
45	RMBMS	Sell	483	31/05/2022	415.29	22.91
46	RMBMS	Sell	151	01/06/2022	396.71	21.88
47	RMBMS	Sell	26	03/06/2022	416.02	22.95
48	RMBMS	Sell	1	06/06/2022	414.11	22.84
49	RMBMS	Sell	123	07/06/2022	419.97	23.16
50	RMBMS	Sell	3933	08/06/2022	380.75	21.00
51	RMBMS	Sell	38	08/06/2022	404.02	22.28
52	RMBMS	Sell	6057	09/06/2022	361.09	19.92
53	RMBMS	Sell	2	09/06/2022	383.48	21.15
54	RMBMS	Sell	42	10/06/2022	343.60	18.95
55	RMBMS	Sell	451	21/06/2022	311.90	17.20
56	RMBMS	Sell	300	22/06/2022	301.45	16.63
57	RMBMS	Sell	1339	24/06/2022	309.98	17.10
58	RMBMS	Sell	300	27/06/2022	300.28	16.56
59	RMBMS	Sell	470	29/06/2022	306.64	16.91
60	RMBMS	Sell	501	30/06/2022	291.99	16.11
61	RMBMS	Sell	797	01/07/2022	288.66	15.92
62	RMBMS	Sell	1065	08/07/2022	271.38	14.97
63	RMBMS	Sell	323	11/07/2022	275.53	15.20
64	RMBMS	Sell	5277	12/07/2022	260.27	14.36
65	RMBMS	Sell	150	20/07/2022	299.99	16.55
66	RMBMS	Sell	1961	25/07/2022	288.33	15.90
67	RMBMS	Sell	1376	27/07/2022	291.56	16.08
68	RMBMS	Sell	781	10/08/2022	311.99	17.21
69	RMBMS	Sell	73	11/08/2022	323.95	17.87
70	RMBMS	Sell	3583	18/08/2022	360.86	19.90
71	RMBMS	Sell	1	18/08/2022	366.28	20.20
72	RMBMS	Sell	48	19/08/2022	375.50	20.71

S/N	Dealing Entity(1)	Nature of Dealing(2)	No. of Shares Dealt	Date of Dealing (DD/MM/YYYY)	Average Transaction Price Per Share (RAND)	Average Transaction Price Per Share (USD)(3)
73	RMBMS	Sell	384	22/08/2022	350.57	19.34
74	RMBMS	Sell	150	23/08/2022	356.21	19.65
75	RMBMS	Sell	1383	04/10/2022	410.15	22.62
Note(s):
(1)	RMBMS is a related corporation of Rand Merchant Bank, which is an advisor to Offeror, and is therefore merely a party presumed to be acting in concert with Offeror.
(2)
The dealings by RMBMS are all transactions resulting from unsolicited client trades, and are neither solicited nor executed by RMB. RMBMS had entered into the relevant dealings in order to hedge requests from clients who wished to enter into derivative transactions in relation to the Shares, and to unwind such hedged positions.

(3)	Based on the exchange rate of USD1:ZAR18.13 on 10 October 2022 extracted from Bloomberg L.P.
(4)	The SIC has ruled that the dealings at S/N 1 through 6, and S/N 33 through 43 (in relation to the purchase of Shares by RMBMS) will be disregarded for the purposes of Rule 15.2 of the Singapore Code.
(5)	The SIC has ruled that the dealings at S/N 44 to 75 (in relation to the sale of Shares by RMBMS) will be disregarded for the purposes of Rule 11.2 of the Singapore Code.
3.	Other disclosures of interests
3.1 Interest of Offeror Directors. As at the Latest Practicable Date, based on the information available to Offeror, none of the directors of Offeror are interested in any Company Securities.
3.2 Other Arrangements. As at the Latest Practicable Date, based on the information available to Offeror and save as disclosed herein none of Offeror and the concert parties of Offeror have:
(a) entered into any arrangement of the kind referred to in Note 7 on Rule 12 of the Singapore Code with any person, including any indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to any Company Securities which may be an inducement to deal or refrain from dealing;
(b) received any irrevocable commitment (other than the Tender and Support Agreements) to accept or reject the Offer in respect of any Company Securities;
(c) granted any security interest in respect of any Company Securities to another person, whether through a charge, pledge or otherwise, save as pursuant to the New Facility taken out by Offeror in connection with the Offer
(d) borrowed any Company Securities from another person (excluding borrowed securities which have been on-lent or sold); or
(e) lent any Company Securities to another person.
3.3 No agreement having any connection with or dependence upon the Offer. As at the Latest Practicable Date, save for the Tender and Support Agreements and as disclosed herein, there is no agreement, arrangement or understanding between (a) Offeror or any person acting in concert with Offeror; and (b) any of the current or recent directors of the Company, or any of the current or recent shareholders of Company having any connection with or dependence upon the Offer.
3.4 Transfer of Shares acquired pursuant to Offer. As at the Latest Practicable Date, there is no agreement, arrangement or understanding whereby any Shares acquired pursuant to the Offer will be transferred to any other person. Offeror, however, reserves the right to transfer any of the Shares to any of its related corporations or for the purpose of granting security in favour of financial institutions which have extended or shall extend credit facilities to it.
3.5 No payment or benefit to Directors of the Company. As at the Latest Practicable Date, based on information available to Offeror, there is no agreement, arrangement or understanding for any payment or other benefit to be made or given to any director of the Company or any of its related corporations as compensation for loss of office or otherwise in connection with the Offer save for the Awards Proposal. The “Awards Proposal” means the proposal made by the Company and the Offeror pursuant to the valid vesting and settlement of any outstanding awards granted by the Company which are (i) unvested, or (ii) vested but remain unsettled (the “Outstanding Awards”) pursuant to the 2018 Forfeitable Share Plan operated by the Company and its subsidiaries, to the holders of Company’s Outstanding Awards that, subject to the Acceptance Time occurring, each Outstanding Award shall become fully vested at the Acceptance Time by virtue of the Company’s compensation committee resolving to accelerate the vesting thereof.
3.6 No agreement conditional upon outcome of Offer. As at the Latest Practicable Date, save for Tender and Support Agreements and as disclosed herein, there is no agreement, arrangement or understanding between (a) Offeror or any person acting in concert with Offeror; and (b) any of the directors of the Company or any other person, that is in connection with or conditional upon the outcome of the Offer or is otherwise connected with the Offer, save for the Awards Proposal.
3.7 Transfer restrictions. There is no restriction in the constitution of the Company on the right to transfer any Shares, which has the effect of requiring the holders of the Shares, before transferring them, to first offer them for purchase to Shareholders or to any other person.
3.8 Tender and Support Parties. As at the Latest Practicable Date, based on information available to TMI or Offeror, none of the Tender and Support Parties have dealt for value in any Company Securities during the period commencing three months preceding August 29, 2022 and ending on the Latest Practicable Date.
4.	General
4.1 Costs and expenses. All costs and expenses of or incidental to the preparation and circulation of this Offer to Purchase (other than professional fees and other costs incurred or to be incurred by the Company relating to the Offer) and stamp duty and transfer fees resulting from acceptances of the Offer will be paid by Offeror. Offeror will not bear any bank charges that may be incurred by holders of Shares when they encash the checks or bank drafts sent to them as payment for their valid tenders of Shares into the Offer.
4.2 Consent. Evercore Asia (Singapore) Pte. Ltd., as financial advisor to Offeror in connection with the Offer, has given and has not withdrawn its written consent to the issue of this Offer to Purchase with the inclusion of its name and all references to its name in the form and context in which they appear in this Offer to Purchase.
4.3 Documents available for inspection. Copies of the following documents are available for inspection during normal business hours at the London offices of TMI, at BSI House, 59 Markham Street, London SW3 3NR, from October 12, 2022 until the close of the Offer:
(a) The Possible Offer Announcement;
(b) The Offer Announcement;
(c) The Tender and Support Agreements;
(d) The audited consolidated financial statements of TMI for the period from March 31, 2021 (date of incorporation) to March 31, 2022 (“FY2022”); and
(e) The letters of consent from Evercore Asia (Singapore) Pte. Ltd. referred to in paragraph 4.2 of this Schedule II above.
5.	Market Quotations
5.1 Closing prices. The following table sets out the closing prices of the Shares on the NASDAQ and the JSE (as reported by Bloomberg L.P.) on:
(a) The Latest Practicable Date;
(b) The Disclosure Date; and
(c) On the last market day (being a day on which the NASDAQ and the JSE is respectively open for trading of securities, as the case may be) of each of the six (6) calendar months preceding August 29, 2022.

NASDAQ
Date	Closing Price on NASDAQ (USD)(1)
October 27 2022 (the Latest Practicable Date)	25.88
August 26, 2022 (the Disclosure Date)	20.50
July 29, 2022	18.01
June 30, 2022	17.15
May 31, 2022	24.90
April 29, 2022	25.70
March 31, 2022	25.44
February 28, 2022	24.64
Note(s):
(1)	Share price quoted on the NASDAQ based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
JSE
Date	Closing Price on JSE (ZAR)(1)	Exchange rate (USD/ZAR)(2)	Closing Price on JSE (USD)(3)
October 27, 2022 (the Latest Practicable Date)	462.00	17.96	25.72
August 26, 2022 (the Disclosure Date)	331.03	16.88	19.61
July 29, 2022	297.12	16.62	17.88
June 30, 2022	290.00	16.28	17.81
May 31, 2022	407.99	15.64	26.09
April 29, 2022	406.50	15.79	25.74
March 31, 2022	365.40	14.61	25.01
February 28, 2022	386.12	15.38	25.11
Note(s):
(1)	Share price quoted on the JSE based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
(2)	Based on the rate extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
(3)	The ZAR price is converted to USD at the rate prevailing on the relevant date.
5.2 Highest and lowest closing prices. The highest and lowest prices of the Shares on the NASDAQ and the JSE (as reported by Bloomberg L.P.) for the period commencing six calendar months prior to August 29, 2022 and ending on the Latest Practicable Date are as follows:
NASDAQ
	Closing Price on NASDAQ (USD)(1)	Date(s)
Highest closing price	28.88	05/20/2022
Lowest closing price	15.05	07/13/2022
Note(s):
(1)	Share price quoted on the NASDAQ based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
JSE
	Closing Price on JSE (ZAR)(1)	Exchange rate (USD/ZAR)(2)	Closing Price on JSE (USD)(3)	Date(s)
Highest closing price	470.00	18.41	25.53	10/24/2022
Lowest closing price	250.51	17.03	14.71	07/12/2022
Note(s):
(1)	Share price quoted on the JSE based on data extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
(2)	Based on the rate extracted from Bloomberg L.P. as at the relevant dates (as appropriate), rounded to the nearest two decimal places.
(3)	The ZAR price is converted to USD at the rate prevailing on the relevant date.

APPENDIX A
ADDITIONAL INFORMATION ON TMI AND OFFEROR
1. Offeror
1.1 Offeror is wholly-owned subsidiary of TMI which is incorporated in the Republic of the Marshall Islands and whose principal business is to hold investments on behalf of TMI and its subsidiaries and affiliates. Offeror currently holds TMI’s existing investment in the Company. The registered office of Offeror is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
1.2 As at October 27, 2022 (the “Latest Practicable Date”), Offeror has an issued and paid-up share capital of US$1 divided into 1 ordinary share.
2. Financial Summary of TMI and Offeror
2.1 Principal Activities
TMI was registered in Guernsey under the Companies (Guernsey) Law, 2008 on March 31, 2021. TMI’s registration number is 69031 and it is regulated by the Guernsey Financial Services Commission as a registered closed-ended collective investment scheme pursuant to the Protection of Investors (Bailiwick of Guernsey) Law, 2020, the Registered Collective Investment Scheme Rules 2021 and the Prospectus Rules 2021. TMI’s ordinary shares were admitted to the premium listing segment of the Official List of the UK Listing Authority and began trading on the Main Market of the London Stock Exchange on May 27, 2021 (Stock Code TMI).
TMI’s investment objective is to provide investors with an attractive level of regular, stable and growing income and the potential for capital growth through investing primarily in geared ships (handysize and supramax types), usually employed, or to be employed, on fixed period charters.
2.2 Share Capital
As at the Latest Practicable Date, TMI has an issued and fully paid share capital of US$333,479,334 comprising 330,215,878 ordinary shares.
2.3 Financial Summary
Set out below is a summary of certain financial information extracted from the audited consolidated financial statements of the TMI Group for the period from March 31, 2021 (date of incorporation) to March 31, 2022 (“FY2022”). TMI’s Annual Report and Audited Consolidated Financial Statements for FY2022 (the “TMI Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Interpretations Committee. This financial information is for TMI’s first financial reporting period.
The consolidated TMI Group consists of TMI and its three wholly owned subsidiaries called TMI Management (HK) Limited (“TMIHK”), TMI Advisors (UK) Limited, (“TMIUK”) and TMI Advisor Pte. Limited (“TMI Singapore”).
TMI owns its investments through Special Purpose Vehicles (“SPVs”), which include the Offeror which holds the existing investment in the Company. These investments are not consolidated, in accordance with the investment entities exemption as required under IFRS 10, into the results of TMI but are accounted for at Fair Value in the Consolidated Statement of Financial Position, which forms part of the TMI Financial Statements.
The TMI Group's credit facility is advanced to TMI HoldCo Limited (“Holdco”), the holding company of the SPVs. Holdco’s results are also not consolidated but are accounted for at Fair Value in the Consolidated Statement of Financial position.
The last published unaudited net asset value per ordinary share of TMI as at September 30, 2022 was $1.70. This was announced on October 27, 2022.

Consolidated Statement of Comprehensive Income
Reported under IFRS FY 2022 US$ (audited)
Income	259,087,454
Exceptional items	—
Profit for the period before tax	252,881,535
Profit for the period after tax	252,811,565
Attributable to:
- the Ordinary Equity holders of TMI	252,811,565
Earnings per Ordinary share (in US cents):
- Basic[1]	0.80
- Diluted[1]	0.79
Dividends declared per Ordinary Share (in US cents)	3.50
Consolidated Statement of Financial Position
Reported under IFRS 31 March 2022 US$ (audited)
Non-current assets
Financial assets at fair value through profit or loss	574,114,922
Total non-current assets	574,114,922
Current assets
Cash and cash equivalents	3,382,410
Trade and other receivables	56,821
Total current assets	3,439,231
Total assets	577,554,153
Current liabilities
Trade and other payables	2,305,384
Total current liabilities	2,305,384
Net assets	575,248,769
Equity
Share capital	333,479,334
Retained earnings	241,282,790
Other reserves	486,645
Total equity	575,248,769
Number of Ordinary Shares	330,215,878
Net asset value per Ordinary Share	1.7420
2.4 Material Changes in Financial Position
Save as a result of the financing of the Offer and any other information on the TMI Group which is publicly available (including without limitation, the announcements released by TMI on the LSE), there have been no material changes in the financial position of TMI since March 31, 2022, being the date of the last published audited accounts of TMI.
2.5 Significant Accounting Policies
The significant accounting policies of TMI are disclosed in Note 2 of the audited consolidated financial statements of the TMI Group for FY2022.
Copies of TMI’s Annual Report and Audited Consolidated Financial Statements for FY2022 are available on the TMI website at https://taylormaritimeinvestments.com/investor-centre/results-and-presentations/.
2.6 Registered Office
The registered office of TMI is at Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1GR.
[1]	Rounded to the nearest two decimal places.

APPENDIX B
ADDITIONAL INFORMATION ON THE COMPANY
1.	Company Directors
The names and descriptions of the directors of the Company as at October 27, 2022 (the “Latest Practicable Date”) are as follows:
Name	Description
Michael John Hankinson	Non-Executive Chairman
John Peter Herholdt	Non-Executive Director
Quah Ban Huat	Non-Executive Director
Paul Charles Over	Non-Executive Director
Stephen William Griffiths	Interim Chief Executive Officer and Chief Financial Officer
Murray Paul Grindrod	Non-Executive Director
2.	Share capital
As at the Latest Practicable Date, the Company has an issued and paid-up share capital of $320,683,001, comprising 18,996,493 Shares (excluding 313,531 Shares held by the Company in treasury).
3.	Registered office
The registered office address of the Company is 200 Cantonment Orad, #03-01 Southpoint, Singapore 089763.
4.	Material changes in financial position
As at the Latest Practicable Date, save as disclosed in the unaudited consolidated financial statements of the Company and its subsidiaries (the “Company Group”) for the three and six month periods ended June 30, 2022 announced by the Company on August 17, 2022, and any other information on the Company Group which is publicly available, there have been, to the knowledge of Offeror, no material changes in the financial position or prospects of the Company since December 31, 2021, being the date of the last audited consolidated financial statements of the Company laid before the Shareholders in general meeting.

The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:

By Mail:	By Overnight Courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, COY: GSH P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, COY: GSH 150 Royall Street, Suite V Canton, MA 02021
Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, Letter of Transmittal and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.
The Information Agent for the Offer is:

You may obtain information regarding the Offer
from the Information Agent as follows:
Georgeson LLC

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
All Holders Call Toll-Free: (866) 695-6078